Special Notes Regarding Forward-Looking Statements

This Annual Report on Form 10-K, especially “Management’s Discussion and Analysis”, contains certain “forward-looking statements” within the meaning of the Securities Act, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, the industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies. Statements in this Form 10-K that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” "achieves," “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings and improved operational results from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as steel, poly-chemicals, and glass, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events or military conflicts that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including inflation, interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; effects of possible IT system failures, data breaches or cyber-attacks; the impact of pandemics on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(Unless otherwise indicated, any reference to years or year-end refers to the fiscal year ending September 30 and U.S. dollars and non-U.S. currencies are in thousands, except per share data)

PART I
Item 1. Business

Overview
Griffon Corporation (the “Company,” “Griffon,” "we," or "us") is a leading provider of residential and commercial building products. The Company is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Sectional garage doors for residential and commercial applications are sold under the brands Clopay, IDEAL, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the Clopay, Cornell, and Cookson brands. The Company is also a leading provider of residential, industrial, and commercial ceiling fans sold under the Hunter, Casablanca, and Jan Fan brands.

The Company, founded in 1959, is organized as a Delaware corporation headquartered in New York, N.Y. and is listed on the New York Stock Exchange (NYSE:GFF).

Business Strategy
Our strategic objective is to maintain leading positions in the markets we serve by providing innovative, branded products with superior quality and industry-leading service. We strive to provide highly sought-after and differentiated products under well-trusted brands which distinguish us from our competitors and strengthen our relationships with our customers and those who ultimately use our products.

We have developed a diverse portfolio of product offerings, sold through multiple sales and distribution channels, serving both residential and commercial end customers. This diversity provides stability to our operations and mitigates the impact of external factors such as economic and construction cycles.

In 2026, Griffon announced a series of strategic actions that, when completed, will transition the Company from a diversified industrial conglomerate into a pure-play provider of residential and commercial building products.

On February 5, 2026, Griffon announced that it entered into a definitive agreement to form a joint venture with ONCAP Management Partners, L.P. (“ONCAP”), the mid-market private equity platform of Onex Corporation (TSX:ONEX), to create a leading global provider of hand tools, home organization solutions, and lawn and garden products for professionals and consumers. The joint venture combines the United States and Canada businesses of Griffon’s AMES Companies (“AMES North America”) with the Bellota Tools, Corona, and Burgon & Ball businesses of VNPI Global Investments and Services, S.L. and Bellota Holdings AG (“Venanpri”), an ONCAP majority-owned portfolio company. On June 9, 2026, Griffon completed the previously announced formation of the joint venture between its AMES North America business and Venanpri. The joint venture, named Veritage Brands (“Veritage”), is managed as a subsidiary of Venanpri which, together with other affiliates of ONCAP, holds a 57% equity interest. Upon closing, Griffon received $100,000 in cash, a $161,100 second-lien paid-in-kind ("PIK") debt receivable from the joint venture, and will participate in the governance and oversight of the joint venture with its 43% equity interest that has an initial carrying value of $118,600. Griffon's investment in the joint venture will be accounted for under the equity method.

Griffon also announced on February 5, 2026 the initiation of a comprehensive review of strategic alternatives for its AMES Australasia and United Kingdom (“U.K.”) operations. On June 8, 2026, Griffon announced that it had entered into a definitive agreement to sell its AMES Australasia business to a joint venture it is forming with an investment group led by the management of AMES Australasia with support from Australian financial investors. On July 31, 2026, Griffon completed the previously announced formation of the joint venture. Under the terms of the agreement, at closing, Griffon received AUD $258,000 (USD $180,910) in cash, a AUD $69,300 (approximately USD $48,593) PIK note receivable, and a 49% equity interest that has an initial carrying value of AUD $29,800 (USD $20,896). Griffon will participate in the governance and oversight of the joint venture as a 49% equity holder, while the remaining 51% ownership interest will be held by the investment group that includes certain members of the current AMES Australasia management team. Griffon's investment in the joint venture will be accounted for under the equity method. As of March 31, 2026, the Company ceased its AMES U.K. operations and is currently in the process of liquidating its remaining assets and settling its remaining liabilities.

As a result of these actions, the AMES U.S., Canada, Australia, and U.K. operations are reported as discontinued operations in the Consolidated Statements of Operations for all periods presented and, except for certain U.K. assets and liabilities not held for sale, we classified the related assets and liabilities as held for sale in the Consolidated Balance Sheets. The U.K. assets classified as held for sale relate to inventory and property, plant and equipment that will be sold in liquidation. Accordingly, unless otherwise noted, all references to results and financial information in the Company's Consolidated Financial Statements relate to Griffon's continuing operations.

Subsequent to these actions, Griffon now conducts its operations through one reportable segment, managed on a consolidated basis, which includes Griffon’s former Home and Building Products segment and Hunter Fan. All prior period comparative segment information presented has been applied retrospectively to reflect the new segment structure. For further information regarding our segment reporting, see Note 17, Reportable Segment.

Available Information
We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements, and other information, including our Code of Conduct, with the SEC. Such periodic reports, proxy statements, and other information are available on the SEC's website at www.sec.gov.

Griffon posts and makes available, free of charge through its website at www.griffon.com, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as well as press releases, as soon as reasonably practicable after such materials are published, filed with or furnished to the Securities and Exchange Commission (the “SEC”). The information found on Griffon's website is not incorporated into this or any other report it files with or furnishes to the SEC.

For information regarding segment revenue, profit and total assets, see the Reportable Segment footnote in the Notes to Consolidated Financial Statements.

Reportable Segment:

Griffon has grown organically and through acquisitions to become the largest manufacturer and marketer of residential and commercial garage doors and rolling steel doors in North America, and a leading provider of residential, industrial, and commercial ceiling fans. The majority of sales come from home remodeling and renovation projects, with the balance from commercial construction and new residential housing construction. Sales into the home remodeling market are driven by the aging of housing stock, existing home sales activity, and the trends of improving both home appearance and energy efficiency. Sales into the commercial market are driven by commercial construction and repair and replacement, including the aging of nonresidential buildings, warehouses, and institutional and industrial facilities, as well as increased business activity, changes to building codes, security of facilities, and trends of improving function and performance.

Brands

The Company brings over 60 years of experience and innovation to the residential and sectional garage door industry, and has over 100 years of experience in the rolling steel industry. Residential and commercial sectional products are sold under market-leading brands including Clopay®, America’s Favorite Garage Doors®, Holmes Garage Door Company® and IDEAL Door®. Clopay commercial rolling steel door brands include Cornell®, Cookson® and Clopay®. Since 1886, the Company has been serving the ceiling fan industry, and is recognized as one of the leaders in the product category with a reputation for innovation and quality. Residential, industrial and commercial fan products are sold under the Hunter Fan®, Casablanca®, Hunter Industrial®, and Jan Fan® brands.

Products and Service

The Company manufactures a broad line of residential sectional garage doors with a variety of options, at varying prices. The Company offers garage doors made primarily from steel, aluminum, plastic composite and wood, and also sells related products, such as garage door openers manufactured by third parties.

Commercial door products manufactured and marketed by the Company include rolling steel service doors, fire doors, shutters, steel security grilles, and room dividers. The Company also manufactures and markets commercial sectional doors, which are similar to residential garage doors, but are designed to meet the more demanding performance specifications of commercial applications.

The Company designs and sells residential ceiling fans which are intended to be installed by a homeowner or by a professional electrician. Industrial fans manufactured and marketed by the Company include high-volume, low-speed (HVLS) fan products, commercial ceiling fans intended for use in more demanding operating environments, and industrial air circulators.

Customer Channels

The Company supports a diversity of customers, including local dealerships and retailers, national retail chains, mass merchandisers, and Company-owned and partner e-commerce sites. The Company's customers also include over 3,000 independent, professional installing dealers. The Company maintains strong relationships with its customers and dealers, and believes it is the largest supplier of sectional garage doors to the retail and professional installing channels in North America and the largest supplier of rolling steel door products in North America.

The Company distributes its residential and commercial garage doors directly to customers from its manufacturing facilities and through its network of 57 distribution centers located throughout the U.S. and Canada. These distribution centers allow the Company to maintain an inventory of products near installing dealers and provide quick-ship service to retail and professional dealer customers. The Company distributes its residential and commercial fans directly to customers from its manufacturing partners and from its centralized distribution center.

The Company is currently the exclusive supplier of residential and commercial garage doors to Home Depot and Menards locations throughout North America, and has maintained long-standing relationships with Home Depot for 40 years and with Menards for over 30 years. The loss of either of these customers would have a material adverse effect on the Company.

Product Development

The Company's product development efforts focus on both new products and improvements to existing products. Products are developed through in-house design and engineering staffs.

The Company operates technical development centers where its research engineers design and develop new products and technologies and perform durability and performance testing of new and existing products, materials and finishes. The Company continually improves its product offerings through these development efforts, focusing on characteristics such as strength, design, performance, durability, and energy efficiency. The process engineering teams also work to develop new manufacturing processes and production techniques aimed at improving manufacturing efficiencies and ensuring quality-made products.

Sales and Marketing

The Company's sales and marketing organization supports our customers, consults on new product development, and aggressively markets our products, with a primary focus on the North American market. The Company maintains a strong promotional presence in both traditional and digital media.

To support our residential garage door products, the Company provides a unique customer experience platform called MyClopay™, which delivers an array of sales, order management, analytical, instructional, and informational applications. These applications empower customers to provide the best solutions to their end customers, and MyClopay has been widely adopted by customers due to its feature rich, intuitive, and device-agnostic software. We believe this capability is unique to the industry.

Within the MyClopay application suite, customers use a proprietary residential door web application, the MyDoor® mobile enabled app, that guides consumers through an easy to use door visualization and pricing process, allowing them to select the optimal door for their home. For commercial products, Commercial Door Quoter (CDQ®™) and WebGen™ applications deliver a streamlined quoting and bid submittal process to our professional dealers, providing improved close rates, productivity, and back office efficiency.

In the fan product category, the Company also provides a direct-to-consumer experience through the hunterfan.com e-commerce site.

Raw Materials, Suppliers and Vendors

The principal raw material used in the Company's manufacturing of doors is galvanized steel. The Company also utilizes certain hardware and plastic components, as well as aluminum and insulated foam. All raw materials are generally available from a number of sources.

The Company purchases product components and finished goods from a global supply chain of vendors for door operators, door accessories, door rails and springs, industrial fan components, and finished ceiling fan assemblies.

Competition

The sectional garage door and commercial rolling steel door industry includes several large national manufacturers and many smaller, regional and local manufacturers. The Company competes on the basis of service, quality, brand awareness, product design and price.

The Company's brand names are widely recognized in the building products industry. The Company believes that it has earned a reputation among installing dealers and retailers for producing a broad range of innovative, high-quality doors with industry leading lead times supported by an extensive distribution network. The Company's market position, brand recognition, and proprietary software applications and systems are key marketing tools for expanding its customer base.

The residential, industrial, and commercial fan industry is fragmented. Competitors in the consumer ceiling fan market include retailer house brands such as Hampton Bay in The Home Depot and Harbor Breeze in Lowe’s, as well as independent fan manufacturers such as Minka Air. The Company competes through leveraging its exceptional product innovation, high quality, and strong customer brand recognition. In the industrial and commercial fan space, the Company uses its strong brand and product performance to differentiate from principal competitors including Big Ass Fans, Rite-Hite, Macro Air, and Minka Air.

Manufacturing and Distribution

Griffon's principal manufacturing facilities for residential and commercial doors include 1,625,000 square feet in Troy and Russia, Ohio, 279,000 square feet in Mountain Top, Pennsylvania and 163,000 square feet in Goodyear, Arizona. The Company distributes its products through a wide range of distribution channels, including a network of 57 distribution centers across North America with a total of approximately 1,300,000 square feet. This network of manufacturing facilities and distribution centers is capable of providing just in time and prepositioned inventory across the U.S. and Canada, and provides flexibility regarding how and where doors are delivered to customers in their local markets.

To support fan products, the Company operates a 537,000 square foot distribution center in Byhalia, Mississippi and a 100,000 square foot facility in Smyrna, Tennessee including general office space and manufacturing and distribution for industrial fan products.

Discontinued operations

As a result of the strategic actions announced on February 5, 2026, AMES’ U.S., Canada, Australia, and U.K. operations have been reported as discontinued operations in the Consolidated Statements of Operations for all periods presented. Except for certain U.K. assets and liabilities not held for sale, we classified the assets and liabilities associated with the AMES' U.S., Canada, Australia, and U.K. discontinued operations as held for sale in the Consolidated Balance Sheets. The U.K. assets classified as held for sale relate to inventory and property, plant and equipment that will be sold in liquidation. As of March 31, 2026, the Company ceased its AMES U.K. operations and is currently in the process of liquidating its remaining assets and settling its remaining liabilities. Accordingly, all references made to results and information in the Company's Consolidated Financial Statements are to Griffon's continuing operations, unless specifically noted otherwise.

On June 9, 2026, Griffon completed the closing of Veritage. As a result of the transaction, the Company recognized a loss of $26,603, including costs to sell, during the nine month period ended June 30, 2026.

On July 31, 2026, Griffon completed the closing of the Australasia joint venture. Based on the carrying value of AMES Australasia as of June 30, 2026, the estimated gain is approximately $123,000 ($112,000, net of tax). The Company will finalize and record the gain in its fourth quarter of 2026.

As of March 31, 2026, the Company ceased business operations of the AMES Companies in the U.K. and recorded charges totaling $25,913 consisting of non-cash asset impairment charges of $19,867 and cash charges related to personnel-related costs and vendor agreement terminations of $6,046. Non-cash asset impairment charges of $19,867 related to intangible asset impairments of $6,609, and inventory and fixed asset write-down charges of $5,925 and $7,333, respectively, that have no recoverable value.

See Note 7, Discontinued Operations and Note 21, Subsequent Events (Unaudited) for additional information.

Employees

As of September 30, 2025, Griffon and its subsidiaries employed approximately 3,375 employees located primarily throughout North America and China.  Generally, the total number of employees of Griffon and its subsidiaries does not significantly fluctuate throughout the year.  However, acquisition activity or the opening of new branches or lines of business, efficiency initiatives, or other changes in the level of Griffon's business activity (for instance, based on actual or anticipated customer demand or other factors), could require staffing level adjustments.

In managing its human capital resources, Griffon aims to attract a qualified workforce through an inclusive and accessible recruiting process that utilizes online recruiting platforms, campus outreach, internships and job fairs. Griffon also seeks to retain employees by offering competitive wages, benefits and training opportunities, as well as promoting a safe and healthy workplace. Griffon and all of its businesses strictly comply with all applicable state, local and international laws governing nondiscrimination in employment in every location in which Griffon and its businesses have facilities. This applies to all terms and conditions of employment, including recruiting, hiring, placement, promotion, termination, layoff, recall, transfer, leaves of absence, compensation and training. All applicants and employees are treated with the same high level of respect regardless of their gender, ethnicity, religion, national origin, age, marital status, political affiliation, sexual orientation, gender identity, disability or protected veteran status.

Regulation

Griffon’s operations are subject to various environmental, health, and employee safety laws and regulations. Griffon believes that it is in material compliance with these laws and regulations. Historically, compliance with environmental, health, and employee safety laws and regulations have not materially affected, and are not expected to materially affect, Griffon’s capital expenditures, earnings or competitive position. Nevertheless, Griffon cannot guarantee that, in the future, it will not incur additional costs for compliance or that such costs will not be material.

Customers

A small number of customers account for, and are expected to continue to account for, a substantial portion of Griffon’s consolidated revenue. In 2025, no customer exceeded 10% of Griffon’s consolidated revenue. Future operating results will continue to substantially depend on the success of Griffon’s largest customers and Griffon's relationships with them. Orders from these customers are subject to change and may fluctuate materially. The loss of all or a portion of volume from any one of these customers could have a material adverse impact on Griffon’s financial results, liquidity and operations.

Seasonality

Griffon's revenue and earnings can be affected by seasonality within its core product categories. Residential and commercial sectional door product demand is typically strongest in the Company's first and fourth quarters, driven by renovation and construction during the warmer weather, and weakest in the second quarter during the winter months when inclement weather is more likely. Residential and commercial fan product sales are typically strongest in the Company's second and third quarters, coinciding with the warm weather.

Financial Information About Geographic Areas

Segment and operating results are included in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations.

For geographic financial information, see the Reportable Segment footnote in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data.

Griffon’s non-U.S. businesses are primarily in Canada and Mexico.

Research and Development

Griffon’s businesses are encouraged to improve existing products as well as develop new products to satisfy customer needs; expand revenue opportunities; maintain or extend competitive advantages; increase market share and reduce production costs. R&D costs, not recoverable under contractual arrangements, are charged to expense as incurred.

Intellectual Property

Griffon follows a practice of actively protecting and enforcing its proprietary rights in the U.S. and throughout the world where Griffon’s products are produced and sold. All intellectual property information presented in this section is as of September 30, 2025.
Trademarks are of significant importance to Griffon’s businesses. With over 60 years of experience and innovation in the garage door industry, and over 100 years of experience in the rolling steel door industry, the Company has a significant level of goodwill in its strong family of brands, including: Clopay®, America’s Favorite Doors®; Holmes Garage Door Company®; IDEAL Door®; and the Cornell® and Cookson® commercial door brands. Since 1886, the Company has been serving the ceiling fan industry with well-recognized brands including Hunter®, Casablanca®, Hunter Industrial®, and Jan Fan®. The Company's businesses have approximately 499 registered trademarks and approximately 82 pending trademark applications around the world. Griffon’s rights in these trademarks endure for as long as they are used and registered.

Patents are also important to our businesses. Griffon holds approximately 678 issued patents and 181 pending patent applications in the U.S., as well as approximately 80 and 173 corresponding foreign patents and patent applications. Design patents are generally valid for fifteen years, and utility patents are generally valid for twenty years, from the date of filing. Griffon's patents are in various stages of their terms of validity.

Sustainable Business Practices
Griffon and its operating companies have always taken into account environmental, social and governance (“ESG”) considerations in the management of our businesses. Griffon is a subscriber to the United Nations Global Compact (“UNGC”) and published its inaugural annual Sustainability Report in August 2022, in relation to fiscal 2021, benchmarked to both United Nations Global Compact (“UNGC”) Sustainable Development Goals and to the Sustainability Accounting Standards Board (“SASB”) criteria. Since then, Griffon published an annual Sustainability Report in December 2025 in relation to calendar 2024; November 2024 in relation to calendar 2023; and in November 2023 in relation to calendar 2022. The Griffon ESG policy, and annual Sustainability Report, can be found on the Griffon website at www.griffon.com. We expect to file our calendar year 2025 Sustainability Report before the end of calendar 2026.

The annual Sustainability Report discusses employee safety, employee education and welfare, carbon emissions, air emissions, energy consumption, water consumption, waste generation, recycled raw materials, and packaging initiatives, as well as community involvement and charitable giving. In our calendar 2022 report, we set an overarching goal of 30 percent reduction across six key metrics by 2030: carbon emissions, air emissions, water consumption, hazardous waste generated, lost time rates, and recordable injury rates.

Griffon has assessed the environmental risk from its operations and focused its efforts to date on areas with the potential to have the greatest environmental impact. Where available, we use recycled materials to construct our products, and we continuously improve our packaging to reduce both volume and environmental impact. Approximately seventy percent of the steel used in garage doors is recycled steel.

Our operating companies are involved in the local communities in which they operate. We are involved in charitable and community organizations, including well known national concerns such as Habitat for Humanity, Boys and Girls Clubs, the Home Depot Foundation (Diamond Sponsor), the Lowe's Foundation, and the American Cancer Society, as well as many groups local to our offices, and manufacturing and distribution centers. Our communities know they can count on our support.
Over the last seven years, we have invested millions of dollars in capital improvements relating to employee safety and health. These improvements include major upgrades to our loading and unloading operations (which had been the source of a significant portion of our worker injuries), ergonomic improvements, machine guarding, and elimination of certain high-risk repetitive jobs through the use of robotics. Griffon has also invested significant time and capital in reducing ergonomic injuries through better work positioning and lifting improvements. Over the years, Griffon has also invested millions of dollars in improvements to employee welfare facilities, such as an on-site medical care clinic, break areas, cafeterias, and mother’s rooms.

More importantly, we view our employees as more than just workers. Through our Employee Stock Ownership Plan ("ESOP"), current and former U.S. employees own approximately nine percent of Griffon stock. Our businesses engage in a variety of outreach programs in the various communities in which we operate to recruit new employees at all levels. These programs involve high schools and vocational schools, as well as colleges and universities, and often include internships as a means for potential new employees to experience what it is like to be part of our team. We also have a variety of onboarding programs, onsite job training programs, leadership development programs, and tuition reimbursement and education assistance policies to further the development and advancement of our employees.

Throughout our supply chain, we conduct regular audits of suppliers and utilize contractual terms that require them to comply with environmental and social laws and regulations, as well as with our policies, including with respect to human rights, child labor, slave labor and unsafe working conditions. Our Supplier Code of Conduct (SCC) requires that all new suppliers, major volume suppliers and suppliers in higher risk areas submit a formal certification of compliance with our SCC. All key suppliers worldwide are required to periodically submit to an SCC audit, which evaluates not only quality control and vendor capabilities, but assesses to what extent each supplier emphasizes environmental, labor and social considerations in the operation of its business. Griffon companies are in the process of phasing in the SCC over a multi-year period; the initial year included training and program roll-out.

Honesty, transparency, and ethical practices have been ordinary course at Griffon for decades, and we continue to review and upgrade our programs in these areas. Our Code of Business Conduct and Ethics ("Code"), to which every employee certifies annually, requires that each and every employee conduct business to the highest ethical standards. Any acts of bribery are strictly prohibited, as is human trafficking and activities supporting human trafficking, such as the sourcing and use of conflict minerals. The Code prohibits all business courtesies except for those with insignificant value, and even then, only under limited circumstances. Our SCC reinforces the same expectations from our suppliers.

Our Corporate Governance Guidelines are published on our website. While the guidelines require that a majority of directors be independent, currently all of our directors are independent except our CEO (constituting approximately 91% of our directors). Griffon has appointed a lead independent director and has four principal board committees - Audit, Compensation, Nominating and Corporate Governance, and Finance - each of which has its responsibilities set forth in a charter available on the Griffon website.

We expect each of our employees and suppliers, regardless of geography, to work hard to deliver outstanding products to our customers and to deliver value to our shareholders. And, while doing so, we expect them to respect and adhere to our environmental, social and governance commitments and policies, and to make our company a place where all employees are proud to come to work every day.

Executive Officers of the Registrant

The following is a current list of Griffon’s executive officers:

Name	Age(1)	Positions Held and Prior Business Experience
Ronald J. Kramer	67
Chief Executive Officer since April 2008, Chairman of the Board since January 2018, Director since 1993, Vice Chairman of the Board from November 2003 to January 2018. From 2002 through March 2008, President and a Director of Wynn Resorts, Ltd. (Nasdaq:WYNN), a developer, owner and operator of destination casino resorts. From 1999 to 2001, Managing Director at Dresdner Kleinwort Wasserstein, an investment banking firm, and its predecessor Wasserstein Perella & Co. Member of the board of directors of Franklin BSP Capital Corporation and Franklin BSP Private Credit Fund. Former member of the board of directors of Douglas Elliman Inc. (NYSE: DOUG), from December 2021 to July 2024, and of Entain pls (LSE:ENT), from March 2024 to March 2025.

Robert F. Mehmel	64
President and Chief Operating Officer since December 2012, director from May 2018 to March 2022. From August 2008 to October 2012, President and Chief Operating Officer of DRS Technologies (Formerly NYSE:DRS) ("DRS"), a supplier of integrated products, services and support to military forces, intelligence agencies and prime contractors worldwide. From May 2006 to August 2008, Executive Vice President and Chief Operating Officer of DRS and from January 2001 to May 2006, Executive Vice President, Business Operations and Strategy, of DRS.

Brian G. Harris	57
Executive Vice President and Chief Financial Officer since November 2024. Senior Vice President and Chief Financial Officer from August 2015 to November 2024. From November 2012 to July 2015, Vice President and Controller of Griffon. From July 2009 to July 2015, Griffon's Chief Accounting Officer. From May 2005 to June 2009, Assistant Controller of Dover Corporation, a diversified global manufacturer (NYSE:DOV). Prior to this time, held various finance and accounting roles with Hearst Argyle Television (Formerly NYSE:HTV), John Wiley and Sons, Inc. (NYSE:WLY) and Arthur Andersen, LLP.

Seth L. Kaplan	57	Executive Vice President, General Counsel and Secretary since February 2026. Senior Vice President, General Counsel and Secretary from May 2010 to February 2026. From July 2008 to May 2010, Assistant General Counsel and Assistant Secretary at Hexcel Corporation (NYSE:HXL), a manufacturer of advanced composite materials for space and defense, commercial aerospace and wind energy applications. From 2000 to July 2008, Senior Corporate Counsel and Assistant Secretary at Hexcel. From 1994 to 2000, associate at the law firm Winthrop, Stimson, Putnam & Roberts (now Pillsbury Winthrop Shaw Pittman LLP).
_________________________________________
(1) Executive officer ages are current as of July 31, 2026.

Item 1A. Risk Factors

Griffon’s business, financial condition, operating results and cash flows can be impacted by a number of factors which could cause Griffon’s actual results to vary materially from recent or anticipated future results. The risk factors discussed in this section should be carefully considered with all of the information in the Company's Consolidated Financial Statements. These risk factors should not be considered the only risk factors facing Griffon. Additional risks and uncertainties not presently known or that are currently deemed immaterial may also materially impact Griffon’s business, financial condition, operating results and cash flows in the future.

In general, Griffon is subject to the same general risks and uncertainties that impact other diverse manufacturing companies including, but not limited to, general economic, industry and/or market conditions and growth rates; impact of natural disasters and pandemics, and their effect on global markets; possible future terrorist threats and their effect on the worldwide economy; and changes in laws or accounting rules. Griffon has identified the following specific risks and uncertainties that it believes have the potential to materially affect its business and financial condition.

Risks Related to Our Business
Current worldwide economic uncertainty and market volatility could adversely affect Griffon’s businesses.
The current worldwide economic uncertainty and market volatility could continue to have an adverse effect on Griffon's businesses during 2026, which is linked to the U.S. housing and the commercial property markets, and the U.S. economy in general. Purchases of many of the Company's products are discretionary for consumers who are generally more willing to purchase products during periods in which favorable macroeconomic conditions prevail. These conditions could make it more difficult to obtain additional credit on favorable terms for investments in current businesses or for acquisitions, or could render financing unavailable; in addition, while we do not have any material debt maturities prior to 2028, if these conditions persist, we may have difficulty refinancing our debt before it comes due. Griffon is also exposed to certain fundamental economic risks including a decrease in the demand for the products and services it offers or a higher likelihood of default on its receivables.

Adverse trends and general economic conditions, especially those that relate to construction and renovation, will impact Griffon’s business.

The Company's businesses serve residential and commercial construction and renovation, and are influenced by market conditions that affect these industries. Griffon’s consolidated revenue is dependent on renovation of existing homes, new home construction, and commercial non-residential construction, repair and replacement. The strength of the U.S. economy, the age of existing home stock, job growth, interest rates, consumer confidence and the availability of consumer credit, as well as demographic factors such as migration into the U.S. and migration of the population within the U.S., have an effect the Company's businesses.  To the extent market conditions for residential or commercial construction and renovation are weaker than expected, this will likely have an adverse impact on the performance and financial results of the Company's businesses.

Griffon is exposed to fluctuations in inflation, which could negatively affect its business, financial condition and results of operations.

U.S. annual inflation rose to approximately 9.1% in 2022, its highest level in about 40 years, and has since moderated to the low‑to‑mid 3% range, according to the U.S. Department of Labor data and projections from the Social Security Administration. Although inflation rates have generally decreased over the last three years, future increases in inflation may result in decreased demand for Griffon’s operating company’s products and services and increased operating costs and expenses, including for labor, raw materials and supplies. Increases in interest rates, especially if coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks, which may result in economic recession. As a result of fluctuations in inflation, we may seek to increase the sales prices of our products and services in order to maintain satisfactory margins. Any attempts to offset Griffon’s cost increases with price increases may result in reduced sales, increased customer dissatisfaction or reputational harm. Additionally, Griffon’s operating companies may be unable to raise the prices of their products and services at or above the rate at which their costs increase, which may reduce operating margins and have a material adverse effect on financial results and future growth.

Griffon operates in highly competitive industries and may be unable to compete effectively.

Griffon’s operating companies face intense competition in the markets they serve. Griffon competes primarily on the basis of technical expertise, product differentiation, quality of products and services, and price. There are a number of competitors to Griffon, some of which are larger and have greater resources than Griffon’s operating companies.

Many customers are large mass merchandisers, such as home centers, warehouse clubs, discount stores, commercial distributors and e-commerce companies. The growing share of the market represented by these large mass merchandisers, together with changes in consumer shopping patterns, have contributed to the increase of multi-category retailers and e-commerce companies that have strong negotiating power with suppliers. Many of these retailers import products directly from suppliers based in low-cost countries to source and sell products under their own private label brands to compete with Griffon's products and brands, which increases pricing pressure on our products. In addition, the intense competition in the retail and e-commerce sectors, combined with the overall increasingly competitive economic environment, may cause certain of our customers to experience financial difficulty, or fail. The loss of, or a failure by, one of the Company's significant customers could adversely impact our sales and operating cash flows.

To address all of these challenges, we must be able to respond to these competitive pressures, and the failure to respond effectively could result in a loss of sales, reduced profitability and a limited ability to recover cost increases through price increases. In addition, there can be no assurance that Griffon will not encounter increased competition in the future, which could have a material adverse effect on Griffon’s financial results.

The loss of large customers can harm financial results.

A small number of customers account for, and are expected to continue to account for, a substantial portion of Griffon’s consolidated revenue. Home Depot and Menards are significant customers of the Company. Future operating results will continue to substantially depend on the success of our largest customers, as well as our relationships with them. Orders from these customers are subject to fluctuation and may be reduced materially due to changes in customer needs or other factors. Any reduction or delay in sales of products to one or more of these customers could significantly reduce Griffon’s revenue. Griffon’s operating results also depend on successfully developing and maintaining relationships with additional key customers. Griffon cannot ensure that its largest customers will be retained or that additional key customers will be recruited. Also, we extend credit to our customers, which exposes us to credit risk. The Company's largest customer accounted for approximately 5% of our net accounts receivable as of September 30, 2025. If this customer were to become insolvent or otherwise unable to pay its debts, the financial condition, results of operations and cash flows of the Company could be adversely affected.

Reliance on third party suppliers and manufacturers may impair the ability of the Company to meet its customer demands.

We rely on a limited number of companies globally to supply components and manufacture certain of our products. The percentage of worldwide sourced finished goods as a percent of revenue approximated 9% in 2025. The percentage of worldwide sourced components as a percent of cost of goods sold approximated 17% in 2025. Reliance on third party suppliers and manufacturers may reduce control over the timing of deliveries and quality of products. Reduced product quality or failure to deliver products timely may jeopardize relationships with certain of our key customers. In addition, reliance on third party suppliers or manufacturers may result in the failure to meet customer demands. Continued turbulence in the worldwide economy may affect the liquidity and financial condition of our suppliers. Should any of these parties fail to manufacture sufficient supply, go out of business or discontinue a particular component, alternative suppliers may not be found in a timely manner, if at all. Such events may impact the ability of Griffon's businesses to fill orders, which could have a material adverse effect on customer relationships.

If Griffon is unable to obtain raw materials for products at favorable prices it could adversely impact operating performance.

Our suppliers primarily provide steel, poly-chemicals and glass. Our businesses could experience shortages of raw materials or components for products or be forced to seek alternative sources of supply. If temporary shortages due to disruptions in supply caused by weather, transportation, production delays or other factors require raw materials to be secured from sources other than current suppliers, the terms may not be as favorable as current terms or certain materials may not be available at all. In recent years, our businesses have experienced price increases for many of their raw materials.

While most key raw materials used in Griffon’s businesses are generally available from numerous sources, raw materials are subject to price fluctuations. Because raw materials in the aggregate constitute a significant component of the cost of goods sold, price fluctuations could have a material adverse effect on Griffon’s results of operations. Griffon’s ability to pass raw material price increases to customers is limited due to supply arrangements and competitive pricing pressure, and there is generally a time lag between increased raw material costs and implementation of corresponding price increases for Griffon’s products. In particular, sharp increases in raw material prices are more difficult to pass through to customers and may negatively affect short-term financial performance.

Our businesses are subject to risks from sourcing from international locations, especially China

Our businesses source products and components from multiple countries around the world. There are risks associated with conducting a business that may be impacted by political and other developments associated with international trade. In this regard, certain products sold by Griffon's businesses in the United States and elsewhere are currently sourced from suppliers in China, with some of these products sourced exclusively from suppliers in China. As a result, the prices and availability of these products may be impacted by tariffs imposed on trade between the United States and China.

The sourcing of finished goods and components from China is generally subject to supply agreements with Chinese companies. China does not have a well-developed, consolidated body of laws governing agreements with international customers. Enforcement of existing laws or contracts based on existing law may be uncertain and sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction, including other jurisdictions within China itself. The relatively limited Chinese judicial precedent on matters of international trade in many cases creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations in China may be subject to government policies or political changes.

Trade actions by the U.S. government represent a continuing risk to the revenue and operating performance of the Company's Hunter Fan business. While Clopay Corporation manufactures exclusively in the United States, it does source various components from international locations, including China. Therefore, while Clopay's operating results could be impacted by U.S. government trade actions, the risk is substantially less as compared to the risk of such actions to the Hunter Fan business. U.S. imports from China exceeded $300 billion in calendar 2025. The majority of these imports were already subject to the tariffs imposed on Chinese imports since March 2018 under Section 301 of the Trade Act of 1974, as amended. In January 2025, the U.S. issued the “America First Trade Policy,” pursuant to which the administration commenced a broad range of trade investigations that have resulted in the imposition of a series of significant tariffs on products from many countries around the world. These actions aim to address national security, migration and trade imbalances, but have triggered significant global trade tensions and numerous legal challenges. Since their implementation, many of these tariffs have been paused, expanded, increased, reduced, or rolled back, in some cases multiple times, and several additional tariffs have been added, increasing the overall scope of products covered. The volatile nature of these tariff actions creates significant uncertainty about the financial and operational impact of importing goods and components from international locations and may hinder the ability of US businesses, such as Hunter Fan, to develop and implement sustainable tariff mitigation strategies. Additionally, the U.S. government has announced an enhanced focus on aggressive customs enforcement, including through the creation of a Trade Fraud Task Force, a cross-agency initiative of the U.S. Departments of Justice and Homeland Security aimed at combatting trade fraud, tariff evasion, and customs violations. Compliance with evolving trade regulations in light of this heightened enforcement paradigm has increased administrative complexity and costs, and the failure to adapt quickly and effectively to these changes could materially and adversely affect the Hunter Fan business (and, to a lesser extent, the Clopay business).

Our operations are also subject to the effects of international trade agreements and regulations such as the United States-Mexico-Canada Agreement (USMCA) and the activities and regulations of the World Trade Organization. The USMCA underwent a mandatory six-year joint review in July 2026. While Canada and Mexico supported extending the USMCA for an additional sixteen years, the United States declined to renew it in its current form; this has triggered a new phase of annual reviews that will continue through 2036. Although these trade agreements generally have positive effects on trade liberalization, sourcing flexibility and the cost of goods by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country, trade agreements can also adversely affect our businesses. For example, trade agreements can result in setting quotas on products that may be imported from a particular country into key markets including the U.S., Canada, Australia and the U.K., or may make it easier for other companies to compete by eliminating restrictions on products from countries in which our competitors source products.

Our ability to import products in a timely and cost-effective manner may continue to be affected by conditions at ports or issues that otherwise affect transportation and warehousing providers, such as port and shipping capacity, fuel prices, labor disputes, severe weather or increased homeland security requirements in the U.S. and other countries, as well as the potential for increased costs due to currency exchange fluctuations. Changes in U.S. trade policy, including new tariffs and vessel fees for Chinese-built ships, as well as tariff-driven inventory surges, can disrupt international shipping, complicate import planning, and may result in delivery delays and increased costs, which could have an adverse impact on our business and financial results.

A future pandemic could adversely impact our results of operations.

If a future pandemic or similar outbreak occurs and governments take protective actions, it may have a material adverse impact on Griffon’s businesses and operating results for the reasons described above. In such event, the extent and duration of any impact on our businesses would be difficult to predict. To the extent a new outbreak adversely affects our businesses, operations, financial condition and operating results, it may also have the effect of heightening many of the other risks factors such as those relating to our high level of indebtedness, our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness, as described in more detail below.

Griffon’s businesses are subject to seasonal variations and the impact of uncertain weather patterns.

Griffon's revenue and earnings can be affected by seasonality within its core product categories. Residential and commercial sectional door product demand is typically strongest in the Company's first and fourth quarters, driven by renovation and construction during the warmer weather, and weakest in the second quarter during the winter months when inclement weather is more likely. Residential and commercial fan product sales are typically strongest in the Company's second and third quarters, coinciding with the warm weather.

Griffon’s operations and reputation may be adversely impacted if our information technology (IT) systems, or the IT systems of third parties with whom we do business, fail to perform adequately or if we or such third parties are the subject of a data breach or cyber-attack.

We rely on IT systems, networks and services to conduct our business, including communicating with employees and our key commercial customers, ordering and managing materials and products from suppliers, shipping products to customers and analyzing and reporting results of operations. While we have taken steps to ensure the security of our information technology systems, our systems may nevertheless be vulnerable to computer viruses, security breaches and other disruptions from unauthorized users. Cyber criminals are becoming more sophisticated and knowledgeable every day, and as their tactics evolve, it is a constant challenge to ensure that our IT security practices are sufficient to protect our IT systems and data. If our IT systems are damaged or cease to function properly for an extended period of time, whether as a result of a significant cyber incident or otherwise, our ability to communicate internally as well as with our customers and suppliers could be significantly impaired, which may adversely impact our business, operations and reputation.

In the normal course of our business, we collect, store, and transmit proprietary and confidential information regarding our brands, customers, employees, suppliers and others. We also engage third parties that store, process and transmit these types of information, as well as personal information, on our behalf. An operational failure or breach of security from increasingly sophisticated cyber threats could lead to loss, misuse or unauthorized disclosure of this information about our employees or customers, which may result in regulatory or other legal proceedings, and could have a material adverse effect on our business and reputation. We also may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Any such attacks or precautionary measures taken to prevent anticipated attacks may result in increasing costs, including costs for additional technologies, training, and third-party consultants. The losses incurred from a breach of data security and operational failures as well as the precautionary measures required to address this evolving risk may adversely impact our financial condition, results of operations and cash flows.

We depend on our information systems to process orders, manage inventory and accounts receivable collections, purchase, sell, and ship products efficiently and on a timely basis, maintain cost-effective operations, and provide superior service to our customers. If these systems are damaged, infiltrated, shutdown, or cease to function properly (whether as a result of planned upgrades, force majeure, telecommunications failures, hardware or software break-ins or viruses, other cyber security incidents, or otherwise), we may suffer disruption in our ability to manage and operate our business.

There can be no assurance that the precautions which we have taken against certain events that could disrupt the operations of our IT systems will prevent the occurrence of such a disruption. Any such disruption could have a material adverse effect on our business and results of operations.

Griffon may be unable to execute strategic acquisitions and integrate acquired businesses, which may result in added expenses without a commensurate increase in revenue and income, and divert management’s attention.

The ability to successfully complete acquisitions depends on identifying and acquiring, on acceptable terms, companies that either complement or enhance currently held businesses or expand Griffon into new profitable businesses, and, for certain acquisitions, obtaining financing on acceptable terms. Additionally, Griffon must properly integrate acquired businesses in order to maximize profitability, and there is a risk that acquisitions will not be properly integrated into Griffon’s existing structure.

When implementing an acquisition, the following may be encountered:

•Costs associated with incomplete or poorly implemented acquisitions;
•Expenses, delays and difficulties of integrating acquired companies into Griffon’s existing organization;
•Dilution of the interest of existing stockholders;
•Diversion of management’s attention; or
•Difficulty in obtaining financing on acceptable terms, or at all.

The failure to execute or properly integrate acquisitions could have an adverse impact on Griffon’s results of operations, cash flows and financial condition. We may also incur debt or assume contingent liabilities in connection with acquisitions, which could impose restrictions on our business operations and harm our operating results.

Risks Related to Our Indebtedness

Griffon’s senior notes, which have limited covenants, are due in March 2028; and our $500 million revolving line of credit, which has greater covenant requirements, matures in 2028. However, in the event the 2028 Senior Notes are not repaid, refinanced, or replaced prior to December 1, 2027, the Revolver will mature on December 1, 2027. There are potential impacts from Griffon’s use of debt to finance certain of its activities, especially acquisitions and expansions, as set forth below.

Compliance with restrictions and covenants in Griffon’s debt agreements may limit its ability to take corporate actions.

The credit agreement entered into by, and, to a lesser extent, the terms of the senior notes issued by, Griffon, each contain covenants that restrict the ability of Griffon and its subsidiaries to, among other things, incur additional debt, pay dividends, incur liens and make investments, acquisitions, dispositions, restricted payments and capital expenditures. Under the credit agreement, Griffon is also required to comply with specific financial ratios and tests. Griffon may not be able to comply in the future with these covenants or restrictions as a result of events beyond its control, such as prevailing economic, financial and industry conditions or a change in control of Griffon. If Griffon defaults in maintaining compliance with the covenants and restrictions in its credit agreement or the senior notes, its lenders could declare all of the principal and interest amounts outstanding due and payable and, in the case of the credit agreement, terminate the commitments to extend credit to Griffon in the future. If Griffon or its subsidiaries are unable to secure credit in the future, its business could be harmed.

Griffon may be unable to raise additional financing if needed.

Griffon may need to raise additional financing in the future in order to implement its business plan, refinance debt, or acquire new or complimentary businesses or assets. Any required additional financing may be unavailable, or only available at unfavorable terms, due to uncertainties in the credit markets. If Griffon raises additional funds by issuing equity securities, current holders of its common stock may experience significant ownership interest dilution and the holders of the new securities may have rights senior to the rights associated with current outstanding common stock.

Griffon’s indebtedness and interest expense could limit cash flow and adversely affect operations and Griffon’s ability to make full payment on outstanding debt.

Griffon’s indebtedness poses potential risks such as:

•A substantial portion of cash flows from operations could be used to pay principal and interest on debt, thereby reducing the funds available for working capital, capital expenditures, acquisitions, product development and other general corporate purposes;
•Insufficient cash flows from operations may force Griffon to sell assets, or seek additional capital, which Griffon may not be able to secure on favorable terms, if at all; and
•Its level of indebtedness may make Griffon more vulnerable to economic or industry downturns.

Risk Related to Our Common Stock

Griffon has the ability to issue additional equity securities, which would lead to dilution of issued and outstanding common stock.

The issuance of additional equity securities or securities convertible into equity securities would result in dilution to existing stockholders’ equity interests. Griffon is authorized to issue, without stockholder vote or approval, 3,000,000 shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of Griffon’s common stock. While there is no present intention of issuing any such preferred stock, Griffon reserves the right to do so at any time. In addition, Griffon is authorized to issue, without stockholder approval, up to 85,000,000 shares of common stock, of which 45,294,716 shares, net of treasury shares, were outstanding as of July 31, 2026. Additionally, Griffon is authorized to issue, without stockholder approval, securities convertible into either shares of common stock or preferred stock.

General Risk Factors

Each of Griffon's businesses faces risks related to the disruption of its primary manufacturing facilities.

Griffon's manufacturing facilities are concentrated in just a few locations, including third party manufacturing facilities for ceiling fans that are in low-cost locations abroad. Any of Griffon's manufacturing facilities, including those of Griffon's third-party suppliers, are subject to disruption for a variety of reasons, such as natural or man-made disasters, pandemics, terrorist activities, disruptions of information technology resources, and utility interruptions. Such disruptions may cause delays in shipping products, which could result in the loss of business or customer trust, adversely affecting Griffon’s businesses and operating results.

Manufacturing capacity constraints or increased manufacturing costs may have a material adverse effect on Griffon's business, results of operations, financial condition and cash flows.

Griffon’s current manufacturing resources may be inadequate to meet significantly increased demand for some of its products. Griffon’s ability to increase its manufacturing capacity depends on many factors, including the availability of capital, steadily increasing consumer demand, equipment delivery, construction lead-times, installation, qualification, and permitting and other regulatory requirements. Increasing capacity through the use of third-party manufacturers may depend on Griffon’s ability to develop and maintain such relationships and the ability of such third parties to devote additional capacity to meet Griffon’s needs.

A lack of sufficient manufacturing capacity to meet demand could cause customer service levels to decrease, which may negatively affect customer demand for Griffon's products and customer relations generally, which in turn could have a material adverse effect on Griffon's business, results of operations, financial condition and cash flows. In addition, operating facilities at or near capacity may also increase production and distribution costs and negatively impact relations with employees or contractors, which could result in disruptions to operations.

In addition, manufacturing costs may increase significantly and Griffon may not be able to pass along all or any of such increase to its customers; and when such increases are passed off to customers, there will be a time lag, which may be significant.

If Griffon's businesses do not continue to develop and maintain leading brands or realize the anticipated benefits of advertising and promotion spend, its operating results may suffer.

The ability of the Company to compete successfully depends in part on the company’s ability to develop and maintain leading brands so that retail and other customers will need its products to meet consumer demand. Leading brands allow Griffon's businesses to realize economies of scale in its operations. The development and maintenance of such brands require significant investment in brand-building and marketing initiatives. While Griffon plans to continue to increase expenditures for advertising and promotion and other brand-building and marketing initiatives over the long term, the initiatives may not deliver the anticipated results and the results of such initiatives may not cover the costs of the increased investment.
Griffon may be required to record impairment charges for goodwill and indefinite-lived intangible assets.

Griffon is required to assess goodwill and indefinite-lived intangible assets annually for impairment or on an interim basis if changes in circumstances or the occurrence of events suggest impairment exists. If impairment testing indicates that the carrying amount of reporting units or indefinite-lived intangible assets exceeds the respective fair value, an impairment charge would be recognized. If goodwill or indefinite-lived intangible assets were to become impaired, the results of operations could be materially and adversely affected.

During the fiscal years ended September 30, 2025, 2024 and 2023, Griffon performed annual impairment testing of its goodwill and indefinite-lived intangible assets. During the third quarter of fiscal 2025, indicators of goodwill and indefinite-lived intangible asset impairments were present for the Hunter Fan reporting unit. As a result of this assessment, during the third quarter of fiscal 2025, we recorded pre-tax, non-cash impairment charges of $136,612 and $107,000 related to Hunter Fan's goodwill and indefinite-lived intangible assets, respectively, which resulted in an aggregate decrease of $4.65 in our earnings per share for the year ended September 30, 2025. Indicators of impairment were not present for the Clopay reporting unit during the fiscal year ended September 30, 2025.

For the fiscal year ended September 30, 2024, the annual impairment testing did not result in any impairments to goodwill or indefinite-lived intangible assets. For the fiscal year ended September 30, 2023, we recorded a non-cash, pre-tax indefinite-

lived intangible assets impairment of $80,000 for the Hunter Fan reporting unit, which resulted in an aggregate decrease of $1.09 in our earnings per share for the year ended September 30, 2023. Should we have to record any impairment charges in the future, it could have a significant negative impact on our earnings per share for the year in which any such impairment charge is recorded.

If Griffon's subcontractors or suppliers fail to perform their obligations, Griffon's performance and ability to win future business could be harmed.

Griffon relies on other companies to provide materials, major components and products to fulfill contractual obligations. Such arrangements may involve subcontracts, teaming arrangements, or supply agreements with other companies. There is a risk that Griffon may have disputes regarding the quality and timeliness of work performed. In addition, changes in the economic environment, including constraints on available financing, may adversely affect the financial stability of Griffon's supply chain and their ability to meet their performance requirements or provide needed supplies on a timely basis. A disruption or failure of any supplier could have an adverse effect on Griffon's business resulting in an impact to profitability, possible termination of a contract, imposition of fines or penalties, and harm to Griffon's reputation impacting its ability to secure future business.

Griffon’s companies must continually improve existing products, design and sell new products and invest in research and development in order to compete effectively.

The markets for Griffon’s products are characterized by rapid technological change, evolving industry standards and continuous improvements in products. Due to constant changes in Griffon's markets, future success depends on Griffon's ability to develop new technologies, products, processes and product applications. Griffon's long-term success in the competitive retail environment and the industrial and commercial markets depends on its ability to develop and commercialize a continuing stream of innovative new products that are appealing to ultimate end users and create demand. New product development and commercialization efforts, including efforts to enter markets or product categories in which Griffon has limited or no prior experience, have inherent risks. These risks include the costs involved, such as development and commercialization, product development or launch delays, and the failure of new products and line extensions to achieve anticipated levels of market acceptance or growth in sales or operating income.

Griffon also faces the risk that its competitors will introduce innovative new products that compete with Griffon’s products. In addition, sales generated by new products could cause a decline in sales of Griffon’s other existing products. If new product development and commercialization efforts are not successful, Griffon’s financial results could be adversely affected.

Product and technological developments are accomplished both through internally-funded R&D projects, as well as through strategic partnerships with customers. Because it is not generally possible to predict the amount of time required and costs involved in achieving certain R&D objectives, actual development costs may exceed budgeted amounts and estimated product development schedules may be extended. Griffon’s financial condition and results of operations may be materially and adversely affected if:

•Product improvements are not completed on a timely basis;
•New products are not introduced on a timely basis or do not achieve sufficient market penetration;
•There are budget overruns or delays in R&D efforts; or
•New products experience reliability or quality problems, or otherwise do not meet customer preferences or requirements.

The loss of certain key officers or employees could adversely affect Griffon’s business.

The success of Griffon is materially dependent upon the continued services of certain key officers and employees. The loss of such key personnel could have a material adverse effect on Griffon’s operating results or financial condition.

Griffon may not be able to protect its proprietary rights.

Griffon relies on a combination of patent, copyright and trademark laws, common law, trade secrets, confidentiality and non-disclosure agreements and other contractual provisions to protect proprietary rights. Such measures do not provide absolute protection and Griffon cannot give assurance that measures for protecting these proprietary rights are and will be adequate, or that competitors will not independently develop similar technologies.

Griffon or its suppliers may inadvertently infringe on, or may be accused of infringing on, proprietary rights of others.

Griffon is regularly improving its technology and employing existing technologies in new ways. Though Griffon takes reasonable precautions to ensure it does not infringe on the rights of others, it is possible that Griffon may inadvertently infringe on, or be accused of infringing on, proprietary rights held by others. If Griffon is found to have infringed on the propriety rights held by others, any related litigation or settlement relating to such infringement may have a material effect on Griffon’s business, results of operations and financial condition.

It is also possible that Griffon’s suppliers may inadvertently infringe on, or be accused of infringing on, proprietary rights held by others. Any such infringement (or alleged infringement) may have a material adverse effect on Griffon’s business, results of operations and financial condition. For example, a supplier may not be able to develop an alternative design that meets Griffon’s needs at a comparable cost or at all, and the supply of certain products or components to Griffon may be interrupted.

Griffon may use artificial intelligence in its business, and challenges with properly managing its use could result in reputational harm, competitive harm and legal liability.

Griffon may use artificial intelligence (“AI”) tools in its operations and systems and, as AI tools become more advanced and reliable, such use may increase. Griffon’s success may become increasingly dependent on its ability to effectively leverage AI to support its operational efficiencies, such as with respect to supply chain, logistical systems, product development and marketing capabilities. Griffon’s competitors may more successfully and more quickly integrate AI solutions, which could adversely impact Griffon's ability to compete effectively. Use of AI exposes Griffon to risks that the AI solutions used may be deficient, produce inaccurate or misleading output, become inoperable or subject Griffon to cybersecurity and data privacy breaches, all of which could lead to operational disruptions, flawed decision-making, increased costs, and difficulties improving product development and marketing through the use of AI, and could impact Griffon’s operational effectiveness and financial condition. Additionally, the use of certain AI solutions could put Griffon’s own information and intellectual property rights at risk or expose Griffon to the risk of infringing third parties’ intellectual property or other rights. The global legal, regulatory, and ethical landscape surrounding AI is evolving rapidly and remains uncertain, which creates continued compliance risk and may increase the operational costs associated with Griffon’s use of AI, may limit Griffon’s ability to fully develop or use AI solutions as intended, and may cause legal repercussions and brand or reputational harm to Griffon.

Griffon is exposed to product liability and warranty claims.

Griffon is subject to product liability and warranty claims in the ordinary course of business, including with respect to former businesses now included within discontinued operations. These claims relate to the conformity of its products with required specifications, and to alleged or actual defects in Griffon’s products (or in end-products in which Griffon’s products were a component part) that cause damage to property or persons. There can be no assurance that the frequency and severity of product liability claims brought against Griffon will not increase, which claims can be brought either by an injured customer of an end product manufacturer who used one of Griffon's products as a component, or by a direct purchaser. There is also no assurance that the number and value of warranty claims will not increase as compared to historical claim rates, or that Griffon's warranty reserve at any particular time is sufficient. No assurance can be given that indemnification from customers or coverage under insurance policies will be adequate to cover future product liability claims against Griffon; for example, product liability insurance typically does not cover claims for punitive damages. Warranty claims are typically not covered by insurance at all. Product liability insurance can be expensive, difficult to maintain and may be unobtainable in the future on acceptable terms. The amount and scope of any insurance coverage may be inadequate if a product liability claim is successfully asserted. Furthermore, if any significant claims are made, the business and related financial condition of Griffon may be adversely affected by negative publicity.

Griffon has been, and may in the future be, subject to claims and liabilities under environmental laws and regulations.

Griffon’s operations and assets are subject to environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposal of wastes, including solid and hazardous wastes, and otherwise relating to health, safety and protection of the environment, in the various jurisdictions in which it operates. Griffon does not expect to make any expenditure with respect to ongoing compliance with or remediation under these environmental laws and regulations that would have a material adverse effect on its business, operating results or financial condition. However, the applicable requirements under environmental laws and regulations may change at any time.

Griffon can incur environmental costs related to sites that are no longer owned or operated, as well as third-party sites to which hazardous materials are sent. Material expenditures or liabilities may be incurred in connection with such claims. See the Commitment and Contingencies footnote in the Notes to Consolidated Financial Statements for further information on environmental contingencies. Based on facts presently known, the outcome of current environmental matters are not expected to have a material adverse effect on Griffon’s results of operations and financial condition. However, presently unknown environmental conditions, changes in environmental laws and regulations or other unanticipated events may give rise to claims that may involve material expenditures or liabilities.

Changes in income tax laws and regulations or exposure to additional income tax liabilities could adversely affect profitability.

Griffon is subject to Federal, state and local income taxes in the U.S. and in various taxing jurisdictions outside the U.S. Tax provisions and liabilities are subject to the allocation of income among various U.S. and international tax jurisdictions. Griffon’s effective tax rate could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in any valuation allowance for deferred tax assets or the amendment or enactment of tax laws. Further changes in the tax laws could arise as a result of the base erosion and profit shifting project ("Pillar Two") undertaken by the Organization for Economic Co-operation and Development. Certain provisions of Pillar Two have been adopted by taxing authorities in countries in which we do business and could be adopted in additional countries in which we do business. These changes could increase the amount of taxes we pay and therefore decrease our results of operations and cash flows. The amount of income taxes paid is subject to audits by U.S. Federal, state and local tax authorities, as well as tax authorities in the taxing jurisdictions outside the U.S. If such audits result in assessments different from recorded income tax liabilities, Griffon’s future financial results may include unfavorable adjustments to its income tax provision.

Actions taken by activist shareholders could be disruptive and costly and may conflict with or disrupt the strategic direction of our business.

Similar to the activist shareholder campaign initiated in 2021, activist shareholders may from time to time attempt to effect changes in our strategic direction and seek changes regarding Griffon’s corporate governance or structure. Our Board of Directors and management team strive to maintain constructive, ongoing communications with all shareholders who wish to speak with us, including activist shareholders, and welcomes their views and opinions with the goal of working together constructively to enhance value for all shareholders. However, activist campaigns that contest, or conflict with, our strategic direction could have an adverse effect on us because:

a.responding to actions by activist shareholders can disrupt our operations, be costly and time consuming, and divert the attention of our Board and senior management from the pursuit of our business strategies, and
b.perceived uncertainties as to our future direction may cause (i) instability or lack of continuity, which may be exploited by our competitors, (ii) concern on the part of current or potential customers, (iii) loss of business opportunities, or (iv) difficulties in attracting and retaining qualified personnel and business partners.

Activist campaigns may also cause significant fluctuations in our stock price based on temporary or speculative market perceptions, or other factors that do not necessarily reflect the fundamental underlying value of our businesses.

Item 1C. Cybersecurity

Risk Management and Strategy

Griffon relies on electronic information systems, networks and technologies to conduct and support its operations and other functions and activities within the Company and with third parties. We rely on commercially available systems, software, tools, third-party service providers and monitoring to provide security for processing, transmission and storage of confidential information and data. We have an enterprise-grade cybersecurity management program designed to assess, identify, protect, detect and respond to, and manage material risks from cybersecurity threats. To protect our information systems from cybersecurity threats, we use various information technology and cybersecurity tools to safeguard our systems and data, which help prevent, identify, escalate, investigate, remediate, respond and recover from identified vulnerabilities and cybersecurity incidents.

As part of the Company's cybersecurity risk management program, we follow the National Institute of Standards and Technology Cybersecurity Framework to assess, identify and manage material risks that arise from cybersecurity threats. Griffon's cybersecurity risk management program is closely tied to and integrated with the Company's overall enterprise risk management processes.

Griffon has a third-party risk management program regarding the cybersecurity practices of its vendors and partners that is designed to oversee, identify, and minimize material risks from cybersecurity threats associated with the use of such third parties. This program involves vetting of third parties before engagement. Regular monitoring and reviews are conducted to ensure third party vendors and partners comply with Griffon's security standards.

From time to time, Griffon engages external experts, including cybersecurity assessors, consultants, and/or auditors to evaluate cybersecurity measures and risk management processes.

We also maintain a cyber incident response plan with the objective of (1) providing a structured and systematic incident response process for cybersecurity threats that affect us, (2) timely and effectively identifying, resolving and communicating cybersecurity incidents, and (3) managing internal and external communications and reporting.

If a cybersecurity incident occurs, our incident response team ("IRT") is immediately notified, and Griffon management is informed about and monitors the prevention, detection, mitigation, and remediation of cybersecurity incidents impacting the Company. The IRT also coordinates further notifications, as applicable, to senior executives and organizational leadership, our Audit Committee and Board of Directors, business partners or service providers, and authorities.

Like most organizations, we and our third-party service providers have experienced and expect to continue to experience actual or attempted cyber-attacks of our information systems and networks. During the reporting period, Griffon has not identified any risks from cybersecurity threats, including as a result of previous cybersecurity incidents, that we believe have materially affected, or are reasonably likely to materially affect, us, including our business strategy, operating results, and financial condition. However, if any such event, whether actual or perceived, were to occur, it could have a material adverse effect on our business strategy, operating results and financial condition. We continuously use threat models and cyber threat intelligence to identify relevant risks to our businesses and take active measures to mitigate these risks. For more information regarding the risks we face from cybersecurity threats, see Item 1A., "Risk Factors" for additional information.

Cybersecurity Governance

Cybersecurity is an important part of our enterprise risk management processes and an area of focus for our Board of Directors and management.

The Audit Committee assists the Board of Directors in its oversight of risks related to cybersecurity and directly oversees risk management relating to cybersecurity. The Audit Committee is also responsible for assessing the steps management has taken to monitor and control these risks and exposures, and evaluating guidelines and policies with respect to our cybersecurity risk assessment and risk management. The Audit Committee reviews our cybersecurity program with management and reports to the Board of Directors with respect to, and regarding its review of, the program. Cybersecurity reviews by the Audit Committee generally occur at least annually, or more frequently as determined to be necessary or advisable. From time to time, third-party subject matter experts present to the Audit Committee on contemporary cybersecurity topics of interest.

Griffon also has a Cybersecurity Management Committee, consisting of Griffon executives and technology leaders, that monitors and assesses our progress and performance in the area of cybersecurity; the results of such assessments are reported to the Audit Committee from time to time. Our Audit Committee and senior management regularly receive updates on material cybersecurity risks from our Chief Information Officer and other internal or external experts, who are responsible for assessing and managing cybersecurity risks. Our Chief Information Officer has over 20 years of experience in cybersecurity, information security, policy, architecture, engineering and incident response.

Item 2.    Properties

Griffon occupies approximately 4,428,000 square feet of general office, factory and warehouse space primarily throughout the U.S., Canada, Mexico, and China. For a description of the encumbrances on certain of these properties, refer to Note 20 - Leases and Note 10 - Long-Term Debt. The following table sets forth certain information related to Griffon’s major facilities:

Location	Primary Use	Approx. Square Footage	Owned/ Leased	Lease End Year
New York, NY	Headquarters	10,000	Leased	2035
Troy, OH	Manufacturing	1,372,000	Owned
Russia, OH	Manufacturing	253,000	Owned
Mountain Top, PA	Manufacturing	279,000	Owned
Mason, OH	Office	131,000	Owned
Goodyear, AZ	Manufacturing	163,000	Owned
Greenville, OH	Distribution	148,000	Leased	2027
Byhalia, MS	Distribution	537,000	Leased	2036
Smyrna, TN	Office	100,000	Leased	2030

In addition to the facilities listed above, the Company leases approximately 1,155,000 square feet of space for distribution centers in numerous facilities throughout the U.S. and in Canada; Griffon leases approximately 91,000 square feet of office space throughout the U.S. and various international locations.

Additionally, in connection with the Company's strategic actions in the UK, approximately 189,000 square feet in the aggregate is classified is held for sale.

All facilities are generally well maintained and suitable for the operations conducted.

PART II

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Unless otherwise indicated, all references to years or year-end refer to the fiscal year ending September 30 and dollars are in thousands, except per share data)

OVERVIEW

The Company

Griffon Corporation (the “Company,” “Griffon,” "we" or "us") is a leading provider of residential and commercial building products. The Company is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Sectional garage doors for residential and commercial applications are sold under the brands Clopay, IDEAL, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the Clopay, Cornell, and Cookson brands. The Company is also a leading provider of residential, industrial, and commercial ceiling fans sold under the Hunter, Casablanca, and Jan Fan brands.

The Company was founded in 1959, is organized as a Delaware corporation headquartered in New York, N.Y. and is listed on the New York Stock Exchange (NYSE:GFF).

Business Strategy
Our strategic objective is to maintain leading positions in the markets we serve by providing innovative, branded products with superior quality and industry-leading service. We strive to provide highly sought-after and differentiated products under well-regarded brands which clearly separate us from our competitors and strengthen our relationships with our customers and those who ultimately use our products.

We have developed a diverse portfolio of product offerings, sold through multiple sales and distribution channels, serving both residential and commercial end customers. This diversity provides stability to our operations and reduces the impact of external factors such as economic and construction cycles.

In 2026, Griffon announced a series of strategic actions that, when completed, will transition the Company from a diversified industrial conglomerate into a pure-play provider of residential and commercial building products.

On February 5, 2026, Griffon announced that it entered into a definitive agreement to form a joint venture with ONCAP Management Partners, L.P. (“ONCAP”), the mid-market private equity platform of Onex Corporation (TSX:ONEX), to create a leading global provider of hand tools, home organization solutions, and lawn and garden products for professionals and consumers. The joint venture combines the United States and Canada businesses of Griffon’s AMES Companies (“AMES North America”) with the Bellota Tools, Corona, and Burgon & Ball businesses of VNPI Global Investments and Services, S.L. and Bellota Holdings AG (“Venanpri”), an ONCAP majority-owned portfolio company. On June 9, 2026, Griffon completed the previously announced formation of the joint venture between its AMES North America business and Venanpri. The joint venture, named Veritage Brands (“Veritage”), is managed as a subsidiary of Venanpri which, together with other affiliates of ONCAP, holds a 57% equity interest. Upon closing, Griffon received $100,000 in cash, a $161,100 second-lien paid-in-kind ("PIK") debt receivable from the joint venture, and will participate in the governance and oversight of the joint venture with its 43% equity interest that has an initial carrying value of $118,600. Griffon's investment in the joint venture will be accounted for under the equity method.

Griffon also announced on February 5, 2026 the initiation of a comprehensive review of strategic alternatives for its AMES Australasia and United Kingdom (“U.K.”) operations. On June 8, 2026, Griffon announced that it had entered into a definitive agreement to sell its AMES Australasia business to a joint venture it is forming with an investment group led by the management of AMES Australasia with support from Australian financial investors. On July 31, 2026, Griffon completed the previously announced formation of the joint venture. Under the terms of the agreement, at closing, Griffon received AUD $258,000 (USD $180,910) in cash, a AUD $69,300 (approximately USD $48,593) PIK note receivable, and a 49% equity interest that has an initial carrying value of AUD $29,800 (USD $20,896). Griffon will participate in the governance and oversight of the joint venture as a 49% equity holder, while the remaining 51% ownership interest will be held by the investment group that includes certain members of the current AMES Australasia management team. Griffon's investment in the joint venture will be accounted for under the equity method. As of March 31, 2026, the Company ceased its AMES U.K. operations and is currently in the process of liquidating its remaining assets and settling its remaining liabilities.

As a result of these actions, the AMES North America, Australia, and U.K. operations are reported as discontinued operations in the Consolidated Statements of Operations for all periods presented and, except for certain U.K. assets and liabilities not held for sale, we classified the related assets and liabilities as held for sale in the Consolidated Balance Sheets. The U.K. assets classified as held for sale relate to inventory and property, plant and equipment that will be sold in liquidation. Accordingly, unless otherwise noted, all references to results and financial information in the Company's Consolidated Financial Statements relate to Griffon's continuing operations.

Subsequent to these actions, Griffon now conducts its operations through one reportable segment, managed on a consolidated basis, which includes Griffon’s former Home and Building Products segment and Hunter Fan. Our current reporting units are Clopay and Hunter Fan. All prior period comparative segment information presented has been applied retrospectively to reflect the new segment structure. For further information regarding our segment reporting, see Note 17, Reportable Segment.

CONSOLIDATED RESULTS OF OPERATIONS

The following table summarizes our results of continuing operations for the years ended September 30, 2025, 2024 and 2023:

	For the Year Ended September 30,
	2025		2024		2023
Revenue:
Residential	$1,092,624		$1,146,478		$1,141,007
Commercial	702,760		709,507		730,221
Total Revenue	$1,795,384		$1,855,985		$1,871,228

Gross Profit	$848,100	47.2%	$872,400	47.0%	$880,717	47.1%
Selling, general and administrative expenses	$430,622		$436,163		$446,798
Depreciation and amortization	$38,473		$35,949		$35,506
Interest expense, net	$95,088		$103,433		$98,840
Other income (expense), net	$4,466		$989		$1,831
Provision for income taxes from continuing operations	$62,997		$86,497		$77,944
Income from continuing operations	$20,247		$245,596		$189,381

Adjusted EBITDA, continuing operations	$461,820	25.7%	$482,292	23.8%	$505,364	23.6%

2025 Compared to 2024

Revenue for the year ended September 30, 2025 of $1,795,384 decreased 3% compared to $1,855,985 for the year ended September 30, 2024 due to decreased volume of 6%, partially offset by favorable price and mix of 3%, both driven by residential.

Gross profit for 2025 was $848,100 compared to $872,400 in 2024, a decrease of $24,300 or 3%. Gross profit as a percent of sales (“gross margin”) for 2025 and 2024 was 47.2% and 47.0%, respectively. The decrease in gross profit was primarily driven by the decreased revenue discussed above, the unfavorable impact of decreased volume on overhead absorption, and increased material and labor costs.

Selling, general and administrative (“SG&A”) expenses in 2025 of $430,622, or 24.0% of revenue, decreased 1% from $436,163, or 23.5% of revenue, in 2024. 2025 SG&A expenses included strategic review (retention and other) expenses of $2,568 and the impact of retirement plan events of $2,505 primarily related to costs associated with the termination of the Hunter Fan Pension Plan. 2024 SG&A expenses included strategic review (retention and other) expenses of $9,117. Excluding these items from both periods, 2025 SG&A expenses would have been $425,549 or 23.7% of revenue, compared to 2024 SG&A expenses of $427,046 or 23.0% of revenue, with the decrease in expenses primarily due to decreases in stock compensation and management incentives, partially offset by increases in distribution costs and administrative expenses.

During the third quarter of fiscal 2025, indicators of goodwill and indefinite-lived intangible asset impairment were present for the Hunter Fan reporting unit driven by a decrease in year-to-date and forecasted sales and operating results primarily due to ongoing weak consumer demand coupled with the impact of increased tariffs disrupting historical customer ordering patterns. As such, we performed a quantitative assessment of the Hunter Fan reporting unit goodwill and indefinite-lived intangible assets. Based on the results of these tests, we recorded a pre-tax, non-cash impairment charge of $136,612, representing the remaining goodwill of the Hunter Fan reporting unit, and a pre-tax, non-cash impairment charge of $107,000 related to the Hunter Fan trademark in the third quarter of fiscal 2025. In preparation of our financial statements during the year ended September 30, 2025, we performed qualitative assessments of goodwill and indefinite-lived intangibles for our Hunter Fan and Clopay reporting units, and concluded that it was not more likely than not that the fair values of these reporting units or indefinite-lived intangible assets were less than their carrying amounts. The quantitative assessment in 2024 did not result in any impairment charges to Hunter Fan's goodwill or indefinite-lived intangible assets.

For the Clopay reporting unit, in both 2025 and 2024, Griffon performed qualitative assessments and determined that indicators that fair value was less than the carrying amount were not present.

Depreciation and amortization was $38,473 in 2025 compared to $35,949 in 2024; the increase primarily relates to depreciation for new assets placed in service.

Interest expense, net in 2025 of $95,088 decreased 8% compared to 2024 interest expense of $103,433, primarily as a result of decreased outstanding borrowings and decreased variable interest rates on both our Revolving Credit Facility and Term Loan B.

Other income (expense) of $4,466 and $989 in 2025 and 2024, respectively, includes $231 and ($377), respectively, of net currency exchange transaction gains (losses) from receivables and payables held in non-functional currencies, ($948) and $148, respectively, of net gains (losses) on investments, and $3,848 and ($662), respectively, of retirement benefit plan income (expense). Other income (expense) also includes royalty income of $2,201 and $2,198 in 2025 and 2024, respectively.

Griffon reported income before tax for 2025 of $83,244 compared to $332,093 for 2024. The income tax provision recognized in 2025 and 2024 translated to an effective income tax rate of 75.7% and 26.0%, respectively.  The 2025 and 2024 tax rates included discrete and certain other tax provisions (benefits), net, and other items that affect comparability, as listed below. Excluding the discrete and certain other tax provisions (benefits), net, and other items that affect comparability, as listed below, the effective income tax rates for 2025 and 2024 were 27.2% and 26.7%, respectively. These rates reflect the impact of tax reserves and changes in earnings mix between U.S. and non-U.S. operations.

Income from continuing operations for 2025 was $20,247, or $0.43 per share, compared to $245,596, or $4.94 per share in 2024.

2025 income from continuing operations included the following:

– Goodwill and intangible asset impairments of $243,612 ($217,154, net of tax, or $4.65 per share);
– Impact of retirement plan events of $1,165 ($1,089, net of tax, or $0.02 per share);
– Strategic review - retention and other of $2,568 ($1,932, net of tax, or $0.04 per share); and
– Discrete and certain other tax provisions, net, of $609, or $0.01 per share.

2024 income from continuing operations included the following:

– Strategic review - retention and other of $9,117 ($6,862, net of tax, or $0.14 per share);
– Debt extinguishment, net of $1,700 ($1,292, net of tax, or $0.03 per share); and
– Discrete and certain other tax benefits, net, of $(2,407), or $(0.05) per share.

Excluding these items from both reporting periods, 2025 net income would have been $238,853, or $5.12 per share, compared to $251,343, or $5.06 per share, in 2024

EBITDA in 2025 decreased 4% to $461,820, compared to $482,293 in 2024. The decrease in EBITDA was primarily driven by the decreased gross profit, partially offset by the decreased SG&A discussed above.

2024 Compared to 2023

Revenue for the year ended September 30, 2024 of $1,855,985 decreased 1% compared to $1,871,228 for the year ended September 30, 2023, driven by decreased commercial volume, partially offset by increased residential volume.

Gross profit for 2024 was $872,400 compared to $880,717 in 2023, a decrease of $8,317 or 1%. Gross margin for 2024 and 2023 was 47.0% and 47.1%, respectively. The decrease in gross profit was primarily driven by the decreased revenue discussed above and the unfavorable impact of decreased volume on overhead absorption.

SG&A expenses in 2024 of $436,163, or 23.5% of revenue, decreased 2% from $446,798, or 23.9% of revenue, in 2023. 2024 SG&A expenses included strategic review (retention and other) of $9,117. 2023 SG&A expenses included strategic review (retention and other) of $15,929, special dividend ESOP charges of $15,494 and proxy expenses of $2,685. In 2023, proxy expenses of $2,685 related to a settlement entered into with a shareholder that had submitted a slate of director nominees. Excluding these items from both periods, 2024 SG&A expenses would have been $427,046, or 23.0% of revenue compared to

$412,690, or 22.1% of revenue in the prior year. The increase was primarily driven by increased distribution expenses, associated with the opening of new warehouses, and increased selling and administrative expenses.

In connection with the preparation of our financial statements for the fiscal years ended September 30, 2024 and 2023, Griffon performed its annual impairment testing of its goodwill and indefinite-lived intangibles. Griffon performed a quantitative assessment of its Hunter Fan reporting unit goodwill and indefinite-lived intangible assets in both of its 2024 and 2023 fiscal years. The assessments in both fiscal years did not result in an impairment to goodwill. Also, in 2024, the impairment test did not result in any impairment charges to Hunter Fan's gross carrying amount of indefinite-lived intangible assets; however, in 2023, the impairment test did result in pre-tax, non-cash impairment charges totaling $80,000 ($59,562, net of tax) to the gross carrying amount of Hunter Fan's indefinite-lived intangible assets.

For the Clopay reporting unit, in both 2024 and 2023, Griffon performed qualitative assessments and determined that indicators that fair value was less than the carrying amount were not present.

Depreciation and amortization was $35,949 in 2024 compared to $35,506 in 2023; the increase primarily relates to depreciation for new assets placed in service.

Interest expense, net in 2024 of $103,433 increased 5% compared to 2023 interest expense of $98,840, primarily as a result of increased outstanding borrowings and increased variable interest rates on both our Revolving Credit Facility and Term Loan B.

Other income (expense) of $989 and $1,831 in 2024 and 2023, respectively, includes ($377) and $(249), respectively, of net currency exchange transaction gains (losses) from receivables and payables held in non-functional currencies, $148 and $469, respectively, of net gains on investments, and ($662) and ($875), respectively, of net periodic benefit plan income (expense). Other income (expense) also includes royalty income of $2,198 and $2,104 for the years ended September 30, 2024 and 2023, respectively.

Griffon reported income before tax for 2024 of $332,093 compared to $267,325 for 2023. The income tax provision recognized in 2024 and 2023 translated to an effective income tax rate of 26.0% and 29.2%, respectively.  The 2024 and 2023 tax rates included discrete and certain other tax provisions, net, and other items that affect comparability, as listed below.
Excluding the discrete and certain other tax provisions, net, and other items that affect comparability, as listed below, the effective income tax rates for 2024 and 2023 were 26.7% and 26.9%, respectively. These rates reflect the impact of tax reserves and changes in earnings mix between U.S. and non-U.S. operations.

Income from continuing operations for 2024 was $245,596, or $4.94 per share, compared to $189,381, or $3.47 per share in 2023. 2024 net income included the following:

– Strategic review - retention and other of $9,117 ($6,862, net of tax, or $0.14 per share);
– Debt extinguishment, net $1,700 ($1,292, net of tax, or $0.03 per share); and
– Discrete and certain other tax benefits, net, of $(2,407), or $(0.05) per share.

2023 income from continuing operations included the following:

– Gain on sale of real estate of $10,852 ($8,245, net of tax, or $0.15 per share);
– Debt extinguishment, net of $437 ($332, net of tax, or $0.01 per share);
– Strategic review - retention and other of $15,929 ($12,041, net of tax, or $0.22 per share);
– Special dividend ESOP charges of $15,494 ($11,779, net of tax, or $0.22 per share);
– Proxy expenses of $2,685 ($2,059, net of tax, or $0.04 per share);
– Intangible asset impairments of $80,000 ($59,562, net of tax, or $1.09 per share); and
– Discrete and certain other tax provisions, net, of $4,336, or $0.08 per share.

Excluding these items from both reporting periods, 2024 income from continuing operations would have been $251,343, or $5.06 per share, compared to $271,245, or $4.97 per share, in 2023.

EBITDA in 2024 decreased 5% to $482,292 compared to $505,364 in 2023, primarily driven by the decreased gross profit and increased SG&A expenses discussed above.
Comprehensive Income (Loss)

During 2025, total other comprehensive income (loss), net of taxes, of ($13,896) included a loss of $6,569 from foreign currency translation adjustments primarily due to the weakening of the Canadian Dollar and Australian Dollar, partially offset by the strengthening of the Euro and British Pound, all in comparison to the U.S. Dollar; a $8,361 loss from pension and other post-retirement benefits, primarily related to the impact of retirement plan events, offset by return on plan assets and amortization; and a $1,034 gain on cash flow hedges.
During 2024, total other comprehensive income (loss), net of taxes, of $11,986 included a gain of $10,137 from foreign currency translation adjustments primarily due to the strengthening of the Euro, British Pound and Australian Dollar, all in comparison to the U.S. Dollar; a $1,538 gain from pension and other post-retirement benefits, primarily related to asset returns and amortization; and a $311 gain on cash flow hedges.

DISCONTINUED OPERATIONS

As a result of the strategic actions announced on February 5, 2026, AMES’ North America, Australia, and U.K. operations have been reported as discontinued operations in the Consolidated Statements of Operations for all periods presented. Except for certain U.K. assets and liabilities not held for sale, we classified the assets and liabilities associated with AMES’ North America, Australia, and U.K. operations as held for sale in the Consolidated Balance Sheets. The U.K. assets classified as held for sale relate to inventory and property, plant and equipment that will be sold in liquidation. Accordingly, all references made to results and information in the Company's Consolidated Financial Statements are to Griffon's continuing operations, unless specifically noted otherwise. At September 30, 2025 and 2024, Griffon's assets of discontinued operations held for sale totaled $735,816 and $771,689, respectively, and Griffon's liabilities of discontinued operations held for sale totaled $250,390 and $253,372, respectively.

As of March 31, 2026, the Company ceased its AMES U.K. operations and is currently in the process of liquidating its remaining assets and settling its remaining liabilities.

On June 9, 2026, Griffon completed the closing of Veritage. As a result of the transaction, the Company recognized a loss of $26,603, including costs to sell, during the nine month period ended June 30, 2026.

On July 31, 2026, Griffon completed the closing of the Australasia joint venture. Based on the carrying value of AMES Australasia as of June 30, 2026, the estimated gain is approximately $123,000 ($112,000, net of tax). The Company will finalize and record the gain in its fourth quarter of 2026.

As of March 31, 2026, the Company ceased business operations of the AMES Companies in the U.K. and recorded charges totaling $25,913 consisting of non-cash asset impairment charges of $19,867 and cash charges related to personnel-related costs and vendor agreement terminations of $6,046. Non-cash asset impairment charges of $19,867 related to intangible asset impairments of $6,609, and inventory and fixed asset write-down charges of $5,925 and $7,333, respectively, that have no recoverable value.

See Note 7, Discontinued Operations and Note 21, Subsequent Events (Unaudited) for additional information.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

Management assesses Griffon’s liquidity in terms of its ability to generate cash to fund its operating, investing and financing activities. Significant factors affecting liquidity include cash flows from operating activities, capital expenditures, acquisitions, dispositions, bank lines of credit and the ability to attract long-term capital under satisfactory terms. Griffon believes it has sufficient liquidity available to invest in existing businesses and strategic acquisitions while managing its capital structure on both a short-term and long-term basis.

As of September 30, 2025, the amount of cash, cash equivalents and marketable securities held by non-U.S. subsidiaries was $38,500. Our intent is to permanently reinvest these funds, except in limited circumstances, outside the U.S., and we do not currently anticipate that we will need funds generated from foreign operations to fund our domestic operations. The Company may repatriate cash from its non-U.S. subsidiaries if the Company determines that it is beneficial to the company and tax efficient.

Griffon's primary sources of liquidity are cash flows generated from operations, cash on hand and our secured $500,000 revolving credit facility ("Revolver"), which matures in August 2028. During the fiscal year ended September 30, 2025, the Company generated $307,794 of net cash from operating activities and, as of September 30, 2025, the Company had $485,672 available, subject to certain loan covenants, for borrowing under the Revolver. The Company had cash and cash equivalents of $99,045 at September 30, 2025.

The table below provides a summary of the Consolidated Statements of Cash Flows for the periods indicated.

Cash Flows	Years Ended September 30,
(in thousands)	2025	2024
Net Cash Flows Provided By (Used In):
Operating activities	$307,794	$307,370
Investing activities	(41,542)	(46,762)
Financing activities	(338,618)	(297,337)
Cash provided by operating activities from continuing operations for 2025 was $307,794 compared to $307,370 in 2024, an increase of $424. In both 2025 and 2024, cash provided by operating activities reflected increased cash generated from operations and a decrease and increase in net working capital in 2025 and 2024, respectively. In 2025, the decrease in net working capital resulted from increased current liabilities and decreased accounts receivable and inventory, partially offset by increased prepaid and other assets. In 2024, the increase in working capital resulted from decreased current liabilities, increased accounts receivable and prepaid and other assets, partially offset by decreased inventory.
Cash used in investing activities from continuing operations is primarily comprised of capital expenditures and business acquisitions as well as proceeds from the sale of businesses, investments and property, plant and equipment. During 2025 and 2024, Griffon used $41,542 and $46,762, respectively, in investing activities primarily for capital expenditures.

Cash used in financing activities from continuing operations was $338,618 in 2025 compared to $297,337 in 2024. During 2025, cash flows used in financing activities primarily consisted of the purchase of shares in connection with the board authorized share repurchase program, including excise taxes, and from common stock withheld to satisfy tax obligations in connection with the vesting of restricted stock, totaling $183,271, net repayments of long-term debt of $115,524, primarily related to the Revolver, and the payment of dividends of $39,692. During 2024, cash flows used in financing activities primarily consisted of the purchase of shares in connection with the board authorized share repurchase program, including excise taxes, and from common stock withheld to satisfy tax obligations in connection with the vesting of restricted stock, totaling $309,916, and the payment of dividends of $35,806, partially offset by net proceeds from long-term debt of $49,633, primarily related to the Revolver.

During 2025, the Board of Directors approved four quarterly cash dividends each for $0.18 per share, totaling $0.72 per share for the year. The Company currently intends to pay dividends each quarter; however, payment of dividends is determined by the Board of Directors at its discretion based on various factors, and no assurance can be provided as to the payment of future dividends. On November 18, 2025, the Board of Directors declared a cash dividend of $0.22 per share, payable on December 16, 2025 to shareholders of record as of the close of business on November 28, 2025.

During 2025, 583,978 shares, with a market value of $45,284, excluding excise taxes, or an average of $77.54 per share, were withheld to settle employee taxes due upon the vesting of restricted stock and were added to treasury stock.

On November 13, 2024, Griffon announced that the Board of Directors approved an increase of $400,000 to its share repurchase authorization. Under the authorized share repurchase program, the Company may, from time to time, purchase shares of its common stock in the open market, including pursuant to a 10b5-1 plan, pursuant to an accelerated share repurchase program or issuer tender offer, or in privately negotiated transactions. During 2025, Griffon purchased 1,897,182 shares of common stock under these repurchase programs, for a total of $134,680, or an average of $70.99 per share, excluding excise taxes. As of September 30, 2025, $298,013 remained under these Board authorized repurchase programs.

During 2025 and 2024, cash provided by discontinued operations from operating activities was $48,224 and $69,897, respectively, related to the AMES’ U.S., Canada, Australia, and U.K. operations. During 2025 and 2024 cash provided by (used in) discontinued operations from investing activities of $7,251 and $(18,238), respectively, relates to capital expenditures and proceeds from the sale of real estate. During 2025 and 2024, cash used in discontinued operations from financing activities primarily relates to long-term debt and financing lease payments of $130 and $1,411, respectively.

Debt

At September 30, 2025 and 2024, Griffon had debt, net of cash and equivalents, as follows:

Cash and Equivalents and Debt	At September 30,	At September 30,
(in thousands)	2025	2024
Cash and equivalents	$99,045	$114,438
Notes payables and current portion of long-term debt	$8,033	$8,077
Long-term debt, net of current maturities	1,404,276	1,515,707
Debt discount and issuance costs	11,502	15,609
Total debt	1,423,811	1,539,393
Debt, net of cash and equivalents	$1,324,766	$1,424,955

During 2020, Griffon issued, at par, $1,000,000 of 5.75% Senior Notes due 2028 (the "Senior Notes"). Proceeds from the Senior Notes were used to redeem $1,000,000 of 5.25% Senior Notes due in 2022. In connection with the issuance and exchange of the Senior Notes, Griffon capitalized $16,448 of underwriting fees and other expenses incurred, which is being amortized over the term of such notes. During 2022, Griffon purchased $25,225 of Senior Notes in the open market at a weighted average discount of 91.82% of par, or $23,161. As of September 30, 2025, outstanding Senior Notes due totaled $974,775; interest is payable semi-annually on March 1 and September 1.

The Senior Notes are senior unsecured obligations of Griffon guaranteed by certain domestic subsidiaries, and subject to certain covenants, limitations and restrictions. The Senior Notes were registered under the Securities Act of 1933, as amended (the "Securities Act") via an exchange offer. The fair value of the Senior Notes approximated $972,338 on September 30, 2025 based upon quoted market prices (Level 1 inputs). At September 30, 2025, $4,880 of underwriting fees and other expenses incurred remained to be amortized.

On January 24, 2022, Griffon amended and restated its Credit Agreement (the "Credit Agreement") to provide for a new $800,000 Term Loan B facility, due January 24, 2029, in addition to the revolving credit facility (the "Revolver") provided for under the Credit Agreement. The Term Loan B facility was issued at 99.75% of par value. Since that time, Griffon has prepaid $325,000 aggregate principal amount of the Term Loan B, which permanently reduced the outstanding balance. In connection with the prepayment of the Term Loan B, Griffon recognized charges of $437 and $6,296 on the prepayment of debt in 2023 and 2022, respectively. The charges were comprised of write-offs of unamortized debt issuance costs of $386 and $5,575 for 2023 and 2022, respectively, and the original issue discount of $51 and $721 for 2023 and 2022, respectively. As of September 30, 2025, the Term Loan B outstanding balance was $449,000.

On June 26, 2024, Griffon further amended its Credit Agreement to favorably reprice the Term Loan B facility. The amendment reduced the margin above SOFR by 0.25%, eliminated the credit spread adjustment and reduced the SOFR floor from 0.50% to 0%. In connection with the amendment, Griffon recognized a $1,700 loss on debt extinguishment during the year ended September 30, 2024 in the Company's Consolidated Statements of Operations, primarily consisting of the write-off of unamortized debt issuance costs and original issue discount related to portions of the Term Loan B facility that were repaid and then reborrowed from new lenders. At September 30, 2025, $4,169 of costs incurred remained to be amortized over the term of the loan.

The Term Loan B bears interest at the Term SOFR rate plus a spread of 2.00% (6.13% as of September 30, 2025). The Term Loan B facility continues to require nominal quarterly principal payments of $2,000, potential additional annual principal payments based on a percentage of excess cash flow and certain secured leverage thresholds, and a final balloon payment due at maturity. Term Loan B borrowings may generally be repaid without penalty. Once repaid, Term Loan B borrowings may not be reborrowed. The Term Loan B facility is subject to the same affirmative and negative covenants that apply to the Revolver (as described below), but is not subject to any financial maintenance covenants. Term Loan B borrowings are secured by the same collateral that secures borrowings under the Revolver, on an equal and ratable basis. The fair value of the Term Loan B facility approximated $450,684 on September 30, 2025 based upon quoted market prices (Level 1 inputs).

Subsequent to September 30, 2025, the Company made quarterly principal repayments of $2,000, totaling $6,000 and voluntarily prepaid the remaining outstanding balance of $443,000 under the Term Loan B. In connection with the prepayment, the Company wrote off the unamortized debt issuance costs and original issue discount of $3,268 and $361, respectively.

On August 1, 2023, Griffon amended and restated the Credit Agreement to increase the maximum borrowing availability under the Revolver from $400,000 to $500,000 and extend the maturity date of the Revolver from March 22, 2025 to August 1, 2028. In the event the 2028 Senior Notes are not repaid, refinanced, or replaced prior to December 1, 2027, the Revolver will mature on December 1, 2027. The amendment also modified certain other provisions of the Credit Agreement, including increasing the letter of credit sub-facility under the Revolver from $100,000 to $125,000 and increasing the customary accordion feature from a minimum of $375,000 to a minimum of $500,000. The Revolver also includes a multi-currency sub-facility of $200,000.

Borrowings under the Revolver may be repaid and re-borrowed at any time. Interest is payable on borrowings at either a SOFR, SONIA or base rate benchmark rate, plus an applicable margin, which adjusts based on financial performance. Griffon's SOFR loans accrue interest at Term SOFR plus a credit adjustment spread and a margin of 1.75% (5.98% at September 30, 2025); SONIA loans accrue interest at SONIA Base Rate plus a credit adjustment spread and a margin of 1.75% (5.75% at September 30, 2025); and base rate loans accrue interest at prime rate plus a margin of 0.75% (8.00% at September 30, 2025).

At September 30, 2025, under the Credit Agreement, there were no outstanding borrowings on the Revolver; outstanding standby letters of credit were $14,328; and $485,672 was available, subject to certain loan covenants, for borrowing at that date.

The Revolver has certain financial maintenance tests including a maximum total leverage ratio, a maximum senior secured leverage ratio and a minimum interest coverage ratio, as well as customary affirmative and negative covenants and events of default. The negative covenants place limits on Griffon's ability to, among other things, incur indebtedness, incur liens, and make restricted payments and investments. Both the Revolver and Term Loan B borrowings under the Credit Agreement are guaranteed by Griffon’s material domestic subsidiaries and are secured, on a first priority basis, by substantially all domestic assets of the Company and the guarantors.

The balance in other debt consists primarily of finance leases.
At September 30, 2025, Griffon and its subsidiaries were in compliance with the terms and covenants of its credit and loan agreements. Net Debt to EBITDA (Leverage ratio), a non-GAAP measure, is a key financial measure that is used by management to assess the borrowing capacity of the Company. The Company has defined its net debt to EBITDA leverage ratio as net debt (total principal debt outstanding net of cash and equivalents) divided by the sum of adjusted EBITDA (as defined above) and stock-based compensation expense. Net Debt to EBITDA, as calculated in accordance with the definition in the Credit Agreement, was 2.4x at September 30, 2025.

Capital Resource Requirements

Griffon's debt requirements include principal on our outstanding debt, most notably our Senior Notes totaling $974,775 payable in 2028 and related annual interest payments of approximately $56,058, a Term Loan B facility maturing in 2029 with an outstanding balance of $449,000 on September 30, 2025, and the Revolver, which matures in 2028 and has no outstanding balance as of September 30, 2025. The Term Loan B accrues interest at the Term SOFR rate plus a spread of 2.00% (6.13% as of September 30, 2025). The Term Loan B facility continues to require nominal quarterly principal payments of $2,000, potential additional annual principal payments based on a percentage of excess cash flow and certain secured leverage thresholds, and a balloon payment due at maturity. Any outstanding borrowings on the Revolver will accrue interest at either a SOFR, SONIA or base rate benchmark rate, plus an applicable margin, which adjusts based on financial performance. Griffon's SOFR loans accrue interest at Term SOFR plus a credit adjustment spread and a margin of 1.75% (5.98% at September 30, 2025); SONIA loans accrue interest at SONIA Base Rate plus a credit adjustment spread and a margin of 1.75% (5.75% at September 30, 2025); and base rate loans accrue interest at prime rate plus a margin of 0.75% (8.00% at September 30, 2025).

Griffon's purchase obligations, which are generally for the purchase of goods and services in the ordinary course of business over the next twelve months, is approximately $58,797. Griffon uses blanket purchase orders to communicate expected requirements to certain vendors. Purchase obligations reflect those purchase orders in which the commitment is considered to be firm.

Griffon rents real property and equipment under operating leases expiring at various dates. Operating lease obligations over the next twelve months is approximately $18,616. Refer to Note 20 - Leases for additional information.

Customers

A small number of customers account for, and are expected to continue to account for, a substantial portion of Griffon’s consolidated revenue. In 2025, no customer exceeded 10% of consolidated revenue. Future operating results will continue to substantially depend on the success of Griffon’s largest customers and our relationships with them. Orders from these customers are subject to change and may fluctuate materially. The loss of all or a portion of volume from any one of these customers could have a material adverse impact on Griffon’s liquidity and operations.

SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

Griffon’s Senior Notes are fully and unconditionally guaranteed, jointly and severally by Clopay Corporation, The AMES Companies, Inc., Clopay AMES Holding Corp., ClosetMaid LLC, AMES Hunter Holdings Corporation, Hunter Fan Company, CornellCookson, LLC and Cornell Real Estate Holdings, LLC, all of which are indirectly 100% owned by Griffon. In accordance with Rule 3-10 of Regulation S-X promulgated under the Securities Act, presented below are summarized financial information of the Parent (Griffon) subsidiaries and the Guarantor subsidiaries as of September 30, 2025 and September 30, 2024 and for the years ended September 30, 2025 and 2024. All intercompany balances and transactions between subsidiaries under Parent and subsidiaries under the Guarantor have been eliminated. The information presented below excludes eliminations necessary to arrive at the information on a consolidated basis. The summarized information excludes financial information of the Non-Guarantors, including earnings from and investments in these entities. The financial information may not necessarily be indicative of the results of operations or financial position of the guarantor companies or non-guarantor companies had they operated as independent entities. The guarantor companies and the non-guarantor companies include the consolidated financial results of their wholly-owned subsidiaries accounted for under the equity method.

The indentures relating to the Senior Notes (the “Indentures”) contain terms providing that, under certain limited circumstances, a guarantor will be released from its obligations to guarantee the Senior Notes.  These circumstances include (i) a sale of at least a majority of the stock, or all or substantially all the assets, of the subsidiary guarantor as permitted by the Indentures; (ii) a public equity offering of a subsidiary guarantor that qualifies as a “Minority Business” as defined in the Indentures (generally, a business the EBITDA of which constitutes less than 50% of the segment adjusted EBITDA of the Company for the most recently ended four fiscal quarters), and that meets certain other specified conditions as set forth in the Indentures; (iii) the designation of a guarantor as an “unrestricted subsidiary” as defined in the Indentures, in compliance with the terms of the Indentures; (iv) Griffon exercising its right to defease the Senior Notes, or to otherwise discharge its obligations under the Indentures, in each case in accordance with the terms of the Indentures; and (v) upon obtaining the requisite consent of the holders of the Senior Notes. Upon the closing of the joint venture transaction discussed in Note 7, Discontinued Operations, the existing guarantees related to The Ames Companies, LLC, and ClosetMaid LLC, were released.

Summarized Statements of Operations and Comprehensive Income (Loss)

	For the Year Ended		For the Year Ended
	September 30, 2025		September 30, 2024
	Parent Company	Guarantor Companies	Parent Company	Guarantor Companies
Net sales	$—	$2,043,181	$—	$2,147,788
Gross profit	$—	$897,806	$—	$871,822
Income (loss) from operations	$(27,185)	$202,408	$(25,982)	$408,181
Equity in earnings of Guarantor subsidiaries	$114,214	$—	$283,959	$—
Net income (loss)	$(80,101)	$114,214	$(74,331)	$283,959

Summarized Balance Sheet Information

	For the Year Ended		For the Year Ended
	September 30, 2025		September 30, 2024
	Parent Company	Guarantor Companies	Parent Company	Guarantor Companies
Current assets	$52,468	$615,705	$58,194	$635,767
Non-current assets	21,153	1,032,532	12,558	1,307,839
Total assets	$73,621	$1,648,237	$70,752	$1,943,606

Current liabilities	$57,620	$199,085	$69,556	$213,234
Long-term debt	1,404,272	149	1,515,669	222
Other liabilities	9,256	224,162	23,033	237,432
Total liabilities	$1,471,148	$423,396	$1,608,258	$450,888

CRITICAL ACCOUNTING ESTIMATES

The preparation of Griffon’s consolidated financial statements in conformity with accounting principles generally accepted in the U.S. of America (“GAAP”) requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on assets, liabilities, revenue and expenses. These estimates can also affect supplemental information contained in public disclosures of Griffon, including information regarding contingencies, risk and its financial condition. These estimates, assumptions and judgments are evaluated on an ongoing basis and based on historical experience, current conditions and various other assumptions, and form the basis for estimating the carrying values of assets and liabilities, as well as identifying and assessing the accounting treatment for commitments and contingencies. Actual results may materially differ from these estimates.

An estimate is considered to be critical if it is subjective and if changes in the estimate using different assumptions would result in a material impact on Griffon’s financial position or results of operations. The most significant areas involving management estimates are described below.

Goodwill, Long-Lived Intangible and Tangible Assets, and Impairment

As of September 30, 2025, the balance of goodwill on our balance sheet is $191,253 and indefinite-lived intangibles representing our trademarks is $136,593. We test goodwill and indefinite-lived intangibles for impairment at least annually in the fourth quarter, and more frequently whenever events or circumstances change that would more likely than not reduce the fair value below the carrying amount. Such events or changes in circumstance include significant deterioration in overall economic conditions, changes in the business climate in which our reporting units operate, a decline in our market capitalization, operating performance indicators, when some portion of a reporting unit is disposed of or classified as held for sale, or when a change in the composition of reporting units occurs for other reasons, such as a change in operating segments. To test goodwill and indefinite-lived intangible assets for impairment, we may perform both a qualitative assessment and quantitative assessment. If we elect to perform a qualitative assessment, we consider operating results as well as circumstances impacting the operations or cash flows of the reporting unit or indefinite-lived intangible assets, including macroeconomic conditions, industry and market conditions and reporting unit events and circumstances. For the quantitative test of goodwill, the assessment is based on both an income-based and market-based valuation approach.

Under the income-based approach, we determine the fair value of a reporting unit by using discounted cash flows that require significant judgment and assumptions, such as our best estimate of future revenue, operating costs, cash flows, expected long-term cash flow growth rates (terminal value growth rates), and risk adjusted discount rates. Under the market-based approach, we determine the fair value of a reporting unit by applying those multiples exhibited by comparable publicly traded companies and those multiples paid in acquisitions of peer company transactions to the financial results of the reporting units. We then compare the fair value estimates resulting from the income and market-based valuations to the sum of Griffon’s market capitalization and net debt position to assess the reasonableness of the implied control premium. For the quantitative test of indefinite-lived intangible assets, we determine the fair value of indefinite-lived intangible assets by using the relief from royalty method, which estimates the value of a trademark by discounting to present value the hypothetical royalty payments that are saved by owning the asset rather than licensing it. If it is determined that an impairment exists, we recognize an impairment loss for the amount by which the carrying amount of the reporting unit or indefinite-lived intangible asset exceeds its estimated fair value.

Fair value estimates are based on assumptions believed to be reasonable at the time, but such assumptions are subject to inherent uncertainty. Actual results may differ materially from those estimates. Any changes in key assumptions or management judgment with respect to a reporting unit or its prospects, which may result from a decline in Griffon’s stock price, a change in market conditions, market trends, interest rates or other factors outside of Griffon’s control, or significant underperformance relative to historical or projected future operating results, could result in a significantly different estimate of the fair value of Griffon’s reporting units and indefinite-lived intangible assets, which could result in an impairment charge in the future.

During the third quarter of fiscal 2025, indicators of goodwill and indefinite-lived intangible asset impairment were present for the Hunter Fan reporting unit, driven by a decrease in year-to-date and forecasted sales and operating results primarily due to ongoing weak consumer demand coupled with the impact of increased tariffs disrupting historical customer ordering patterns. As such, we performed a quantitative assessment of the Hunter Fan reporting unit goodwill using both an income based and market-based valuation approach. We also performed a quantitative assessment of the Hunter Fan indefinite-lived intangible assets using the relief from royalty method. The goodwill impairment test resulted in a pre-tax, non-cash impairment charge of $136,612, representing the remaining goodwill of the Hunter Fan reporting unit. Additionally, the indefinite-lived intangible asset test resulted in a pre-tax, non-cash impairment charge of $107,000 to the carrying amount of Hunter Fan's trademark.

In preparation of our financial statements during the year ended September 30, 2025, 2024 and 2023, we performed qualitative assessments of goodwill and indefinite-lived intangibles for the Clopay reporting unit, and concluded that it was not more likely than not that the fair values of these reporting units or indefinite-lived intangible assets were less than their carrying amounts.

For the year ended September 30, 2024, Griffon performed its annual impairment testing, and performed quantitative assessments of the Hunter Fan reporting unit's goodwill and indefinite-lived intangible assets, which did not result in an impairment.

For the year ended September 30, 2023, Griffon performed quantitative assessments of the Hunter Fan reporting unit's goodwill and indefinite-lived intangible assets at interim and at the annual testing date, which did not result in an impairment of goodwill, however, the tests resulted in pre-tax, non-cash impairment charges of $80,000 to the gross carrying amount of trademarks.

Long-lived assets, such as customer relationships and software, and tangible assets, primarily property, plant and equipment, are amortized over their expected useful lives, which involve significant assumptions and estimates. We assess the recoverability of the carrying amount of our long-lived assets, including amortizable intangible assets, whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. We evaluate the recoverability of such assets based on the expectations of undiscounted cash flows attributable to the asset group. If the sum of the expected future undiscounted cash flows are less than the carrying amount of the asset group, a loss would be recognized for the difference between the fair value and the carrying amount. No indicator of impairment existed for the Company's asset groups as of September 30, 2025 and 2024.

Fair value estimates are based on assumptions believed to be reasonable at the time, but such assumptions are subject to inherent uncertainty. Actual results may differ materially from those estimates. Any changes in key assumptions or management judgment with respect to a reporting unit or its prospects, which may result from a decline in Griffon’s stock price, a change in market conditions, market trends, interest rates or other factors outside of Griffon’s control, or significant underperformance relative to historical or projected future operating results, could result in a significantly different estimate of the fair value of Griffon’s reporting units, which could result in an impairment charge in the future.

Income Taxes

Griffon’s effective tax rate is based on income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which Griffon operates. For interim financial reporting, the annual tax rate is estimated based on projected taxable income for the full year, and a quarterly income tax provision is recorded in accordance with the anticipated annual rate. As the year progresses, the annual tax rate is refined as new information becomes available, including year-to-date financial results. This process often results in changes to the effective tax rate throughout the year. Significant judgment is required in determining the effective tax rate and in evaluating tax positions.

Deferred tax assets and liabilities are recognized based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets represent items to be used as a tax deduction or credit in future tax returns for which a tax benefit has been recorded in the income statement. The Company assesses whether a valuation allowance should be established against its deferred tax assets based on consideration of all available evidence, both positive and negative, using a more likely than not standard. This assessment considers, among other matters, the nature, frequency and severity of recent losses; a forecast of future profitability; the duration of statutory carryback and carryforward periods; the Company's experience with tax attributes expiring unused; and tax planning alternatives. The likelihood that the deferred tax asset balance will be recovered from future taxable income is assessed at least quarterly, and the valuation allowance, if any, is adjusted accordingly.

Pension Benefits

Griffon sponsors defined and supplemental benefit pension plans for certain active and retired employees. Annual amounts relating to these plans are recorded based on actuarial projections, which include various actuarial assumptions, including discount rates, assumed rates of return, compensation increases and turnover rates. The actuarial assumptions used to determine pension liabilities, assets and expense are reviewed annually and modified based on current economic conditions and trends. The expected return on plan assets is determined based on the nature of the plans’ investments and expectations for long-term rates of return. The discount rate used to measure obligations is based on a corporate bond spot-rate yield curve that matches projected future benefit payments, with the appropriate spot rate applicable to the timing of the projected future benefit payments. Assumptions used in determining Griffon’s obligations under the defined benefit pension plans are believed to be reasonable, based on experience and advice from independent actuaries; however, differences in actual experience or changes in the assumptions may materially affect Griffon’s financial position or results of operations.

All of the defined benefit plans are frozen and have ceased accruing benefits.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

Griffon uses adjusted EBITDA as a key metric in evaluating performance. Adjusted EBITDA, a non-GAAP measure, is defined as income before taxes from continuing operations, excluding interest income and expense, depreciation and amortization, strategic review charges, and non-cash impairment charges, as well as other items that may affect comparability, as applicable. Griffon believes this information is useful to investors. We track our non-GAAP financial measures to monitor and manage our underlying financial performance. See reconciliation of adjusted EBITDA to the applicable most comparable GAAP measure, net income, below.

Adjusted EBITDA and adjusted EBITDA margin are key metrics used by management and our Board to assess our financial performance. Adjusted EBITDA and adjusted EBITDA margin are also frequently used by analysts, investors, and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use adjusted EBITDA and adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies and to make budgeting decisions, and we use adjusted EBITDA as a significant performance metric in our annual management incentive bonus plan compensation, as well as to compare our performance against other companies using similar measures. We have presented adjusted EBITDA and adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as depreciation and amortization, interest expense, net, income tax provision (benefit), (gain) loss on sale and disposal of property and equipment, restructuring charges, strategic retention costs, and intangible impairment.

Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We encourage evaluation of these adjustments and believe they are appropriate for supplemental analysis. In evaluating adjusted EBITDA and adjusted EBITDA margin, be mindful that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. There can be no assurance that we will not modify the presentation of adjusted EBITDA and adjusted EBITDA margin in the future, and any such modification may be material. Our presentation of adjusted EBITDA and adjusted EBITDA margin should not be construed to imply that our future results will be unaffected by any such adjustments. In addition, other companies, including companies in our industry, may not calculate adjusted EBITDA and adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and, accordingly, our calculations of EBITDA and adjusted EBITDA are not necessarily comparable to similar measures of other companies, which could reduce the usefulness of adjusted EBITDA and adjusted EBITDA margin as tools for comparison.

The following table provides a reconciliation of net income to adjusted EBITDA for the periods presented and the calculation of adjusted EBITDA margin:

	For the Years Ended September 30,
(in thousands)	2025	2024	2023

Net income	$51,110	$209,897	$77,617
Less: Income (loss) from discontinued operations	30,863	(35,699)	(111,764)
Income from continuing operations	$20,247	$245,596	$189,381
Net interest expense	95,088	103,433	98,840
Depreciation and amortization	38,473	35,949	35,506
Provision for income taxes	62,997	86,497	77,944
Goodwill and intangible asset impairments	243,612	—	80,000
Impact of retirement plan events	(1,165)	—	—
Debt extinguishment, net	—	1,700	437
Strategic review - retention and other	2,568	9,117	15,929
Gain on sale of real estate	—	—	(10,852)
Special dividend ESOP charges	—	—	15,494
Proxy expenses	—	—	2,685
Adjusted EBITDA, continuing operations	$461,820	$482,292	$505,364

Adjusted income from continuing operations and adjusted earnings per share from continuing operations

Griffon uses adjusted income from continuing operations, and the related adjusted earnings per share from continuing operations as key metrics in evaluating performance. These key metrics are non-GAAP measures that exclude the impact of retirement plan events, non-cash impairment charges, loss from debt extinguishment, acquisition related expenses and discrete and certain other tax items, as well as other items that may affect comparability, as applicable. Griffon believes this information is useful to investors.

The following table provides a reconciliation of net income to income from continuing operations, to adjusted income from continuing operations and earnings per share from continuing operations, to adjusted earnings per share from continuing operations:

	For the Years Ended September 30,
	2025	2024	2023
Net Income	$51,110	$209,897	$77,617
Less: Income (loss) from discontinued operations	30,863	(35,699)	(111,764)
Income from continuing operations	$20,247	$245,596	$189,381
Adjusting items:
Goodwill and intangible asset impairments	243,612	—	80,000
Impact of retirement plan events(1)	(1,165)	—	—
Gain on sale of real estate	—	—	(10,852)
Strategic review - retention and other	2,568	9,117	15,929
Debt extinguishment, net	—	1,700	437
Special dividend ESOP charges	—	—	15,494
Proxy expenses	—	—	2,685
Tax impact of above items(2)	(27,018)	(2,663)	(26,165)
Discrete and other certain tax provisions (benefits)	609	(2,407)	4,336
Adjusted income from continuing operations	$238,853	$251,343	$271,245

Earnings per common share	$0.43	$4.94	$3.47
Adjusting items, net of tax:
Goodwill and intangible asset impairments	4.65	—	1.09
Impact of retirement plan events(1)	(0.02)	—	—
Gain on sale of real estate	—	—	(0.15)
Strategic review - retention and other	0.04	0.14	0.22
Debt extinguishment, net	—	0.03	0.01
Special dividend ESOP charges	—	—	0.22
Proxy expenses	—	—	0.04
Discrete and other certain tax provisions (benefits)	0.01	(0.05)	0.08
Adjusted earnings per share	$5.12	$5.06	$4.97
Weighted-average shares outstanding (in thousands)	45,354	47,573	52,111
Diluted weighted average shares outstanding (in thousands)	46,685	49,668	54,612
Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.

(1) For the year ended September 30, 2025, the Impact of retirement plan events relates to a net gain of $2,181 related to the termination of the Hunter Fan Pension Plan, and a non-cash charge of $1,016 associated with the establishment of a retiree medical plan, of which a gain of $3,670 is included in Other, net, and a charge of $2,505 is included in SG&A. The Company will recognize an additional retiree medical plan non-cash charge of $5,362 ratably over the first 10 months of fiscal 2026.

(2) Tax impact for the above reconciling adjustments from GAAP net income to non-GAAP adjusted net income and the related adjusted EPS is determined by comparing the Company's tax provision, including the reconciling adjustments, to the tax provision excluding such adjustments.

Net debt to EBITDA
Net debt to EBITDA (Leverage ratio), a non-GAAP measure, is a key financial measure that is used by management to assess the borrowing capacity of the Company. The Credit Agreement defines the Company's net debt to EBITDA leverage ratio as net debt (total principal debt outstanding net of cash and equivalents) divided by the sum of adjusted EBITDA (as defined in the below table) and stock-based compensation expense, including discontinued operations. The following table provides a calculation of our net debt to EBITDA leverage ratio as calculated per our credit agreement:

	September 30, 2025	September 30, 2024
Cash and equivalents	$99,045	$114,438
Notes payable and current portion of long-term debt	8,033	8,077
Long-term debt, net of current maturities	1,404,276	1,515,707
Debt discount/premium and issuance costs	11,502	15,609
Total gross debt - continuing basis	1,423,811	1,539,393
Discontinued operations	215	292
Total gross debt including discontinued operations	$1,424,026	$1,539,685
Debt, net of cash and equivalents	$1,324,981	$1,425,247

Adjusted EBITDA, including discontinued operations (1)	$522,293	$513,602
Stock based compensation, including discontinued operations	25,483	26,838
EBITDA, per debt compliance(2)	$547,776	$540,440

Leverage ratio	2.4x	2.6x

(1) As previously reported in the Company's earnings release on Form 8-K furnished to the SEC on November 19, 2025.
(2) Griffon defines EBITDA per bank compliance as operating results including discontinued operations and excluding interest income and expense, income taxes, depreciation and amortization, restructuring charges, debt extinguishment, net and acquisition related expenses, as well as other items that may affect comparability, as applicable, plus stock based compensation.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Interest Rates

Griffon’s exposure to market risk for changes in interest rates relates primarily to variable interest rate debt and investments in cash and equivalents.

Griffon's amended and restated Credit Agreement references a benchmark rate with SONIA or SOFR. In addition, certain other of Griffon’s credit facilities have a Canadian Overnight Repo Rate Average rate (CORRA) and Bank Bill Swap rate (BBSY) based variable interest rate. Due to the current and expected level of borrowings under these facilities, a 100 basis point change in SONIA, SOFR, CORRA or BBSY would not have a material impact on Griffon’s results of operations or liquidity.

Foreign Exchange

Griffon conducts business in various non-U.S. countries, primarily in Canada and Mexico; therefore, changes in the value of the currencies of these countries affect the financial position and cash flows when translated into U.S. Dollars. Griffon has generally accepted the exposure to exchange rate movements relative to its non-U.S. operations. Griffon may, from time to time, hedge its currency risk exposures. A change of 10% in the value of all applicable foreign currencies would not have a material effect on Griffon’s financial position and cash flows.

Item 8.    Financial Statements and Supplementary Data

The financial statements of Griffon and its subsidiaries and the report thereon of Grant Thornton LLP (PCAOB ID 248) are included herein:

▪Report of Independent Registered Public Accounting Firm.
▪Consolidated Balance Sheets at September 30, 2025 and 2024.
▪Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended September 30, 2025, 2024 and 2023.
▪Consolidated Statements of Cash Flows for the years ended September 30, 2025, 2024 and 2023.
▪Consolidated Statements of Shareholders’ Equity for the years ended September 30, 2025, 2024 and 2023.
▪Notes to Consolidated Financial Statements.
▪Schedule II – Valuation and Qualifying Accounts.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Griffon Corporation

Opinions on the financial statements and internal control over financial reporting
We have audited the accompanying consolidated balance sheets of Griffon Corporation (a Delaware corporation) and subsidiaries (the “Company”) as of September 30, 2025 and 2024, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended September 30, 2025, and the related notes and financial statement schedule included under Item 15(a)(2) (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of September 30, 2025, based on criteria established in the 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2025 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2025, based on criteria established in the 2013 Internal Control—Integrated Framework issued by COSO.

Basis for opinions
The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and limitations of internal control over financial reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical audit matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Hunter Fan Indefinite-Lived Intangible Asset Impairment Assessment

As described further in notes 1 and 6 to the consolidated financial statements, the Company tests indefinite-lived intangible assets for impairment at least annually in the fourth quarter, and more frequently whenever events or circumstances change that would more likely than not reduce the fair value below the carrying amount. Due to a decrease in year-to-date and forecasted sales and operating results at Hunter Fan, primarily attributable to ongoing weak consumer demand coupled with the impact of tariffs on customer order patterns, the Company determined that indicators of impairment were present at June 30, 2025 and therefore completed an interim impairment test for the Hunter Fan trademark.

Hunter Fan’s trademark was tested for impairment by comparing the estimated fair value of the asset to its carrying value. The estimated fair value was determined using a relief from royalty valuation method, which estimates the value of a trademark by discounting to present value the hypothetical royalty payments that are saved by owning the asset rather than licensing it. As a result of the interim impairment test, the Company recorded an impairment charge of $107.0 million on Hunter Fan’s trademark as of June 30, 2025. We identified the Company’s interim impairment testing of the Hunter Fan trademark as a critical audit matter.

The principal considerations for our determination that the Hunter Fan trademark interim impairment testing is a critical audit matter are as follows: The determination of the fair value of indefinite-lived intangible assets requires management to make significant estimates and assumptions related to forecasts of future cash flows, such as revenue growth rates, the discount rate, inclusive of weighted average cost of capital, and the royalty rate. This requires management to evaluate historical results and expectations of future operating performance based on relevant information available to them regarding expectations of industry performance, as well as expectations for entity-specific performance. In addition, determining the discount rate requires management to evaluate the appropriate risk premium based on their judgment of industry and entity-specific risks. Similarly, determining the royalty rate requires management to evaluate hypothetical royalty payments that are saved by owning the asset rather than licensing it. As disclosed by management, changes in these assumptions could result in a significantly different estimate of the fair value of the indefinite-lived intangible asset. In turn, auditing these judgments and assumptions requires a high degree of auditor judgment.

Our audit procedures related to the Hunter Fan trademark quantitative impairment testing included the following: We tested the design and operating effectiveness of controls relating to the impairment testing, including the Company’s ability to develop the assumptions utilized in determining the fair value of the indefinite-lived intangible asset. Such assumptions included revenue growth rates, the discount rate, inclusive of weighted average cost of capital, and the royalty rate. With the assistance of valuation specialists, we evaluated the appropriateness of the valuation method utilized and assessed the appropriateness of assumptions utilized. We also evaluated the qualifications of the valuation specialists engaged by management responsible for preparing the estimated fair value of the Hunter Fan trademark. We evaluated the method used and tested significant inputs and significant assumptions utilized in performing the interim impairment test, as follows: a) tested forecasted revenue attributable to the trademark by comparing to historical trends and industry expectations, performed a sensitivity analysis over revenue growth rates and assessed management’s historical ability to accurately forecast; b) tested the discount rate by comparing to historical rates and industry expectations, compared the rate to market comparable companies, independently calculated the discount rate for comparison to those used by management and performed a sensitivity analysis over the discount rate; and c) tested the assumed royalty rate by comparing to comparable licensing agreements, and performed a sensitivity analysis over the royalty rate.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2006.

New York, New York

November 19, 2025 except for the retrospective adjustments for discontinued
operations and segment reporting as further discussed in Notes 1 (Discontinued
Operations paragraph), 7, and 17, as to which the date is August 7, 2026.

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	At September 30, 2025	At September 30, 2024
CURRENT ASSETS
Cash and equivalents	$99,045	$114,438
Accounts receivable, net of allowances of $5,641 and $6,223	196,957	199,207
Inventories	171,747	174,774
Prepaid and other current assets	42,079	53,107
Assets of discontinued operations held for sale	735,816	771,689
Total Current Assets	1,245,644	1,313,215
PROPERTY, PLANT AND EQUIPMENT, net	195,950	183,309
OPERATING LEASE RIGHT-OF-USE ASSETS	53,041	43,120
GOODWILL	191,253	327,864
INTANGIBLE ASSETS, net	363,955	485,614
OTHER ASSETS	26,191	23,889
Total Assets	$2,076,034	$2,377,011
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$8,033	$8,077
Accounts payable	57,663	70,901
Accrued liabilities	114,628	122,512
Current portion of operating lease liabilities	15,473	18,522
Liabilities of discontinued operations held for sale	250,390	253,372
Total Current Liabilities	446,187	473,384
LONG-TERM DEBT, net	1,404,276	1,515,707
LONG-TERM OPERATING LEASE LIABILITIES	40,453	27,291
OTHER LIABILITIES	111,146	135,741
Total Liabilities	2,002,062	2,152,123
COMMITMENTS AND CONTINGENCIES - See Note 14
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.25 per share, authorized 3,000 shares, no shares issued	—	—
Common stock, par value $0.25 per share, authorized 85,000 shares, issued shares of 84,746 in both 2025 and 2024	21,187	21,187
Capital in excess of par value	690,153	677,028
Retained earnings	479,048	461,442
Treasury shares, at cost, 38,400 common shares and 36,443 common shares as of September 30, 2025 and 2024, respectively	(1,044,496)	(876,527)
Accumulated other comprehensive loss	(71,920)	(58,024)
Deferred compensation	—	(218)
Total Shareholders’ Equity	73,972	224,888
Total Liabilities and Shareholders’ Equity	$2,076,034	$2,377,011

 The accompanying notes to consolidated financial statements are an integral part of these statements.

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

	Years Ended September 30,
	2025	2024	2023
Revenue	$1,795,384	$1,855,985	$1,871,228
Cost of goods and services	947,284	983,585	990,511
Gross profit	848,100	872,400	880,717
Selling, general and administrative expenses	430,622	436,163	446,798
Goodwill and intangible asset impairments	243,612	—	80,000
Total operating expenses	674,234	436,163	526,798
Income from continuing operations	173,866	436,237	353,919
Other income (expense)
Interest expense	(95,737)	(103,821)	(99,711)
Interest income	649	388	871
Gain on sale of real estate	—	—	10,852
Debt extinguishment, net	—	(1,700)	(437)
Other, net	4,466	989	1,831
Total other income (expense)	(90,622)	(104,144)	(86,594)
Income before taxes from continuing operations	83,244	332,093	267,325
Provision for income taxes from continuing operations	62,997	86,497	77,944
Income from continuing operations	20,247	245,596	189,381
Discontinued operations:
Income (loss) before tax from discontinued operations	44,127	(35,443)	(154,644)
Provision (benefit) on income taxes of discontinued operations	13,264	256	(42,880)
Income (loss) from discontinued operations	30,863	(35,699)	(111,764)
Net income	$51,110	$209,897	$77,617
Basic earnings (loss) per common share:
Income from continuing operations	$0.45	$5.16	$3.63
Income (loss) from discontinued operations	0.68	(0.75)	(2.14)
Basic earnings per common share	$1.13	$4.41	$1.49
Weighted-average shares outstanding - basic	45,354	47,573	52,111
Diluted earnings (loss) per common share:
Income from continuing operations	$0.43	$4.94	$3.47
Income (loss) from discontinued operations	0.66	(0.72)	(2.05)
Diluted earnings per common share	$1.09	$4.23	$1.42
Weighted-average shares outstanding - diluted	46,685	49,668	54,612

Net income	$51,110	$209,897	$77,617
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(6,569)	10,137	8,447
Pension and other post retirement plans	(8,361)	1,538	6,634
Gain (loss) on cash flow hedge	1,034	311	(2,353)
Total other comprehensive income (loss), net of taxes	(13,896)	11,986	12,728
Comprehensive income	$37,214	$221,883	$90,345

The accompanying notes to consolidated financial statements are an integral part of these statements.

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,
	2025	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES - CONTINUING OPERATIONS:
Net income	$51,110	$209,897	$77,617
Net (income) loss from discontinued operations	(30,863)	35,699	111,764
Income from continuing operations	$20,247	$245,596	$189,381
Adjustments to reconcile net income to net cash provided by operating activities - continuing operations:
Depreciation and amortization	38,473	35,949	35,506
Stock-based compensation	24,191	25,570	39,178
Goodwill and intangible asset impairments	243,612	—	80,000
Pension and other post-retirement non-cash charges	1,489	464	460
Provision (recovery) for losses on accounts receivable	(473)	188	1,122
Amortization of deferred financing costs and debt discounts	4,106	4,185	4,188
Debt extinguishment, net	—	1,700	437
Deferred income tax benefit	(32,221)	(1,952)	(6,694)
Gain on sale of real estate	—	—	(10,852)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable	2,647	(9,228)	24,334
Decrease in inventories	3,085	24,454	31,627
Increase in prepaid and other assets	(12,847)	(5,671)	(4,057)
Increase (decrease) in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	14,738	(16,436)	(62,797)
Other changes, net	747	2,551	10,993
Net cash provided by operating activities - continuing operations	307,794	307,370	332,826
CASH FLOWS FROM INVESTING ACTIVITIES - CONTINUING OPERATIONS:
Acquisition of property, plant and equipment	(41,692)	(50,279)	(31,445)
Proceeds (payments) from sale of business, net	—	3,500	(2,568)
Proceeds from sale of property, plant and equipment	9	17	11,853
Other, net	141	—	—
Net cash used in investing activities - continuing operations	(41,542)	(46,762)	(22,160)
CASH FLOWS FROM FINANCING ACTIVITIES - CONTINUING OPERATIONS:
Dividends paid	(39,692)	(35,806)	(133,814)
Purchase of shares for treasury	(183,271)	(309,916)	(163,970)
Proceeds from long-term debt	63,000	217,000	75,094
Payments of long-term debt	(178,524)	(167,367)	(158,017)
Financing costs	—	(907)	(3,025)
Other, net	(131)	(341)	(130)
Net cash used in financing activities - continuing operations	(338,618)	(297,337)	(383,862)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities	48,224	69,897	95,944
Net cash provided by (used in) investing activities	7,251	(18,238)	(23,050)
Net cash used in financing activities	(130)	(1,411)	(16,300)
Net cash provided by discontinued operations	55,345	50,248	56,594

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

Effect of exchange rate changes on cash and equivalents	1,628	(1,970)	(693)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(15,393)	11,549	(17,295)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	114,438	102,889	120,184
CASH AND EQUIVALENTS AT END OF PERIOD	$99,045	$114,438	$102,889
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$92,887	$100,676	$99,833
Cash paid for taxes	$96,244	$102,978	$70,937
Capital expenditures in accounts payable	$425	$5,341	$3,945

The accompanying notes to consolidated financial statements are an integral part of these statements.

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands)

COMMON STOCK		CAPITAL IN EXCESS OF PAR VALUE	RETAINED EARNINGS	TREASURY SHARES		ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	DEFERRED COMPENSATION	Total
SHARES	PAR VALUE			SHARES	COST

Balance at 9/30/2022	84,746	$21,187	$627,982	$344,060	27,682	$(420,116)	$(82,738)	$(12,805)	$477,570
Net income	—	—	—	77,617	—	—	—	—	77,617
Dividends	—	—	—	(140,161)	—	—	—	—	(140,161)
Shares withheld on employee taxes on vested equity awards	—	—	—	—	366	(12,990)	—	—	(12,990)
Amortization of deferred compensation	—	—	—	—	—	—	—	10,362	10,362
Common stock acquired	—	—	—	—	4,143	(152,279)	—	—	(152,279)
Equity awards granted, net	—	—	(7,699)	—	(507)	7,699	—	—	—
ESOP allocation of common stock	—	—	21,868	—	—	—	—	—	21,868
Stock-based compensation	—	—	20,529	—	—	—	—	—	20,529
Other comprehensive income, net of tax	—	—	—	—	—	—	12,728	—	12,728
Balance at 9/30/2023	84,746	$21,187	$662,680	$281,516	31,684	$(577,686)	$(70,010)	$(2,443)	$315,244
Net income	—	—	—	209,897	—	—	—	—	209,897
Dividends	—	—	—	(29,971)	—	—	—	—	(29,971)
Shares withheld on employee taxes on vested equity awards	—	—	—	—	595	(34,330)	—	—	(34,330)
Amortization of deferred compensation	—	—	—	—	—	—	—	2,225	2,225
Common stock acquired including excise taxes	—	—	—	—	4,772	(277,896)	—	—	(277,896)
Equity awards granted, net	—	—	(12,875)	—	(608)	12,875	—	—	—
ESOP allocation of common stock including excise taxes	—	—	8,918	—	—	510	—	—	9,428
Stock-based compensation	—	—	18,305	—	—	—	—	—	18,305
Other comprehensive income, net of tax	—	—	—	—	—	—	11,986	—	11,986
Balance at 9/30/2024	84,746	$21,187	$677,028	$461,442	36,443	$(876,527)	$(58,024)	$(218)	$224,888
Net income	—	—	—	51,110	—	—	—	—	51,110
Dividends	—	—	—	(33,504)	—	—	—	—	(33,504)
Shares withheld on employee taxes on vested equity awards including excise taxes	—	—	—	—	584	(44,756)	—	—	(44,756)
Amortization of deferred compensation	—	—	—	—	—	—	—	218	218
Common stock acquired including excise taxes	—	—	—	—	1,897	(136,215)	—	—	(136,215)
Equity awards granted, net	—	—	(12,895)	—	(524)	12,895	—	—	—
ESOP allocation of common stock including excise taxes	—	—	537	—	—	107	—	—	644
Stock-based compensation	—	—	25,483	—	—	—	—	—	25,483
Other comprehensive income, net of tax	—	—	—	—	—	—	(13,896)	—	(13,896)
Balance at 9/30/2025	84,746	$21,187	$690,153	$479,048	38,400	$(1,044,496)	$(71,920)	$—	$73,972

The accompanying notes to consolidated financial statements are an integral part of these statements.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(US dollars and non US currencies in thousands, except per share data)

(Unless otherwise indicated, all references to years or year-end refer to Griffon’s fiscal period ending September 30,

NOTE 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

Griffon Corporation (the “Company,” “Griffon,” "we" or "us") is a leading provider of residential and commercial building products. The Company is the largest North American manufacturer and marketer of garage doors under the Clopay, IDEAL and Holmes brands, and rolling steel door and grille products under the Clopay, Cornell, and Cookson brands. The Company is also a leading provider of residential, industrial, and commercial ceiling fans sold under the Hunter, Casablanca, and Jan Fan brands.

The Company was founded in 1959, is organized as a Delaware corporation headquartered in New York, N.Y. and is listed on the New York Stock Exchange (NYSE:GFF).

Discontinued Operations

On February 5, 2026, Griffon announced that it entered into a definitive agreement to form a joint venture with ONCAP Management Partners, L.P. (“ONCAP”), the mid-market private equity platform of Onex Corporation (TSX:ONEX), to create a leading global provider of hand tools, home organization solutions, and lawn and garden products for professionals and consumers. The joint venture combines the United States and Canada businesses of Griffon’s AMES Companies (“AMES North America”) with the Bellota Tools, Corona, and Burgon & Ball businesses of VNPI Global Investments and Services, S.L. and Bellota Holdings AG (“Venanpri”), an ONCAP majority-owned portfolio company. On June 9, 2026, Griffon completed the previously announced formation of the joint venture between its AMES North America business and Venanpri. The joint venture, named Veritage Brands (“Veritage”), is managed as a subsidiary of Venanpri which, together with other affiliates of ONCAP, holds a 57% equity interest. Upon closing, Griffon received $100,000 in cash, a $161,100 second-lien paid-in-kind ("PIK") debt receivable from the joint venture, and will participate in the governance and oversight of the joint venture with its 43% equity interest that has an initial carrying value of $118,600. Griffon's investment in the joint venture will be accounted for under the equity method.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

Griffon also announced on February 5, 2026 the initiation of a comprehensive review of strategic alternatives for its AMES Australasia and United Kingdom (“U.K.”) operations. On June 8, 2026, Griffon announced that it had entered into a definitive agreement to sell its AMES Australasia business to a joint venture it is forming with an investment group led by the management of AMES Australasia with support from Australian financial investors. On July 31, 2026, Griffon completed the previously announced formation of the joint venture. Under the terms of the agreement, at closing, Griffon received AUD $258,000 (USD $180,910) in cash, a AUD $69,300 (approximately USD $48,593) PIK note receivable, and a 49% equity interest that has an initial carrying value of AUD $29,800 (USD $20,896). Griffon will participate in the governance and oversight of the joint venture as a 49% equity holder, while the remaining 51% ownership interest will be held by the investment group that includes certain members of the current AMES Australasia management team. Griffon's investment in the joint venture will be accounted for under the equity method. As of March 31, 2026, the Company ceased its AMES U.K. operations and is currently in the process of liquidating its remaining assets and settling its remaining liabilities.

As a result of the strategic actions announced on February 5, 2026, AMES’ North America, Australia, and U.K. operations have been reported as discontinued operations in the Consolidated Statements of Operations for all periods presented. Except for certain U.K. assets and liabilities not held for sale, we classified the assets and liabilities associated with the AMES' U.S., Canada, Australia, and U.K. discontinued operations as held for sale in the Consolidated Balance Sheets. The U.K. assets classified as held for sale relate to inventory and property, plant and equipment that will be sold in liquidation. Accordingly, unless otherwise noted, all references to results and financial information in the Company's Consolidated Financial Statements relate to Griffon's continuing operations. At September 30, 2025 and 2024, Griffon’s assets of discontinued operations held for sale totaled $735,816 and $771,689, respectively, and Griffon's liabilities of discontinued operations held for sale totaled $250,390 and $253,372, respectively. Refer to Note 7, Discontinued Operations for additional details.

Subsequent to these actions, Griffon now conducts its operations through one reportable segment, managed on a consolidated basis, which includes Griffon’s former Home and Building Products segment and Hunter Fan. All prior period comparative segment information presented has been applied retrospectively to reflect the new segment structure. For further information regarding our segment reporting, see Note 17, Reportable Segment.

Consolidation

The consolidated financial statements include the accounts of Griffon and all subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. The results of operations of acquired businesses are included from the dates of acquisitions.

Reclassifications

Certain amounts in prior years have been reclassified to conform to the current year presentation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. These estimates may be adjusted due to changes in economic, industry or customer financial conditions, as well as changes in technology or demand. Significant estimates include expected loss allowances for credit losses on accounts receivable and sales returns, net realizable value of inventories, restructuring reserves, valuation of goodwill and intangible assets, assumptions associated with pension benefit obligations and income or expenses, useful lives associated with depreciation and amortization of intangible and fixed assets, warranty reserves, sales incentive accruals, assumption associated with stock based compensation valuation, income taxes and tax valuation reserves, environmental reserves, legal reserves, insurance reserves, the valuation of assets and liabilities of discontinued operations, assumptions associated with valuation of acquired assets and assumed liabilities of acquired companies and the accompanying disclosures. These estimates are based on management’s best knowledge of current events and actions Griffon may undertake in the future. Actual results may ultimately differ from these estimates.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

Cash and equivalents

Griffon considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. Cash equivalents primarily consist of overnight commercial paper, highly-rated liquid money market funds backed by U.S. Treasury securities and U.S. Agency securities. Griffon had cash in non-U.S. bank accounts of approximately $38,500 and $46,100 at September 30, 2025 and 2024, respectively. Substantially all U.S. cash and equivalents are in excess of FDIC insured limits. Griffon regularly evaluates the financial stability of all institutions and funds that hold its cash and equivalents.

Fair value of financial instruments

The carrying values of cash and cash equivalents, accounts receivable, accounts and notes payable and revolving credit and Term Loan B debt approximate fair value due to either the short-term nature of such instruments or the fact that the interest rate of the revolving credit debt is based upon current market rates.

The fair value hierarchy, as outlined in the applicable accounting guidance, establishes a fair value hierarchy that requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the hierarchy is based on the lowest level of input that is significant to the fair value measurement. The accounting guidance establishes three levels of inputs that may be used to measure fair value, as follows:

•Level 1 inputs are measured and recorded at fair value based upon quoted prices in active markets for identical assets.

•Level 2 inputs include inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of assets or liabilities.

•Level 3 inputs are unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The fair values of Griffon’s 2028 Senior Notes and Term Loan B facility approximated $972,338 and $450,684, respectively, on September 30, 2025. Fair values were based upon quoted market prices (Level 1 inputs).

Insurance contracts with a value of $5,249 at September 30, 2025 are measured and recorded at fair value based upon quoted prices in active markets for similar assets (Level 2 inputs) and are included in Other assets on the Consolidated Balance Sheets.

Items Measured at Fair Value on a Recurring Basis

In the normal course of business, Griffon’s operations are exposed to the effect of changes in foreign currency exchange rates. To manage these risks, Griffon may enter into various derivative contracts such as foreign currency exchange contracts, including forwards and options. Griffon entered into several such contracts in order to lock into a foreign currency rate for planned settlements of trade and inter-company liabilities payable in USD as discussed below.

At September 30, 2025 and 2024, Griffon had $21,000 and $20,500 of Chinese Yuan contracts at a weighted average rate of $7.10 and $7.11, respectively, which qualified for hedge accounting. These hedges were all deemed effective as cash flow hedges with gains and losses related to changes in fair value deferred and recorded in AOCI and Prepaid and other current assets, or Accrued liabilities, until settlement (Level 2 inputs). Upon settlement, gains and losses are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss) in COGS. AOCI included deferred gains of $37 ($27, net of tax) and deferred gains of $410 ($300, net of tax) at September 30, 2025 and 2024, respectively. Upon settlement, losses of $974, $1,936 and $2,313 were recorded in COGS during 2025, 2024 and 2023, respectively. All contracts expire in 31 to 273 days.

The Company accounts for acquisitions under the acquisition method, in which assets acquired and liabilities assumed are recorded at fair value as of the date of acquisition using a method substantially similar to the goodwill impairment test methodology (Level 3 inputs). The operating results of the acquired companies are included in Griffon’s consolidated financial statements from the date of acquisition in each instance.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

Pension plan assets with a fair value of $22,275 at September 30, 2024 are measured and recorded at fair value based upon quoted prices in active markets for identical assets (Level 1 inputs), quoted market prices for similar assets (Level 2 inputs) and fair value assumptions for unobservable inputs in which little or no market data exists (Level 3). There were no pension plan assets at September 30, 2025.

Non-U.S. currency translation

Assets and liabilities of non-U.S. subsidiaries, where the functional currency is not the U.S. dollar, have been translated at year-end exchange rates and profit and loss accounts have been translated using weighted average exchange rates during the applicable fiscal year. Adjustments resulting from currency translation are recorded in AOCI as cumulative translation adjustments. The Company recognized foreign currency translation adjustment losses during 2025 of $6,569 and foreign currency translation adjustment gains of $10,137 during 2024. As of September 30, 2025 and 2024, the cumulative foreign currency translation recorded in AOCI resulted in losses of $45,155 and $38,586, respectively. Assets and liabilities of an entity that are denominated in currencies other than that entity’s functional currency are re-measured into the functional currency using period end exchange rates, or historical rates where applicable to certain balances. Gains and losses arising on remeasurements are recorded within the Consolidated Statements of Operations and Comprehensive Income as a component of Other income (expense).

Revenue recognition

The Company recognizes revenue when performance obligations identified under the terms of contracts with its customers are satisfied. A performance obligation is a promise in a contract to transfer a distinct good or service, or a bundle of goods or services, to the customer, and is the unit of accounting. A contract with a customer is an agreement which both parties have approved, that creates enforceable rights and obligations, has commercial substance and with respect to which payment terms are identified and collectability is probable. Once the Company has entered into a contract or purchase order, it is evaluated to identify performance obligations. For each performance obligation, revenue is recognized when control of the promised products is transferred to the customer, or services are satisfied under the contract or purchase order, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services (the transaction price).

The Company’s performance obligations are recognized at a point in time related to the manufacture and sale of a broad range of products and components, and revenue is recognized when title, and risk and rewards of ownership, have transferred to the customer, which is generally upon shipment.

Refer to Note 2, Revenue for additional information.

Accounts receivable, expected allowance for credit losses and concentrations of credit risk

Accounts receivable is composed principally of trade accounts receivable, that arise from the sale of goods or services on account, and is stated at historical cost. A substantial portion of Griffon’s trade receivables are from Home Depot, whose financial condition is dependent on the construction and related retail sectors of the economy. As a percentage of consolidated accounts receivable, Home Depot was 5% as of September 30, 2025 and 11% as of September 30, 2024. Griffon performs continuing evaluations of the financial condition of its customers, and although Griffon generally does not require collateral, letters of credit may be required from customers in certain circumstances.

Trade receivables are recorded at the stated amount, less expected allowance for credit losses and, when appropriate, for customer program reserves and cash discounts. The expected loss allowance represents estimated uncollectible receivables associated with potential customer defaults on contractual obligations (usually due to customers’ potential insolvency). The expected allowance for credit losses includes amounts for certain customers where a risk of default has been specifically identified, as well as an amount for customer defaults based on a formula when it is determined the risk of some default is probable and estimable, but cannot yet be associated with specific customers. The provision related to the expected allowance for credit losses is recorded in Selling, general and administrative ("SG&A") expenses. The Company writes off accounts receivable when they are deemed to be uncollectible.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

Customer program reserves and cash discounts are netted against accounts receivable when it is customer practice to reduce invoices for these amounts. The amounts netted against accounts receivable as of September 30, 2025 and September 30, 2024 were $11,804 and $10,894, respectively.

All accounts receivable amounts are expected to be collected in less than one year.

The Company does not currently have customers or contracts that prescribe specific retainage provisions.

Inventories

Inventories, stated at the lower of cost (first-in, first-out or average) or net realizable value, include material, labor and manufacturing overhead costs.

Griffon’s businesses typically do not require inventory that is susceptible to becoming obsolete or dated. In general, Clopay produces residential and commercial sectional garage doors, commercial rolling steel door and grille products, and Hunter Fan produces residential, industrial, and commercial ceiling fans, both in response to orders from customers of retailers and dealers or based on expected orders, as applicable.

Long-lived assets, including definite intangible assets

Property, plant and equipment includes the historical cost of land, buildings, equipment and significant improvements to existing plant and equipment or, in the case of acquisitions, a fair market value appraisal of such assets completed at the time of acquisition. Expenditures for maintenance, repairs and minor renewals are expensed as incurred. When property or equipment is sold or otherwise disposed of, the related cost and accumulated depreciation is removed from the respective accounts and the gain or loss is recognized.

Depreciation expense, which includes amortization of assets under capital leases, was $23,892, $21,607 and $20,925 in 2025, 2024 and 2023, respectively, and was calculated on a straight-line basis over the estimated useful lives of the assets. Depreciation included in SG&A expenses was $9,999, $9,548 and $9,507 in 2025, 2024 and 2023, respectively. The remaining components of depreciation, attributable to manufacturing operations, are included in COGS. Estimated useful lives for property, plant and equipment are as follows: buildings and building improvements, 25 to 40 years; machinery and equipment, 2 to 15 years; and leasehold improvements, over the term of the lease or life of the improvement, whichever is shorter.

Capitalized interest costs included in Property, plant and equipment were $3,489, $2,228 and $1,463 for the years ended September 30, 2025, 2024 and 2023, respectively. The original cost of fully-depreciated property, plant and equipment remaining in use at September 30, 2025 was approximately $194,981.

Long-lived assets, including customer relationships and software, and tangible assets, primarily property, plant and equipment, are amortized over their expected useful lives, generally eight to twenty-five years, and involves significant assumptions and estimates. We assess the recoverability of the carrying amount of our long-lived assets, including amortizable intangible assets, whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. We evaluate the recoverability of such assets based on the expectations of undiscounted cash flows attributable to the asset group. If the sum of the expected future undiscounted cash flows are less than the carrying amount of the asset group, a loss would be recognized for the difference between the fair value and the carrying amount. No indicator of impairment existed for the Company's asset groups as of September 30, 2025 and 2024.

Goodwill and indefinite-lived intangibles

Goodwill represents the excess of the cost of net assets acquired in business combinations over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination.

We test goodwill and indefinite-lived intangibles for impairment at least annually in the fourth quarter, and more frequently whenever events or circumstances change that would more likely than not reduce the fair value below the carrying amount. Such events or changes in circumstance include significant deterioration in overall economic conditions, changes in the business climate in which our reporting units operate, a decline in our market capitalization, operating performance indicators, when some portion of a reporting unit is disposed of or classified as held for sale, or when a change in the composition of

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

reporting units occurs for other reasons, such as a change in operating segments. To test goodwill and indefinite-lived intangible assets for impairment, we may perform both a qualitative assessment and quantitative assessment. If we elect to perform a qualitative assessment, we consider operating results as well as circumstances impacting the operations or cash flows of the reporting unit or indefinite-lived intangible assets, including macroeconomic conditions, industry and market conditions and reporting unit events and circumstances. For the quantitative test of goodwill, the assessment is based on both an income-based and market-based valuation approach. Under the income-based approach, we determine the fair value of a reporting unit by using discounted cash flows that require significant judgment and assumptions, such as our best estimate of future revenue, operating costs, cash flows, expected long-term cash flow growth rates (terminal value growth rates), and risk adjusted discount rates. Under the market-based approach, we determine the fair value of a reporting unit by applying those multiples exhibited by comparable publicly traded companies and those multiples paid in acquisitions of peer company transactions to the financial results of the reporting units. We then compare the fair value estimates resulting from the income and market-based valuations to the sum of Griffon’s market capitalization and net debt position to assess the reasonableness of the implied control premium. For the quantitative test of indefinite-lived intangible assets, we determine the fair value of indefinite-lived intangible assets by using the relief from royalty method, which estimates the value of a trademark by discounting to present value the hypothetical royalty payments that are saved by owning the asset rather than licensing it. If it is determined that an impairment exists, we recognize an impairment loss for the amount by which the carrying amount of the reporting unit or indefinite-lived intangible asset exceeds its estimated fair value.

Fair value estimates are based on assumptions believed to be reasonable at the time, but such assumptions are subject to inherent uncertainty. Actual results may differ materially from those estimates. Any changes in key assumptions or management judgment with respect to a reporting unit or its prospects, which may result from a decline in Griffon’s stock price, a change in market conditions, market trends, interest rates or other factors outside of Griffon’s control, or significant underperformance relative to historical or projected future operating results, could result in a significantly different estimate of the fair value of Griffon’s reporting units and indefinite-lived intangible assets, which could result in an impairment charge in the future.

In preparation of our financial statements for the years ended September 30, 2025, 2024 and 2023, we performed qualitative assessments of the goodwill and indefinite-lived intangible assets associated with our Clopay and Hunter reporting units. Based on these assessments in each year, we concluded that it was not more likely than not that the fair value of the Clopay reporting unit or its indefinite-lived intangible assets was less than its respective carrying amount as of the annual testing dates of September 30, 2025, 2024 and 2023.

However, for our Hunter Fan reporting unit, during 2025, indicators of goodwill and indefinite-lived intangible asset impairment were present, driven by a decrease in year-to-date and forecasted sales and operating results primarily due to ongoing weak consumer demand coupled with the impact of increased tariffs disrupting historical customer ordering patterns. As such, we performed a quantitative assessment of the Hunter Fan reporting unit goodwill using both an income based and market-based valuation approach. We also performed a quantitative assessment of the Hunter Fan indefinite-lived intangible assets using the relief from royalty method. The goodwill impairment test resulted in a pre-tax, non-cash impairment charge of $136,612, representing the remaining goodwill of the Hunter Fan reporting unit. Additionally, the indefinite-lived intangible asset test resulted in a pre-tax, non-cash impairment charge of $107,000 to the carrying amount of Hunter Fan's trademark. For the year ended September 30, 2024 and 2023, Griffon performed its annual impairment testing, and performed quantitative assessments of the Hunter Fan reporting unit's goodwill and indefinite-lived intangible assets, which did not result in an impairment in fiscal 2024, however, in 2023, the tests resulted in pre-tax, non-cash impairment charges of $80,000 to the gross carrying amount of trademarks.

Leases

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. We use the implicit rate when readily determinable. Our determination of the lease term may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option.

The Company determines if an arrangement is a lease at inception. The ROU assets and short and long-term liabilities associated with our operating leases are shown as separate line items on our Consolidated Balance Sheets. Finance leases are included in property, plant, and equipment, net, other accrued liabilities, and other non-current liabilities.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

For operating leases, fixed lease payments are recognized as operating lease cost on a straight-line basis over the lease term. For finance leases and impaired operating leases, the ROU asset is depreciated on a straight-line basis over the remaining lease term, along with recognition of interest expense associated with accretion of the lease liability. For leases with a lease term of 12 months or less (a "Short-term" lease), any fixed lease payments are recognized on a straight-line basis over such term, and are not recognized on the Consolidated Balance Sheets. Variable lease cost for both operating and finance leases, if any, is recognized as incurred. The Company has lease agreements that contain both lease and non-lease components. For real estate leases, we account for lease components together with non-lease components (e.g., common-area maintenance).

Income taxes

We are subject to Federal, state and local income taxes in the U.S. and in various taxing jurisdictions outside the U.S. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns in accordance with applicable accounting guidance for accounting for income taxes, using currently enacted tax rates in effect for the year in which the differences are expected to reverse.

We record a valuation allowance when necessary to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Both positive and negative evidence are considered in forming our judgment as to whether a valuation allowance is appropriate, and more weight is given to evidence that can be objectively verified. Valuation allowances are reassessed whenever there are changes in circumstances that may cause a change in judgment.

The accounting for uncertainty in income taxes requires a more-likely-than-not threshold for financial statement recognition of tax positions taken or expected to be taken in a tax return. We record, as needed, a liability for the difference between the benefit recognized for financial statement purposes and the tax position taken or expected to be taken on our tax return. To the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. Interest and penalties recognized on the liability for unrecognized tax benefits is recorded as income tax expense.

Research and development costs, shipping and handling costs and advertising costs

Research and development costs are charged to SG&A expense as incurred and amounted to approximately $16,312 in 2025, $15,884 in 2024 and $14,076 in 2023.

Total shipping and handling costs included in both COGS and SG&A were $79,097 in 2025, $81,378 in 2024 and $80,004 in 2023, of which $67,500 in 2025, $68,400 in 2024 and $67,300 in 2023 were included in SG&A. Advertising costs, which are expensed as incurred in SG&A, were $26,000 in 2025, $23,500 in 2024 and $25,700 in 2023.

Risk, retention and insurance

Griffon’s property and casualty insurance programs contain various deductibles that, based on Griffon’s experience, are reasonable and customary for a company of its size and risk profile. Griffon generally maintains deductibles for claims and liabilities related primarily to workers’ compensation, general, product and automobile liability as well as property damage and business interruption losses resulting from certain events. Griffon does not consider any of the deductibles to represent a material risk to Griffon. Griffon accrues for claim exposures that are probable of occurrence and can be reasonably estimated. Insurance is maintained to transfer risk beyond the level of self-retention and provides protection on both an individual claim and annual aggregate basis.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

Pension benefits

Griffon sponsors defined and supplemental benefit pension plans for certain retired employees. Annual amounts relating to these plans are recorded based on actuarial projections, which include various actuarial assumptions, including discount rates, assumed rates of return, compensation increases and turnover rates. Actuarial assumptions used to determine pension liabilities, assets and expense are reviewed annually and modified based on current economic conditions and trends. The expected return on plan assets is determined based on the nature of the plan's investments and expectations for long-term rates of return. The discount rate used to measure obligations is based on a corporate bond spot-rate yield curve that matches projected future benefit payments, with the appropriate spot rate applicable to the timing of the projected future benefit payments. Assumptions used in determining Griffon’s obligations under the defined benefit pension plans are believed to be reasonable, based on experience and advice from independent actuaries; however, differences in actual experience or changes in assumptions may materially impact Griffon’s financial position or results of operations.

All of the defined benefit plans are frozen and have ceased accruing benefits.

The Company recognized non-service cost components of net periodic (benefit) cost of ($3,848), $662 and $875 during 2025, 2024, and 2023 respectively.

Issued but not yet effective accounting pronouncements

In December 2023, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The new standard was issued to improve transparency and decision usefulness of income tax disclosures by providing information that helps investors better understand how an entity's operations, tax risks, tax planning and operational opportunities affect its tax rate and prospects for future cash flows. The standard requires significant additional disclosures focused on income taxes paid and the rate reconciliation table. Specifically, the amendments in the standard require the Company to disclose disaggregated: (1) income taxes paid by federal, state, and foreign, (2) continuing operations pre-tax income between domestic and foreign, and (3) continuing operations income tax expense by federal, state and foreign. The standard also requires the Company to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. This standard is effective for the Company beginning with our fiscal year 2026, and can be applied prospectively or retrospectively. While the Company is currently evaluating the guidance to determine the impact it may have on its consolidated financial statements, the Company does not expect the adoption of this standard to have a material impact on its financial position, results of operations, or cash flows.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amendments in this update require disclosure and further disaggregation, in the notes to financial statements, of specified information about certain costs and expenses. The required disclosures include the amounts of purchases of inventory, employee compensation, depreciation, intangible asset amortization, and depreciation, depletion, and amortization recognized as part of oil and gas producing activities included in each relevant expense caption. Additionally, further disclosures are required for certain amounts already required to be disclosed under current GAAP, a qualitative description of amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, and the total amount of selling expenses, and on an annual basis, the definition of selling expenses. The ASU is effective for the Company beginning with the Company's fiscal year 2027 and interim reporting periods beginning with the Company's 2028 fiscal year. Implementation of this standard may be applied prospectively or retrospectively. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

In December 2025, the FASB issued guidance, ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. The ASU clarifies interim reporting disclosure requirements by introducing a principle that entities disclose material events and changes since the most recent annual reporting period and by consolidating existing interim disclosure guidance. ASU 2025-11 is effective for interim periods beginning after December 15, 2027, with early adoption permitted. For the Company, the ASU will be effective for the interim period ending March 31, 2028. The Company is currently evaluating the impact of the adoption of ASU 2025-11 on its condensed consolidated financial statements and related disclosures.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

In December 2025, the FASB issued guidance, ASU 2025-12, Codification Improvements, to clarify guidance, correct technical errors, remove outdated language and improve consistency across various topics in the Accounting Standards Codification ("ASC"). The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2026, including interim reporting periods within those annual periods. Early adoption is permitted. The Company is currently evaluating the impact of adopting this guidance on the consolidated financial statements.

New Accounting Standards Adopted

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The new standard provides improvements to reportable segment disclosure requirements through amendments that require disclosure of significant segment expenses and other segment items on an interim and annual basis and requires all annual disclosures about a reportable segment's profit or loss and assets to be made on an interim basis. The standard also requires the disclosure of the chief operating decision maker's ("CODM") title and position and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. The standard also clarifies that if the CODM uses more than one measure in assessing segment performance and deciding how to allocate resources, a company may report the additional segment profit or loss measure(s), and that companies with a single reportable segment must provide all disclosures required by this amendment. The Company adopted this standard for the year ended September 30, 2025. The standard was applied retrospectively to all prior periods presented in the financial statements. Refer to Note 17 - Reportable Segment, for additional information.

NOTE 2 – REVENUE

The Company recognizes revenue when performance obligations identified under the terms of contracts with its customers are satisfied. A performance obligation is a promise in a contract to transfer a distinct good or service, or a bundle of goods or services, to the customer, and is the unit of accounting. A contract with a customer is an agreement which both parties have approved, that creates enforceable rights and obligations, has commercial substance and with respect to which payment terms are identified and collectability is probable. Once the Company has entered into a contract or purchase order, it is evaluated to identify performance obligations. For each performance obligation, revenue is recognized when control of the promised products is transferred to the customer, or services are satisfied under the contract or purchase order, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services (the transaction price).

A contract's transaction price is allocated to each distinct performance obligation and recognized as revenue when each performance obligation is satisfied. A majority of the Company’s contracts have a single performance obligation which represents, in most cases, the product being sold to the customer. To a lesser extent, some contracts include multiple performance obligations such as a product, the related installation, and extended warranty services. These contracts require judgment in determining the number of performance obligations. For contracts with multiple performance obligations, judgment is required to determine whether performance obligations specified in these contracts are distinct and should be accounted for as separate revenue transactions for recognition purposes. In these types of contracts, the Company allocates the total transaction price to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. The Company uses an observable price to determine the stand-alone selling price for separate performance obligations or a cost plus margin approach when one is not available. The transaction price includes variable consideration, such as discounts and volume rebates, when it is probable that a significant reversal of revenue recognized will not occur. Variable consideration is determined using either the expected value or the most likely amount of consideration to be received based on historical experience and the specific facts and circumstances at the time of evaluation.
See Note 17 - Reportable Segment for revenue from contracts with customers disaggregated by end markets and geographic location.
The Company’s performance obligations are recognized at a point in time related to the manufacture and sale of a broad range of products and components and revenue is recognized when title, and risk and rewards of ownership, have transferred to the customer, which is generally upon shipment.

A majority of the Company's revenue is short cycle in nature with shipments occurring within one year from order and does not include a material long-term financing component, implicitly or explicitly. Payment terms generally range between 15 to 90

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
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days and vary by the location of the business, the type of products manufactured to be sold and the volume of products sold, among other factors.
The Company recognizes revenue from product sales when all factors are met, including when control of a product transfers to the customer upon its shipment, completion of installation, testing, certification or other substantive acceptance required under the contract. Other than standard product warranty provisions, sales arrangements provide for no significant post-shipment obligations on the Company. From time-to-time and for certain customers, rebates and other sales incentives, promotional allowances or discounts are offered, typically related to customer purchase volumes, all of which are fixed or determinable and are classified as a reduction of revenue and recorded at the time of sale. Griffon provides for sales returns and allowances based upon historical returns experience. The Company includes shipping costs billed to customers in revenue and the related shipping costs in either COGS or SG&A expenses.

The majority of the Company’s contracts offer assurance-type warranties in connection with the sale of a product to a customer. Assurance-type warranties provide a customer with assurance that the related product will function as the parties intended because it complies with agreed-upon specifications. Such warranties do not represent a separate performance obligation.
Payment terms vary depending on the type and location of the customer and the products or services offered. Generally, the period between the time revenue is recognized and the time payment is due is not significant. Shipping and handling charges are not considered a separate performance obligation. Additionally, all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected from a customer (e.g., sales, use, value added, and some excise taxes) are excluded from revenue.

NOTE 3 — INVENTORIES

The following table details the components of inventory:

	At September 30, 2025	At September 30, 2024
Raw materials and supplies	$71,742	$74,101
Work in process	9,193	8,562
Finished goods	90,812	92,111
Total	$171,747	$174,774

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

NOTE 4 — PROPERTY, PLANT AND EQUIPMENT

The following table details the components of property, plant and equipment, net:

	At September 30, 2025	At September 30, 2024
Land, building and building improvements	$100,415	$96,253
Machinery and equipment(1)	343,029	316,074
Leasehold improvements	30,341	29,532
	473,785	441,859
Accumulated depreciation and amortization	(277,835)	(258,550)
Total	$195,950	$183,309
(1) Machinery and Equipment includes approximately $31,078 and $23,791 of construction in progress assets as of September 30, 2025 and September 30, 2024, respectively.

During the year ended September 30, 2025, in connection with the goodwill and indefinite-lived intangible asset impairment event described in Note 6 - Goodwill and Intangibles, the Company also evaluated property, plant and equipment assets for potential impairment. The review did not result in any impairment charges to property, plant and equipment.
No event or indicator of impairment occurred during the year ended September 30, 2024 which required additional impairment testing of property, plant and equipment.

NOTE 5 – CREDIT LOSSES

The Company is exposed to credit losses primarily through sales of products and services. Trade receivables are recorded at their stated amount, less expected allowances for credit losses and, when appropriate, for customer program reserves and cash discounts. The Company’s expected loss allowance methodology for trade receivables is primarily based on the aging method of the accounts receivable balances and the financial condition of its customers. The expected allowance for credit losses represents estimated uncollectible receivables associated with potential customer defaults on contractual obligations (usually due to customers’ potential insolvency) and estimates for returns. As of September 30, 2025 and September 30, 2024, the allowance for credit losses includes an allowance for sales returns of $2,429 and $3,350, respectively. The allowance for credit losses includes amounts for certain customers where a risk of default has been specifically identified, as well as an amount for customer defaults, based on a formula, when it is determined the risk of some default is probable and estimable, but cannot yet be associated with specific customers. The provision related to the expected allowance for credit losses is recorded in SG&A expenses. The Company writes-off accounts receivable when they are deemed to be uncollectible. The Company also considers current and expected future economic and market conditions when determining any estimate of credit losses. Generally, estimates used to determine the allowance are based on assessment of anticipated payment and all other historical, current and future information that is reasonably available. All accounts receivable amounts are expected to be collected in less than one year.

Based on a review of the Company's policies and procedures, including the aging of its trade receivables, recent write-off history and other factors related to future macroeconomic conditions, Griffon determined that its method to determine expected allowances for credit losses is in accordance with guidance for credit losses on financial instruments, including trade receivables, in all material respects.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

The following table provides a roll-forward of the allowance for credit losses that is deducted from gross accounts receivable to present the net amount expected to be collected:

Beginning Balance, September 30, 2023	$6,279
Provision for expected credit losses	188
Amounts written off charged against the allowance	(525)
Other, primarily foreign currency translation	281
Ending Balance, September 30, 2024	$6,223
Recovery for expected credit losses	(473)
Amounts written off charged against the allowance	(888)
Other, primarily foreign currency translation	779
Ending Balance, September 30, 2025	$5,641

NOTE 6 — GOODWILL AND INTANGIBLES

Goodwill at September 30, 2025 and 2024 was $191,253 and $327,864, respectively.

During the third quarter of fiscal 2025, indicators of goodwill impairment were present for the Hunter Fan reporting unit, driven by a decrease in year-to-date and forecasted sales and operating results primarily due to ongoing weak consumer demand coupled with the impact of increased tariffs disrupting historical customer ordering patterns. As such, we performed a quantitative assessment of the Hunter Fan reporting unit goodwill using both an income-based and market-based valuation approach. This impairment test resulted in a pre-tax, non-cash goodwill impairment charge of $136,612, representing the remaining goodwill of the Hunter Fan reporting unit. For the fiscal years ended September 30, 2024 and 2023, the Company performed a quantitative assessment of the Hunter Fan reporting units using both an income-based and market-based approach, which did not result in a goodwill impairment. For the Clopay reporting unit, we performed a qualitative assessment and determined that indicators that fair value was less than the carrying amount were not present in fiscal years 2025, 2024 and 2023.

Indicators of impairment were present for our Hunter Fan indefinite-lived intangible asset during the third quarter of fiscal 2025 due to the reasons discussed above. As such, we determined the fair value of Hunter Fan's indefinite-lived intangible asset by using a relief from royalty method, which estimates the value of a trademark by discounting to present value the hypothetical royalty payments that are saved by owning the asset rather than licensing it. We compared the estimated fair value to the carrying amount, resulting in a pre-tax, non-cash impairment charge of $107,000 to the carrying amount of Hunter Fan's trademark recorded in the third quarter of fiscal 2025. For the years ended September 30, 2024 and 2023, the Company performed quantitative impairment assessments of the Hunter Fan reporting unit's indefinite-lived intangible assets. The 2024 assessment indicated that no impairment charge was required. The 2023 assessment resulted in a pre-tax non-cash impairment charge of $80,000 to the gross carrying amount of Hunter Fan's reporting unit trademarks.

Griffon performed qualitative assessments for the Clopay reporting unit's indefinite-lived intangibles and determined that indicators that fair value was less than the carrying amount were not present during 2025, 2024 and 2023.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

The following table provides the gross carrying value and accumulated amortization for each major class of intangible asset:

	At September 30, 2025			At September 30, 2024
	Gross Carrying Amount	Accumulated Amortization	Average Life (Years)	Gross Carrying Amount	Accumulated Amortization
Customer relationships & other	$284,984	$61,291	16	$284,957	$46,144
Technology, patents & other	7,707	4,038	3	6,415	3,207
Total amortizable intangible assets	292,691	65,329		291,372	49,351
Trademarks	136,593	—		243,593	—
Total intangible assets	$429,284	$65,329		$534,965	$49,351

We also evaluated our definite-lived intangible assets for potential impairment in connection with the goodwill impairment event noted above. The review did not result in any impairment charges related to definite-lived intangible assets.

Amortization expense for intangible assets subject to amortization was $14,581, $14,342 and $14,581 in 2025, 2024, and 2023, respectively. Amortization expense for each of the next five years and thereafter, based on current intangible balances and classifications, is estimated as follows: 2026 - $16,220; 2027 - $16,216; 2028 - $16,216; 2029 - $16,216 and 2030 - $16,216; thereafter - $146,278.

NOTE 7 — DISCONTINUED OPERATIONS

On February 5, 2026, Griffon announced that it entered into a definitive agreement to form a joint venture with ONCAP Management Partners, L.P. (“ONCAP”), the mid-market private equity platform of Onex Corporation (TSX:ONEX), to create a leading global provider of hand tools, home organization solutions, and lawn and garden products for professionals and consumers. The joint venture combines the United States and Canada businesses of Griffon’s AMES Companies (“AMES North America”) with the Bellota Tools, Corona, and Burgon & Ball businesses of VNPI Global Investments and Services, S.L. and Bellota Holdings AG (“Venanpri”), an ONCAP majority-owned portfolio company. On June 9, 2026, Griffon completed the previously announced formation of the joint venture between its AMES North America business and Venanpri. The joint venture, named Veritage, is managed as a subsidiary of Venanpri which, together with other affiliates of ONCAP, holds a 57% equity interest. Upon closing, Griffon received $100,000 in cash, a $161,100 second-lien PIK debt receivable from the joint venture, and will participate in the governance and oversight of the joint venture with its 43% equity interest that has an initial carrying value of $118,600. Griffon's investment in the joint venture will be accounted for under the equity method.

Griffon also announced on February 5, 2026 the initiation of a comprehensive review of strategic alternatives for its AMES Australasia and United Kingdom (“U.K.”) operations. On June 8, 2026, Griffon announced that it had entered into a definitive agreement to sell its AMES Australasia business to a joint venture it is forming with an investment group led by the management of AMES Australasia with support from Australian financial investors. On July 31, 2026, Griffon completed the previously announced formation of the joint venture. Under the terms of the agreement, at closing, Griffon received AUD $258,000 (USD $180,910) in cash, a AUD $69,300 (approximately USD $48,593) PIK note receivable, and a 49% equity interest that has an initial carrying value of AUD $29,800 (USD $20,896). Griffon will participate in the governance and oversight of the joint venture as a 49% equity holder, while the remaining 51% ownership interest will be held by the investment group that includes certain members of the current AMES Australasia management team. Griffon's investment in the joint venture will be accounted for under the equity method. As of March 31, 2026, the Company ceased its AMES U.K. operations and is currently in the process of liquidating its remaining assets and settling its remaining liabilities.

As a result of these actions, the AMES U.S., Canada, Australia, and U.K. operations are reported as discontinued operations in the Consolidated Statements of Operations for all periods presented and, except for certain U.K. assets and liabilities not held for sale, we classified the related assets and liabilities as held for sale in the Consolidated Balance Sheets. The U.K. assets classified as held for sale relate to inventory and property, plant and equipment that will be sold in liquidation. Accordingly, unless otherwise noted, all references to results and financial information in the Company's Consolidated Financial Statements relate to Griffon's continuing operations.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

In accordance with ASC 205-20 Presentation of Financial Statements: Discontinued Operations, a disposal of a component of an entity or a group of components of an entity is required to be reported as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the component of an entity meets the criteria in paragraph 205-20-45-10. In the period in which the component meets held-for-sale or discontinued operations criteria, the major current assets, other assets, current liabilities, and noncurrent liabilities shall be reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes (benefit), shall be reported as components of net income (loss) separate from the net income (loss) of continuing operations.

The following amounts related to AMES U.S., Canada, Australia and U.K. (the “AMES discontinued operations”) have been segregated from Griffon's continuing operations and are reported as a discontinued operation on the Company's Consolidated Statement of Operations:

	For the Year Ended September 30,
	2025	2024	2023
Revenue	$724,542	$767,535	$813,955
Cost of goods and services	514,637	620,000	745,851
Gross profit	209,905	147,535	68,104
Selling, general and administrative expenses	177,493	185,476	195,937
Goodwill and intangible asset impairments	—	—	29,200
Total operating expenses	177,493	185,476	225,137
Income (loss) from operations	32,412	(37,941)	(157,033)
Other income (expense):
Interest (expense) income, net	1,231	1,781	(511)
Gain on sale of real estate	8,279	(61)	1,802
Other, net	2,205	778	1,098
Total other income (expense)	11,715	2,498	2,389
Income (loss) from discontinued operations before taxes	44,127	(35,443)	$(154,644)
Provision for (benefit from) income taxes	13,264	256	(42,880)
Income (loss) from discontinued operations	$30,863	$(35,699)	$(111,764)

Goodwill and indefinite-lived intangibles

In preparation of the financial statements for the year ended September 30, 2025, the Company performed qualitative assessments for the AMES indefinite-lived intangibles and determined that indicators that fair value was less than the carrying amount were not present. For the years ended September 30, 2024 and 2023, the Company quantitative impairment assessments for the AMES indefinite-lived intangibles. The 2024 assessment indicated that no impairment charge was required, however, the 2023 assessment resulted in a pre-tax non-cash impairment charge of $29,200 to the gross carrying amount of the AMES trademarks.

Restructuring charges

As a result of a global sourcing expansion initiative announced in May 2023, the AMES discontinued operations incurred pre-tax restructuring and related exit costs in fiscal years 2024 and 2023. This initiative was successfully completed as of September 30, 2024. In the year ended September 30, 2024, the AMES discontinued operations incurred pre-tax restructuring and related exit costs approximating $41,309. Cash charges totaled $17,546 and non-cash, asset-related charges totaled $23,763; the cash charges included $5,856 for one-time termination benefits and other personnel related costs and $11,690 for facility exit costs. Non-cash charges related to $23,763 recorded to adjust inventory to its net realizable value. In the year ended September 30, 2023, AMES discontinued operations incurred pre-tax restructuring and related exit costs approximating $92,468. Cash charges totaled $33,536 and non-cash, asset-related charges totaled $58,932; the cash charges included $16,772 for one-time termination benefits and other personnel-related costs and $16,764 for facility exit costs. Non-cash charges included a $21,832 impairment charge related to certain fixed assets at several manufacturing locations and $37,100 recorded to adjust inventory to its net realizable value.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

A summary of the restructuring and other related charges included in COGS and SG&A expenses in the above table were as follows:

	For the Year Ended September 30,
	2024	2023
Cost of goods and services	$35,806	$82,028
Selling, general and administrative expenses	5,503	10,440
Total restructuring charges	$41,309	$92,468
Depreciation and amortization
For the years ended September 30, 2025, 2024 and 2023, depreciation and amortization for property, plant and equipment was $15,842, $16,294, and $22,131, respectively. For the years ended September 30, 2025, 2024 and 2023, ROU asset amortization was $16,971, $18,886 and $18,970, respectively.

The following amounts related to AMES U.S., Canada, Australia, and U.K. have been segregated from Griffon’s continuing operations, and are reported as assets and liabilities of discontinued operations in the Consolidated Balance Sheets:

	At September 30,	At September 30,
	2025	2024
CURRENT ASSETS
Cash and equivalents	$—	$—
Accounts receivable, net	93,850	113,558
Inventories	269,024	250,715
Prepaid and other current assets	12,282	9,145
PROPERTY, PLANT AND EQUIPMENT, net	103,187	118,573
OPERATING LEASE RIGHT-OF-USE ASSETS	114,788	128,090
GOODWILL	1,664	1,529
INTANGIBLE ASSETS, net	124,159	133,169
OTHER ASSETS	16,862	16,910
Total Assets of Discontinued Operations Held for Sale	$735,816	$771,689
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$70	$78
Accounts payable	79,822	48,453
Accrued liabilities	42,034	63,904
Current portion of operating lease liabilities	16,834	16,542
LONG-TERM DEBT, net	110	191
LONG-TERM OPERATING LEASE LIABILITIES	106,750	120,078
OTHER LIABILITIES	4,770	4,126
Total Liabilities of Discontinued Operations Held for Sale	$250,390	$253,372

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

NOTE 8 — ACCRUED LIABILITIES

The following table details the components of accrued liabilities:

	At September 30, 2025	At September 30, 2024
Compensation	$52,643	$60,783
Interest	4,246	4,532
Warranties and rebates	9,704	9,403
Insurance	10,699	9,132
Rent, utilities and freight	1,026	1,051
Income and other taxes	16,631	14,736
Marketing and advertising	3,254	3,826
Other	16,425	19,049
Total	$114,628	$122,512

NOTE 9 – WARRANTY LIABILITY

The Company offer warranties against product defects for periods generally ranging from one to ten years, with limited lifetime warranties on certain door and fan models. Typical warranties require the Company to repair or replace the defective products during the warranty period at no cost to the customer. At the time revenue is recognized, the Company records a liability for warranty costs, estimated based on historical experience, and periodically assesses its warranty obligations and adjusts the liability as necessary. Warranty costs expected to be incurred in the next 12 months are classified in accrued liabilities. Warranty costs expected to be incurred beyond one year are classified in other long-term liabilities. The short-term warranty liability was $5,695 as of September 30, 2025 and $5,524 as of September 30, 2024. The long-term warranty liability was $1,239 at both September 30, 2025 and 2024.

Changes in Griffon’s warranty liability, included in Accrued liabilities, were as follows:

	Years Ended September 30,
	2025	2024
Balance, beginning of period	$5,524	$5,268
Warranties issued and changes in estimated pre-existing warranties	12,918	14,537
Actual warranty costs incurred	(12,747)	(14,281)
Balance, end of period	$5,695	$5,524

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non US currencies in thousands, except per share data)

NOTE 10 — LONG-TERM DEBT

Debt at September 30, 2025 and 2024 consisted of the following:

		At September 30, 2025
		Outstanding Balance	Original Issuer Premium (Discount)	Capitalized Fees & Expenses	Balance Sheet	Coupon Interest Rate
Senior Notes due 2028	(a)	$974,775	$121	$(4,880)	$970,016	5.75%
Term Loan B due 2029	(b)	449,000	(461)	(4,169)	444,370	Variable
Revolver due 2028	(b)	—	—	(2,113)	(2,113)	Variable
Other debt	(c)	36	—	—	36	Variable
Totals		1,423,811	(340)	(11,162)	1,412,309
less: Current portion		(8,033)	—	—	(8,033)
Long-term debt		$1,415,778	$(340)	$(11,162)	$1,404,276

		At September 30, 2024
		Outstanding Balance	Original Issuer Premium (Discount)	Capitalized Fees & Expenses	Balance Sheet	Coupon Interest Rate
Senior notes due 2028	(a)	$974,775	$169	$(6,900)	$968,044	5.75%
Term Loan B due 2029	(b)	457,000	(599)	(5,420)	450,981	Variable
Revolver due 2028	(b)	107,500	—	(2,859)	104,641	Variable
Other debt	(c)	118	—	—	118	Variable
Totals		1,539,393	(430)	(15,179)	1,523,784
less: Current portion		(8,077)	—	—	(8,077)
Long-term debt		$1,531,316	$(430)	$(15,179)	$1,515,707

Interest expense consists of the following for 2025, 2024 and 2023.

		Year Ended September 30, 2025
		Effective Interest Rate	Cash Interest	Amort. Debt (Premium) Discount	Amort. Deferred Cost & Other Fees	Total Interest Expense
Senior notes due 2028	(a)	5.95%	$56,058	$(48)	$2,020	$58,030
Term Loan B due 2029	(b)	6.94%	30,131	137	1,251	31,519
Revolver due 2028	(b)	Variable	5,945	—	746	6,691
Other debt	(c)	Variable	262	—	—	262
Capitalized interest			(765)	—	—	(765)
Totals			$91,631	$89	$4,017	$95,737

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non US currencies in thousands, except per share data)

		Year Ended September 30, 2024
		Effective Interest Rate	Cash Interest	Amort. Debt (Premium) Discount	Amort. Deferred Cost & Other Fees	Total Interest Expense
Senior notes due 2028	(a)	5.93%	$56,050	$(48)	$2,020	$58,022
Term Loan B due 2029	(b)	8.17%	36,193	163	1,304	37,660
Revolver due 2028	(b)	Variable	8,018	—	746	8,764
Other debt	(c)	Variable	380	—	—	380
Capitalized interest			(1,005)	—	—	(1,005)
Totals			$99,636	$115	$4,070	$103,821

		Year Ended September 30, 2023
		Effective Interest Rate	Cash Interest	Amort. Debt Premium	Amort. Deferred Cost & Other Fees	Total Interest Expense
Senior notes due 2028	(a)	5.95%	$56,050	$(48)	$2,020	$58,022
Term Loan B due 2029	(b)	7.49%	35,321	172	1,398	36,891
Revolver due 2028	(b)	Variable	4,282	—	646	4,928
Other debt	(c)	Variable	12	—	—	12
Capitalized interest			(142)	—	—	(142)
Totals			$95,523	$124	$4,064	$99,711
Minimum payments under debt agreements for the next five years are as follows: $8,033 in 2026, $8,003 in 2027, $982,775 in 2028, $425,000 in 2029, and no debt payments due in 2030 or thereafter.

(a)During 2020, Griffon issued, at par, $1,000,000 of 5.75% Senior Notes due 2028 (the "Senior Notes"). Proceeds from the Senior Notes were used to redeem $1,000,000 of 5.25% Senior Notes due in 2022. In connection with the issuance and exchange of the Senior Notes, Griffon capitalized $16,448 of underwriting fees and other expenses incurred, which is being amortized over the term of such notes. During 2022, Griffon purchased $25,225 of Senior Notes in the open market at a weighted average discount of 91.82% of par, or $23,161. As of September 30, 2025, outstanding Senior Notes due totaled $974,775; interest is payable semi-annually on March 1 and September 1.

The Senior Notes are senior unsecured obligations of Griffon guaranteed by certain domestic subsidiaries, and subject to certain covenants, limitations and restrictions. The Senior Notes were registered under the Securities Act of 1933, as amended (the "Securities Act") via an exchange offer. The fair value of the Senior Notes approximated $972,338 on September 30, 2025 based upon quoted market prices (Level 1 inputs). At September 30, 2025, $4,880 of underwriting fees and other expenses incurred remained to be amortized.

(b)    On January 24, 2022, Griffon amended and restated its Credit Agreement (the "Credit Agreement") to provide for a new $800,000 Term Loan B facility, due January 24, 2029, in addition to the revolving credit facility (the "Revolver") provided for under the Credit Agreement. The Term Loan B facility was issued at 99.75% of par value. As of September 30, 2025, Griffon has prepaid $325,000 aggregate principal amount of the Term Loan B, which permanently reduced the outstanding balance. In connection with the prepayment of the Term Loan B, Griffon recognized charges of $437 and $6,296 on the prepayment of debt in 2023 and 2022, respectively. The charges were comprised of write-offs of unamortized debt issuance costs of $386 and $5,575 for 2023 and 2022, respectively, and the original issue discount of $51 and $721 for 2023 and 2022, respectively. As of September 30, 2025, the Term Loan B outstanding balance was $449,000.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non US currencies in thousands, except per share data)

On June 26, 2024, Griffon further amended its Credit Agreement to favorably reprice the Term Loan B facility. The amendment reduced the margin above SOFR by 0.25%, eliminated the credit spread adjustment and reduced the SOFR floor from 0.50% to 0%. In connection with the amendment, Griffon recognized a $1,700 loss on debt extinguishment during the year ended September 30, 2024 in the Company's Consolidated Statements of Operations, primarily consisting of the write-off of unamortized debt issuance costs and original issue discount related to portions of the Term Loan B facility that were repaid and then reborrowed from new lenders. At September 30, 2025, $4,169 of costs incurred remained to be amortized over the term of the loan.

The Term Loan B bears interest at the Term SOFR rate plus a spread of 2.00% (6.13% as of September 30, 2025). The Term Loan B facility continues to require nominal quarterly principal payments of $2,000, potential additional annual principal payments based on a percentage of excess cash flow and certain secured leverage thresholds, and a final balloon payment due at maturity. Term Loan B borrowings may generally be repaid without penalty. Once repaid, Term Loan B borrowings may not be reborrowed. The Term Loan B facility is subject to the same affirmative and negative covenants that apply to the Revolver (as described below), but is not subject to any financial maintenance covenants. Term Loan B borrowings are secured by the same collateral that secures borrowings under the Revolver, on an equal and ratable basis. The fair value of the Term Loan B facility approximated $450,684 on September 30, 2025 based upon quoted market prices (Level 1 inputs).

On August 1, 2023, Griffon amended and restated the Credit Agreement to increase the maximum borrowing availability under the Revolver from $400,000 to $500,000 and extend the maturity date of the Revolver from March 22, 2025 to August 1, 2028. In the event the 2028 Senior Notes are not repaid, refinanced, or replaced prior to December 1, 2027, the Revolver will mature on December 1, 2027. The amendment also modified certain other provisions of the Credit Agreement, including increasing the letter of credit sub-facility under the Revolver from $100,000 to $125,000 and increasing the customary accordion feature from a minimum of $375,000 to a minimum of $500,000. The Revolver also includes a multi-currency sub-facility of $200,000.

Borrowings under the Revolver may be repaid and re-borrowed at any time. Interest is payable on borrowings at either a SOFR, SONIA or base rate benchmark rate, plus an applicable margin, which adjusts based on financial performance. Griffon's SOFR loans accrue interest at Term SOFR plus a credit adjustment spread and a margin of 1.75% (5.98% at September 30, 2025); SONIA loans accrue interest at SONIA Base Rate plus a credit adjustment spread and a margin of 1.75% (5.75% at September 30, 2025); and base rate loans accrue interest at prime rate plus a margin of 0.75% (8.00% at September 30, 2025).

At September 30, 2025, under the Credit Agreement, there were no outstanding borrowings on the Revolver; outstanding standby letters of credit were $14,328; and $485,672 was available, subject to certain loan covenants, for borrowing at that date.

The Revolver has certain financial maintenance tests including a maximum total leverage ratio, a maximum senior secured leverage ratio and a minimum interest coverage ratio, as well as customary affirmative and negative covenants and events of default. The negative covenants place limits on Griffon's ability to, among other things, incur indebtedness, incur liens, and make restricted payments and investments. Both the Revolver and Term Loan B borrowings under the Credit Agreement are guaranteed by Griffon’s material domestic subsidiaries and are secured, on a first priority basis, by substantially all domestic assets of the Company and the guarantors.

(c) The balance in other debt consists primarily of finance leases.
At September 30, 2025, Griffon and its subsidiaries were in compliance with the terms and covenants of its credit and loan agreements.

NOTE 11 – EMPLOYEE BENEFIT PLANS

Griffon offers defined contribution plans to most of its U.S. employees. In addition to employee contributions to the plans, Griffon makes contributions based upon various percentages of compensation and/or employee contributions, which were $10,372 in 2025, $8,343 in 2024 and $8,038 in 2023. Fiscal year 2025 includes $1,525 of employer contributions to a qualified replacement plan that were funded by excess assets from the Hunter Fan Pension Plan.

Effective August 5, 2025, the Company implemented a new retiree medical plan for certain eligible employees. Under the plan eligible retirees and their covered spouses are provided company-paid medical, prescription drug and dental coverage through

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

the Company's group health plans(or if such coverage cannot be provided, an equivalent benefit), along with reimbursement for certain uncovered expenses. It is the Company's practice to fund these benefits as incurred.

The Company recognized a benefit obligation of $6,527 as of September 30, 2025, accumulated other comprehensive income, net of $4,063 and benefit expense of $1,071. The discount rate utilized in the determination of the projected benefit obligation and net periodic benefit cost was 5.60%. The annual increase in cost of benefits (health care cost trend rate) is assumed to be 7.50% and gradually decreases to a rate of 6.60% over three years. The Company recognized $1,016 and will recognize $5,362, of non-cash charges in fiscal 2025 and 2026, respectively, related to the implementation of this plan.

The Company also provides healthcare and life insurance benefits for certain groups of retirees through several plans. For certain employees, the benefits are at fixed amounts per retiree and are partially contributory by the retiree. The post-retirement benefit obligation was $748 and $821 as of September 30, 2025 and 2024. The weighted average discount rate utilized to determine the benefit obligation was 4.85% and 4.66% as of September 30, 2025 and 2024, respectively. The accumulated other comprehensive income for these plans was $181 and $186 as of September 30, 2025 and 2024, respectively, and the 2025, 2024 and 2023 income was $8, $26 and $25, respectively. The weighted average discount rate utilized to determine the net periodic benefit expense was 4.80%, 5.70% and 5.30% in 2025, 2024 and 2023, respectively. It is the Company’s practice to fund these benefits as incurred.

Griffon also has qualified and non-qualified defined benefit plans covering certain employees which provide benefits based on years of service and employee compensation. Over time, these amounts will be recognized as part of net periodic pension costs in the Consolidated Statements of Operations and Comprehensive Income (Loss).

During fiscal year 2025 Griffon was responsible for overseeing the management of the investments of the Hunter Fan Pension Plan.. The Company uses the services of an investment manager to manage the plans' assets based on agreed upon risk profiles. The primary objective of the qualified defined benefit plan is to secure participant retirement benefits. As such, the key objective in this plan’s financial management is to promote stability and, to the extent appropriate, growth in the funded status. Financial objectives are established in conjunction with a review of current and projected plan financial requirements. The fair values of a majority of the plan assets were determined by the plans’ trustee using quoted market prices for identical instruments (Level 1 inputs) as of September 30, 2025 and 2024. The fair value of various other investments was determined by the plans' trustees using direct observable market corroborated inputs, including quoted market prices for similar assets (Level 2 inputs). A small amount of plan assets are invested in private equity which consist primarily of investments in private companies which are valued using the net asset values provided by the underlying private investment companies as a practical expedient (Level 3 inputs).

The Hunter Fan Pension Plan (the "Plan") was terminated with an effective date of April 30, 2024. This was communicated to plan participants in February 2024. At the time of termination, the Plan was fully funded and the Company did not anticipate making additional funding contributions as of the benefit distribution dates. During the year ended September 30, 2025, the Plan made lump sum payments in the amount of $4,830 to those participants who elected a lump sum distribution. Additionally, the Company selected an insurance company to hold the annuity and provide pension benefits to the plan participants currently receiving benefit payments and those that elected to continue their future benefit with an annuity provider. This decision included a transfer of plan assets valued at $10,859. In July 2025, Griffon completed the termination of the Plan and $6,100 of excess cash was transferred to the Company, a portion of which was transferred directly to a qualified replacement plan. During the year ended September 30, 2025, the Company recognized a gain on the termination of the Plan of $2,181, net of excise taxes, in the Consolidated Statements of Operations and Comprehensive Income (Loss).

The Company recognized non-service cost components of net periodic (benefit) cost of ($3,848), $662 and $875 during 2025, 2024, and 2023 respectively.

Griffon uses judgment to establish the assumptions used in determining the future liability of the plan, as well as the investment returns on the plan assets. The expected return on assets assumption used for pension expense was developed through analysis of historical market returns, current market conditions and past experience of plan investments. The long-term rate of return assumption represents the expected average rate of earnings on the funds invested, or to be invested, to provide for the benefits included in the benefit obligations. The assumption is based on several factors including historical market index returns, the anticipated long-term asset allocation of plan assets and the historical return. The discount rate assumption is determined by developing a yield curve based on high quality bonds with maturities matching the plans’ expected benefit payment stream. The

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

plans’ expected cash flows are then discounted by the resulting year-by-year spot rates. A 10% change in the discount rate or return on assets would not have a material effect on the financial statements of Griffon.

Net periodic (benefits) costs were as follows:

	Defined Benefits for the Years Ended September 30,			Supplemental Benefits for the Years Ended September 30,
	2025	2024	2023	2025	2024	2023
Net periodic (benefits) costs:
Interest cost	$263	$883	$867	$362	$475	$454
Expected return on plan assets	(390)	(1,160)	(906)	—	—	—
Pension termination settlement	(4,621)	—	—	—	—	—
Amortization of:
Actuarial (gain) loss	(79)	(41)	—	617	505	460
Total net periodic (benefits) costs	$(4,827)	$(318)	$(39)	$979	$980	$914

The tax benefit in 2025 for the amortization of pension benefits in Other comprehensive income (gain) was $(857). The tax provisions for 2024 and 2023 for the amortization of pension costs in Other comprehensive income (gain) were $97 in each year, respectively.

 The weighted-average assumptions used in determining the net periodic (benefits) costs were as follows:

	Defined Benefits for the Years Ended September 30,			Supplemental Benefits for the Years Ended September 30,
	2025	2024	2023	2025	2024	2023
Discount rate	5.70%	5.30%	5.30%	4.44%	5.23%	5.01%
Expected return on assets	6.50%	6.50%	6.50%	—%	—%	—%

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

Plan assets and benefit obligation of the defined and supplemental benefit plans were as follows:

	Defined Benefits at September 30,		Supplemental Benefits at September 30,
	2025	2024	2025	2024
Change in benefit obligation:
Benefit obligation at beginning of fiscal year	$17,067	$16,099	$10,173	$10,308
Interest cost	263	883	362	475
Benefits paid	(543)	(1,095)	(1,845)	(1,848)
Benefits paid related to pension termination	(15,784)	—	—	—
Actuarial (gain) loss	(1,003)	1,180	878	1,238
Benefit obligation at end of fiscal year	—	17,067	9,568	10,173
Change in plan assets:
Fair value of plan assets at beginning of fiscal year	22,275	19,283	—	—
Actual return on plan assets	152	4,087	—	—
Company contributions	—	—	1,845	1,848
Benefits paid	(543)	(1,095)	(1,845)	(1,848)
Benefits paid related to pension termination	(15,784)	—	—	—
Return of excess plan assets	(6,100)	—	—
Fair value of plan assets at end of fiscal year	—	22,275	—	—
Projected benefit obligation in excess of plan assets	$—	$5,208	$(9,568)	$(10,173)
Amounts recognized in the statement of financial position consist of:
Non-Current Assets	$—	$5,208	$—	$—
Accrued liabilities	—	—	(1,764)	(1,774)
Other liabilities (long-term)	—	—	(7,804)	(8,399)
Total Liabilities	—	5,208	(9,568)	(10,173)
Net actuarial losses	—	(2,229)	6,972	5,979
Deferred taxes	—	468	(1,669)	(2,885)
Total accumulated other comprehensive loss, net of tax	—	(1,761)	5,303	3,094
Net amount recognized at September 30,	$—	$3,447	$(4,265)	$(7,079)
Accumulated benefit obligations	$—	$17,067	$9,568	$10,173
Information for plans with accumulated benefit obligations in excess of plan assets:
ABO	$—	$17,066	$9,568	$10,173
PBO	—	17,066	9,568	10,173
Fair value of plan assets	—	22,274	—	—

Actuarial gains as of September 30, 2025 were primarily due to the remeasurement of the Hunter Fan Pension Plan's benefit obligation during the termination process based on actual participant elections which resulted in a lower obligation than previously estimated. Actuarial losses as of September 30, 2024 were primarily due to the decrease in the discount rate.

The weighted-average assumptions used in determining the benefit obligations were as follows:

	Defined Benefits at September 30,		Supplemental Benefits at September 30,
	2025	2024	2025	2024
Weighted average discount rate	—%	5.70%	4.24%	4.19%

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

Estimated future benefit payments to retirees, which reflect expected future service, are as follows:

For the years ending September 30,	Supplemental Benefits
2026	$1,765
2027	1,589
2028	1,413
2029	1,239
2030	1,074
2031-2035	3,230

During 2026, Griffon expects to contribute $1,765 to Supplemental Benefits that will be funded from the general assets of the Company.

The Hunter Pension Plan termination was completed during the year ended September 30, 2025, therefore no catch up contributions to a defined benefit plan are expected in 2026 or thereafter.

The weighted-average asset allocation for qualified benefit plans were as follows:

At September 30,
2024
Cash and equivalents	—%
Equity securities	12.1%
Fixed income	66.1%
Other	21.8%
Total	100.0%

As of September 30, 2024, Hunter Fan Pension Plan's investment policy targets were not applicable because the assets were managed to support the Plan's termination rather than to maintain its long term strategic asset allocation.

The following is a description of the valuation methodologies used for plan assets measured at fair value:

Equity securities – The fair values reflect the closing price reported on a major market where the individual mutual fund securities are traded in equity securities. These investments are classified within Level 1 of the valuation hierarchy.

Debt securities – The fair values are based on a compilation of primarily observable market information or a broker quote in a non-active market where the individual mutual fund securities are invested in debt securities. These investments are classified within Level 1 and Level 2 of the valuation hierarchy.

Commingled funds – The fair values are determined using NAV provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the trust/entity, minus its liabilities, and then divided by the number of shares outstanding. These investments are generally classified within Level 2 or 3, as appropriate, of the valuation hierarchy and can be liquidated on demand.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

The following table presents the fair values of Griffon’s pension and post-retirement plan assets by asset category:

At September 30, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Equity securities	$2,692	$—	$—	$2,692
Debt securities	14,724	—	—	14,724
Commingled funds	—	4,859	—	4,859
Total	$17,416	$4,859	$—	$22,275

Griffon has an Employee Stock Ownership Plan ("ESOP") that covered substantially all domestic employees. The ESOP was frozen as of September 30, 2024; this means that, for the plan years after this date, no additional employees will become participants under the ESOP and no new voluntary contributions will be made to the ESOP. Prior to this date, all U.S. employees of Griffon, who are not members of a collective bargaining unit, were automatically eligible to participate in the plan on the October 1st following completion of one qualifying year of service (as defined in the plan). Securities were allocated to participants’ individual accounts based on the proportion of each participant’s aggregate compensation (not to exceed $330 for the plan year ended September 30, 2024), to the total of all participants’ compensation. Shares of the ESOP that had been allocated to employee accounts were charged to expense based on the fair value of the shares transferred and were treated as outstanding in determining earnings per share. Through December 31, 2024, dividends paid on shares held by the ESOP were used to offset debt service on the ESOP Loans; since such date, dividends have been, and will be, deposited directly into the ESOP participants' accounts. Dividends paid on shares held in participant accounts are utilized to allocate shares from the aggregate number of shares to be released, equal in value to those dividends, based on the closing price of Griffon common stock on the dividend payment date.

During 2025 the final loan payment was made by the ESOP to the Company and compensation expense for the period was fully offset by dividends paid. Compensation expense under the ESOP was $8,533 in 2024 and $20,583 in 2023. The cost of the shares held by the ESOP and not yet allocated to employees is reported as a reduction of Shareholders’ Equity. The fair value of the unallocated ESOP shares as of September 30, 2024 based on the closing price of Griffon’s stock was $1,250. The ESOP shares were as follows:

	At September 30,
	2025	2024
Allocated shares	3,977,753	4,234,713
Unallocated shares	—	17,852
Total	3,977,753	4,252,565

NOTE 12 – INCOME TAXES

Income taxes have been based on the following components of Income before taxes:

	For the Years Ended September 30,
	2025	2024	2023
Domestic	$83,154	$329,276	$263,215
Non-U.S.	90	2,817	4,110
	$83,244	$332,093	$267,325

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non US currencies in thousands, except per share data)

Provision (benefit) for income taxes on income was comprised of the following:

	For the Years Ended September 30,
	2025	2024	2023
Current	$95,218	$88,449	$84,638
Deferred	(32,221)	(1,952)	(6,694)
Total	$62,997	$86,497	$77,944
U.S. Federal	$45,395	$68,788	$56,261
State and local	17,507	16,974	17,932
Non-U.S.	95	735	3,751
Total provision	$62,997	$86,497	$77,944

Differences between the effective income tax rate applied to Income before taxes and the U.S. Federal statutory income tax rate are presented in the table below.

	For the Years Ended September 30,
	2025	2024	2023
U.S. Federal statutory income tax rate	21.0%	21.0%	21.0%
State and local taxes, net of Federal benefit	8.0%	3.7%	4.6%
Non-U.S. taxes - foreign permanent items and taxes	0.1%	—%	0.1%
Change in tax contingency reserves	—%	(0.5)%	(0.2)%
Tax Reform-Repatriation of Foreign Earnings and GILTI	(1.4)%	(0.3)%	0.3%
Change in valuation allowance	—%	—%	1.0%
Other non-deductible/non-taxable items, net	1.4%	—%	—%
Non-deductible officer's compensation	8.5%	1.7%	2.2%
Research and U.S. foreign tax credits	(1.1)%	(0.2)%	(0.3)%
Goodwill impairment	41.8%	—%	—%
Share based compensation	(3.4)%	(0.2)%	0.5%
Other	0.8%	0.8%	—%
Effective tax rate	75.7%	26.0%	29.2%

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non US currencies in thousands, except per share data)

The tax effect of temporary differences that give rise to future deferred tax assets and liabilities are as follows:

	At September 30,
	2025	2024
Deferred tax assets:
Bad debt reserves	$2,103	$2,491
Inventory reserves	8,219	7,086
Deferred compensation (equity compensation and defined benefit plans)	6,739	7,036
Compensation benefits	6,121	5,052
Insurance reserve	1,918	2,411
Restructuring reserve	826	2,616
Warranty reserve	4,392	5,130
Lease liabilities	46,454	47,824
Net operating loss	27,750	25,299
Tax credits	5,933	5,933
Research & development	10,329	4,510
Other reserves and accruals	5,160	5,167
	125,944	120,555
Valuation allowance	(30,703)	(26,989)
Total deferred tax assets	95,241	93,566
Deferred tax liabilities:
Goodwill and intangibles	(99,174)	(126,523)
Property, plant and equipment	(19,872)	(19,903)
Right-of-use assets	(43,498)	(45,112)
Unremitted foreign earnings	(1,514)	(1,896)
Other	(1,068)	(723)
Total deferred tax liabilities	(165,126)	(194,157)
Net deferred tax liabilities	$(69,885)	$(100,591)

The components of the net deferred tax liability, by balance sheet account, were as follows:

	At September 30,
	2025	2024
Other assets	$—	$—
Assets held for sale	209	495
Other liabilities	(65,066)	(99,864)
Liabilities held for sale	(5,028)	(1,222)
Net deferred liability	$(69,885)	$(100,591)

In 2025 and 2024, the net increases in the valuation allowance of $3,714 and $8,997, respectively are the result of a determination that certain state and foreign net operating losses of the AMES U.S. and U.K. operations will not be realized.

At September 30, 2025 and 2024, Griffon's policy election under APB 23 is to indefinitely reinvest the undistributed earnings of certain non-U.S. subsidiaries. As of September 30, 2025, we have approximately $122,964 of undistributed earnings of non-U.S. subsidiaries. Of these undistributed earnings, $38,703 were previously subjected to U.S. federal income tax. The Company has not provided deferred taxes on the outside basis differences in its continuing operations investments in the non-U.S. subsidiaries as these outside basis differences are currently considered indefinitely reinvested. Under ASC 740-30, the Company is no longer permanently reinvested in the discontinued operations of AMES Canada, Australia and U.K. The Company may repatriate earnings of its discontinued operations non-U.S. subsidiaries where excess cash has accumulated and may be subject to additional non-U.S. withholding taxes and U.S. state income taxes.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non US currencies in thousands, except per share data)

At September 30, 2025, Griffon had no loss carryforwards for U.S. tax purposes and $75,849 for non-U.S. tax purposes. At September 30, 2024, Griffon had no loss carryforwards for U.S. tax purposes and $63,217 for non-U.S. tax purposes. The non-U.S. loss carryforwards expire in varying amounts beginning in 2027 to indefinite carryforward.

At September 30, 2025 and 2024, Griffon had state and local loss carryforwards of $221,855 and $228,485, respectively. The state and local loss carryforwards expire in varying amounts beginning in 2026 to indefinite carryforward.

At September 30, 2025 and 2024, Griffon had federal tax credit carryforwards of $5,933 in both years, which expire in 2028.

We believe it is more likely than not that the benefit from certain federal, state, and non-U.S. tax attributes will not be realized. In recognition of this risk, we have provided a valuation allowance as of September 30, 2025 and 2024 of $30,703 and $26,989, respectively, on the deferred tax assets. As it becomes probable that the benefits of these attributes will be realized, the reversal of valuation allowance will be recognized as a reduction of income tax expense.
Griffon files U.S. Federal, state and local tax returns, as well as applicable returns in Canada, Australia, U.K. and other non-U.S. jurisdictions. Griffon’s U.S. Federal income tax returns are no longer subject to income tax examination for years before 2022. Griffon's major U.S. state and other non-U.S. jurisdictions are no longer subject to income tax examinations for years before 2017. Various U.S. state and statutory tax audits are currently underway.

The following is a roll forward of unrecognized tax benefits:

Balance at September 30, 2023	$6,292
Additions based on tax positions related to the current year	154
Additions based on tax positions related to prior years	35
Reductions based on tax positions related to prior years	(2,735)
Lapse of Statutes	(140)
Balance at September 30, 2024	$3,606
Additions based on tax positions related to the current year	39
Additions based on tax positions related to prior years	11
Reductions based on tax positions related to prior years	(130)
Lapse of Statutes	(440)
Balance at September 30, 2025	$3,086
If recognized, the amount of potential unrecognized tax benefits that would impact Griffon’s effective tax rate is $1,603. Griffon recognizes potential accrued interest and penalties related to unrecognized tax benefits in income tax expense. At September 30, 2025 and 2024, the combined amount of accrued interest and penalties related to tax positions taken or to be taken on Griffon’s tax returns and recorded as part of the reserves for uncertain tax positions was $402 and $310, respectively. Griffon cannot reasonably estimate the extent to which other existing liabilities for uncertain tax positions may increase or decrease within the next twelve months as a result of the progression of ongoing tax audits or other events. Griffon believes that it has adequately provided for all open tax years by tax jurisdiction.

The Organization for Economic Co-operation and Development released the Global Anti-base Erosion Model Rules for Pillar Two (“Pillar Two”), which defined a 15% global minimum tax. Australia, Canada, U.K., Ireland, and other countries have enacted or are considering changes in their tax laws and regulations based on Pillar Two, some of which became effective for the Company in 2025. The Company has evaluated the impact of Pillar Two under the safe harbor provisions and currently there is no impact to the Company's financial statements.

On July 4, 2025, the One Big Beautiful Bill Act ("OBBBA") was enacted in the U.S. The OBBBA includes significant tax related provisions, such as the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act, modifications to the international tax framework and the restoration of favorable tax treatment for certain business provisions. The legislation has multiple effective dates, with certain provisions effective in the Company's fiscal year 2025 and others to be implemented

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non US currencies in thousands, except per share data)

through 2027. The Company evaluated the OBBBA and there is no material impact on its financial position or results of operations in the current year.

NOTE 13 – STOCKHOLDERS’ EQUITY AND EQUITY COMPENSATION

During 2025, 2024 and 2023, the Company declared and paid, in quarterly increments, cash dividends totaling $0.72 per share, $0.60 per share and $0.45 per share, respectively. Additionally, on April 19, 2023, the Board of Directors declared a special cash dividend of $2.00 per share, paid on May 19, 2023 to shareholders of record as of the close of business on May 9, 2023.

The Company currently intends to pay dividends each quarter; however, payment of dividends is determined by the Board of Directors at its discretion based on various factors, and no assurance can be provided as to the payment of future dividends. Dividends paid on shares in the ESOP through December 31, 2024 were used to offset ESOP loan payments and recorded as a reduction of debt service payments and compensation expense. The ESOP loan was paid in full as of December 31, 2024 and dividends paid after that date are paid in cash directly to participant accounts. For all dividends, a dividend payable was established for the holders of restricted shares; such dividends will be released upon vesting of the underlying restricted shares. At September 30, 2025, accrued dividends were $2,962.

On November 18, 2025, the Board of Directors declared a cash dividend of $0.22 per share, payable on December 16, 2025 to shareholders of record as of the close of business on November 28, 2025.
On January 29, 2016, shareholders approved the Griffon Corporation 2016 Equity Incentive Plan (the "Original Incentive Plan") pursuant to which, among other things, awards of performance shares, performance units, stock options, stock appreciation rights, restricted shares, restricted stock units, deferred shares and other stock-based awards may be granted. On January 31, 2018, shareholders approved Amendment No. 1 to the Original Incentive Plan pursuant to which, among other things, 1,000,000 shares were added to the Original Incentive Plan; on January 30, 2020, shareholders approved Amendment No. 2 to the Original Incentive Plan, pursuant to which 1,700,000 shares were added to the Original Incentive Plan; on February 17, 2022, shareholders approved the Amended and Restated 2016 Equity Incentive Plan (the “Amended Incentive Plan”), which amended and restated the Original Incentive Plan and pursuant to which, among other things, 1,200,000 shares were added to the Original Incentive Plan; and on March 20, 2024, shareholders approved an amendment to add 2,600,000 shares to the Amended Incentive Plan. Options granted under the Amended Incentive Plan may be either “incentive stock options” or nonqualified stock options, which generally expire ten years after the date of grant and are granted at an exercise price of not less than 100% of the fair market value at the date of grant. The maximum number of shares of common stock available for award under the Amended Incentive Plan is 8,850,000 (600,000 of which may be issued as incentive stock options), plus (i) any shares that were reserved for issuance under the Original Incentive Plan as of the effective date of the Original Incentive Plan, and (ii) any shares underlying awards outstanding on such date under the 2011 Incentive Plan that were subsequently canceled or forfeited. As of September 30, 2025, 1,895,135 shares were available for grant.

Compensation expense for restricted stock and restricted stock units is recognized ratably over the required service period based on the fair value of the grant, calculated as the number of shares or units granted multiplied by the stock price on date of grant, and for performance shares, including performance units, the likelihood of achieving the performance criteria. The Company recognizes forfeitures as they occur. Compensation expense for restricted stock granted to four senior executives is calculated as the target number of shares granted, upon achieving certain performance criteria or market conditions. The Monte Carlo Simulation Model is used to estimate the grant-date fair value restricted stock awards that include market conditions. Compensation cost related to stock-based awards with graded vesting, generally over a period of 3 years, is recognized using the straight-line attribution method and recorded within SG&A.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

The following table summarizes the Company’s compensation expense relating to all stock-based incentive plans:

	For the Years Ended September 30,
	2025	2024	2023
Restricted stock	$24,191	$17,037	$18,595
ESOP(1)	—	8,533	20,583
Total stock-based compensation	$24,191	$25,570	$39,178
________________________
(1) During the year ended September 30, 2023, special dividend ESOP charges included in compensation expense were $15,494.

A summary of restricted stock activity, inclusive of restricted stock units, for 2025 is as follows:

	Shares	Weighted Average Grant- Date Fair Value
Unvested at September 30, 2024	2,417,200	$37.96
Granted	595,798	81.30
Vested	(1,267,142)	77.21
Forfeited	(113,401)	29.94
Unvested at September 30, 2025	1,632,455	66.79

The fair value of restricted stock which vested during 2025, 2024, and 2023 was $97,833, $80,861 and $25,863, respectively.

Unrecognized compensation expense related to non-vested shares of restricted stock was $37,911 at September 30, 2025 and will be recognized over a weighted average vesting period of 1.8 years.

At September 30, 2025, a total of approximately 3,527,590 shares of Griffon’s authorized Common Stock were reserved for issuance in connection with stock compensation plans.

During 2025, Griffon granted 579,858 shares of restricted stock and restricted stock units to its employees. This included 137,479 shares of restricted stock and 5,432 restricted stock units granted to forty-three executives and key employees, subject to certain performance conditions, with a vesting period of thirty-six months with a total fair value of $9,735, or a weighted average fair value of $68.12 per share. This also included 436,947 shares of restricted stock granted to four senior executives with a vesting period of thirty-six months and a two-year post-vesting holding period, subject to the achievement of certain performance criteria and market conditions, relating to required levels of return on invested capital and the relative total shareholder return of Griffon's common stock as compared to a market index. So long as the minimum performance and market conditions are attained, the amount of shares that can vest will range from a minimum of 72,827 to a maximum of 436,947, with the target number of shares being 145,649. The total fair value of these restricted shares, assuming achievement of the performance and market conditions at target, is approximately $12,372, or a weighted average fair value of $84.95 per share. Additionally, Griffon granted 15,940 shares of restricted stock to the non-employee directors of Griffon with a vesting period of one year and a fair value of $1,100, or a weighted average fair value of $69.03 per share. During the year ended September 30, 2025, 590,366 shares granted were issued out of treasury stock.

On November 18, 2025, Griffon granted 147,141 shares of restricted stock to 29 executives and key employees, subject to certain performance conditions, with a vesting period of thirty-six months, with a total fair value of $9,855, or a weighted average fair value of $66.86 per share. Griffon also granted 531,456 shares of restricted stock to four senior executives with a vesting period of thirty-six months and a two-year post-vesting holding period, subject to the achievement of certain performance criteria and market conditions relating to required levels of return on invested capital and the relative total shareholder return of Griffon's common stock as compared to a market index. So long as the minimum performance and market conditions are attained, the amount of shares that can vest will range from a minimum of 88,578 to a maximum of 531,456, with the target number of shares being 177,152. The total estimated fair value of these restricted shares, assuming

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

achievement of the performance and market conditions at target, is $15,073, or a weighted average fair value of $85.09 per share (based on the target number of shares).

On November 12, 2024, the Board of Directors approved an increase of $400,000 to Griffon's share repurchase authorization. Under the authorized share repurchase program, the Company may, from time to time, purchase shares of its common stock in the open market, including pursuant to a 10b5-1 plan, pursuant to an accelerated share repurchase program or issuer tender offer, or in privately negotiated transactions. During the year ended September 30, 2025, Griffon purchased 1,897,182 shares of common stock under the repurchase program, for a total of $134,680, or $70.99 per share, excluding excise taxes of $1,329. As of September 30, 2025, $298,013 remained available for the purchase of common stock under these Board authorized repurchase programs.

On February 20, 2024, Griffon repurchased 1,500,000 shares of its common stock, par value $0.25 per share, pursuant to a stock purchase and cooperation agreement executed by the Company and Voss Value Master Fund, L.P., Voss Value-Oriented Special Situations Fund, L.P and four separately managed accounts of which Voss Capital, LLC is the investment manager, in a private transaction. The purchase price per share was $65.50, for an aggregate purchase price of $98,250.

During the year ended September 30, 2025, 583,978 shares, with a market value of $45,284, or $77.54 per share, were withheld to settle employee taxes due upon the vesting of restricted stock, and were added to treasury stock. This excludes excise tax benefits of $528 for the year ended September 30, 2025.

During the year ended September 30, 2025, we accrued $1,329 in connection with the share repurchases described above, which was partially offset by the reversal of $528 of excise taxes to adjust for a benefit related to employee vesting and a $107 net benefit on ESOP contributions. As of September 30, 2025, $694 was accrued for excise taxes related to employee share repurchases.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Purchase Commitments

Purchase obligations are generally for the purchase of goods and services in the ordinary course of business. Griffon uses blanket purchase orders to communicate expected requirements to certain vendors. Purchase obligations reflect those purchase orders where the commitment is considered to be firm. Amounts purchased under such commitments were $81,911, $76,629 and $110,175 for the years ended September 30, 2025, 2024 and 2023, respectively. Aggregate future minimum purchase obligations at September 30, 2025 are $58,797 in 2026 and $0 thereafter.

Legal and environmental

Peekskill Site. Lightron Corporation (“Lightron”), a wholly-owned subsidiary of Griffon, once conducted lamp manufacturing and metal finishing operations at a location in the Town of Cortlandt, New York, just outside the city of Peekskill, New York (the “Peekskill Site”) which was owned by ISC Properties, Inc. (“ISCP”), a wholly-owned subsidiary of Griffon, for approximately three years. ISCP sold the Peekskill Site in November 1982.

Based upon studies conducted by ISCP and the New York Department of Environmental Conservation, soils and groundwater beneath the Peekskill Site contain chlorinated solvents and metals. Stream sediments downgradient from the Peekskill Site also contain metals. On May 15, 2019 the United States Environmental Protection Agency ("EPA") added the Peekskill Site to the National Priorities List under CERCLA and has since reached agreement with Lightron and ISCP pursuant to which Lightron and ISCP will perform a Remedial Investigation/Feasibility Study (“RI/FS”). Performance of the RI/FS is expected to be completed in 2027.

Lightron has not engaged in any operations in over three decades. ISCP functioned solely as a real estate holding company and has not held any real property in over three decades. Griffon does not acknowledge any responsibility to perform any investigation or remediation at the Peekskill Site. Lightron and ISCP are being defended by an insurance company, subject to a reservation of rights, and the insurance company is paying the costs of the RI, with Lightron and ISCP paying for the FS.

Memphis, TN site. Hunter Fan Company (“Hunter”) operated headquarters and a production plant in Memphis, TN for over 50 years (the “Memphis Site”). While Hunter completed certain on-site remediation of PCB-contaminated soils, Hunter did not

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non US currencies in thousands, except per share data)

investigate the extent to which PCBs existed beneath the building itself nor determine whether off-site areas had been impacted. Hunter vacated the site approximately twenty years ago, and the on-site buildings have now been demolished.

The State of Tennessee Department of Environment and Conservation (“TDEC”) identified the Memphis site as being potentially contaminated, raising the possibility that site operations could have resulted in soil and groundwater contamination involving volatile organic compounds and metals. In 2021, the TDEC performed a preliminary assessment of the site and recommended to the EPA that it include the site on the National Priorities List established under CERCLA. The TDEC further recommended that the EPA fund an investigation of potential soil gas contamination in receptors near the site. The TDEC has also indicated that it will proceed with this investigation if the EPA does not act. Since 2021, there has been no further action by the EPA or TDEC relating to the Memphis site.

It is unknown whether the EPA will add the Memphis Site to the National Priorities List, whether a site investigation will reveal contamination and, if there is contamination, the extent of any such contamination. However, given that certain PCB work was not completed in the past and the TDEC’s stated intent for the EPA to perform an investigation (and the statement by the TDEC that it will perform the investigation if the EPA will not), liability is probable in this matter. There are other potentially responsible parties for this site, including a former owner of Hunter; Hunter has notified such former owner of this matter.

If the EPA decides to add this site to the National Priorities List, a Remedial Investigation/Feasibility Study (“RI/FS”) will be required. Hunter expects that the EPA will ask it to perform this work. If Hunter does not reach an agreement with the EPA to perform this work, the EPA will implement the RI/FS on its own. Should the EPA implement the RI/FS or perform further studies and/or subsequently remediate the site without first reaching an agreement with one or more relevant parties, the EPA would likely seek reimbursement from such parties, including Hunter, for the costs incurred.

General legal

Griffon is subject to various laws and regulations relating to the protection of the environment and is a party to legal proceedings arising in the ordinary course of business. Management believes, based on facts presently known to it, that the resolution of the matters above and such other matters will not have a material adverse effect on Griffon’s consolidated financial position, results of operations or cash flows.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

NOTE 15 – EARNINGS PER SHARE

Basic EPS was calculated by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS was calculated by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding plus additional common shares that could be issued in connection with stock-based compensation.

The following table is a reconciliation of the share amounts (in thousands) used in computing basic and diluted EPS for 2025, 2024 and 2023:

	2025	2024	2023
Common shares outstanding	46,346	48,303	53,062
Unallocated ESOP shares	—	(18)	(196)
Non-vested restricted stock	(1,593)	(2,336)	(3,111)
Impact of weighted average shares	601	1,624	2,356
Weighted average shares outstanding - basic	45,354	47,573	52,111
Incremental shares from stock based compensation	1,331	2,095	2,501
Weighted average shares outstanding - diluted	46,685	49,668	54,612

Shares of the ESOP that have been allocated to employee accounts are treated as outstanding in determining earnings per share.

NOTE 16 – RELATED PARTIES

On February 20, 2024, Griffon entered into a stock purchase and cooperation agreement to repurchase, and repurchased, 1,500,000 shares of its common stock, par value $0.25 per share, beneficially owned by four separately managed accounts of which Voss Capital, LLC is the investment manager (the "Selling Shareholders"), in a private transaction. The purchase price per share was approximately $65.50, for an aggregate purchase price of $98,250. The Selling Shareholders are affiliates of Voss Capital, LLC. Travis W. Cocke, the Founder, Chief Investment Officer and Managing Member of Voss Capital, LLC, was formerly a member of the Board of Directors of the Company. Pursuant to the stock purchase and cooperation agreement, Mr. Cocke resigned as a member of the Board on February 20, 2024.

On September 5, 2023 Griffon entered into a stock purchase agreement to repurchase 400,000 shares of its common stock, par value $0.25 per share, beneficially owned by two separately managed accounts of which Voss Capital, LLC is the investment manager (the “Selling Shareholders”), in a private transaction to facilitate redemptions by investors in the Selling Shareholders. The purchase price per share was approximately $41.87, for an aggregate purchase price of $16,746. The Selling Shareholders are affiliates of Voss Capital, LLC. Travis W. Cocke, the Founder, Chief Investment Officer and Managing Member of Voss Capital, LLC, was formerly a member of the Board of Directors of the Company.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

NOTE 17 — REPORTABLE SEGMENT

Subsequent to the actions discussed in Note 1, Griffon now conducts its operations through one reportable segment, managed on a consolidated basis. Our current reporting units are Clopay and Hunter Fan. All prior period comparative information has been conformed to this reporting structure.

Griffon Corporation is a leading provider of residential and commercial building products. The Company is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Sectional garage doors for residential and commercial applications are sold under the brands Clopay, IDEAL, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the Clopay, Cornell, and Cookson brands. The Company is also a leading provider of residential, industrial, and commercial ceiling fans sold under the Hunter, Casablanca, and Jan Fan brands.

Griffon is organized based on the nature of products sold by the Company, its production and distribution mode, its internal management structure and information that is regularly provided to the Chief Operating Decision Maker ("CODM"), which is our Chief Executive Officer. The CODM reviews financial information presented on a consolidated basis when managing the operations of the Company for purposes of allocating resources and assessing performance, and measures performance using net income (loss). There are no other significant expense categories reviewed by the CODM, other than what is presented in the Consolidated Statement of Operations and depreciation and amortization expense, which is presented in the Consolidated Statement of Cash Flows.

Disaggregation of Revenue
Revenue from contracts with customers is disaggregated by end markets as it more accurately depicts the nature and amount of the Company’s revenue.

	For the Years Ended September 30,
	2025	2024	2023
Residential repair and remodel(1)	$956,653	$1,011,932	$1,009,702
Commercial	702,760	709,507	730,221
Residential new construction(1)	135,971	134,546	131,305
Total	$1,795,384	$1,855,985	$1,871,228
_____________________________________
(1) The breakout between residential new construction and residential repair and remodel contains certain management assumptions, such as customer and product type.

The Company’s revenue is concentrated primarily in the United States. Revenue generated from sales to customers in the United States accounts for approximately 95% of consolidated revenue for each of the years ended September 30, 2025, 2024, and 2023. In both 2025 and 2024, as a percentage of the Company's consolidated revenue, no customer exceeded 10%. In 2023, The Home Depot represented approximately 10% of consolidated revenue.
As of September 30, 2025 and September 30, 2024, the Company’s long-lived assets are concentrated primarily in the United States.
As the Company discloses one reportable segment, managed on a consolidated basis, net income is reported in the Consolidated Statements of Operations, assets are reported in the Consolidated Balance Sheets, and capital expenditures are reported in the Consolidated Statements of Cash Flows.
NOTE 18 – OTHER INCOME (EXPENSE)

For the years ended September 30, 2025, 2024 and 2023, Other income (expense) of $4,466, $989 and $1,831, respectively, includes $231, ($377) and $(249), respectively, of net currency exchange transaction gains (losses) from receivables and payables held in non-functional currencies, ($948), $148 and $469, respectively, of net gains (losses) on investments, and $3,848, $(662) and $(875), respectively, of net periodic benefit plan income (expense) For the year ended September 30, 2025, net periodic benefit plan income (expense) of $3,848 includes a gain of $4,621 associated with the termination of the Hunter Fan Pension Plan and a charge of $951 related to the establishment of a new retiree medical plan. Other income (expense) also includes royalty income of $2,201, $2,198 and $2,104 for the years ended September 30, 2025, 2024 and 2023, respectively.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

NOTE 19 - OTHER COMPREHENSIVE INCOME (LOSS)
The amounts recognized in other comprehensive income (loss) were as follows:

	Years Ended September 30,
	2025			2024			2023
	Pre-tax	Tax	Net of tax	Pre-tax	Tax	Net of tax	Pre-tax	Tax	Net of tax
Foreign currency translation adjustments	$(6,569)	$—	$(6,569)	$10,137	$—	$10,137	$8,447	$—	$8,447
Pension and other defined benefit plans	(10,584)	2,223	(8,361)	1,947	(409)	1,538	8,418	(1,784)	6,634
Cash flow hedge	1,477	(443)	1,034	444	(133)	311	(3,363)	1,010	(2,353)
Total other comprehensive income (loss)	$(15,676)	$1,780	$(13,896)	$12,528	$(542)	$11,986	$13,502	$(774)	$12,728

The components of Accumulated other comprehensive income (loss) are as follows:

	At September 30,
	2025	2024
Foreign currency translation	$(45,155)	$(38,586)
Pension and other defined benefit plans	(27,488)	(19,127)
Cash flow hedge	723	(311)
Total	$(71,920)	$(58,024)

Total comprehensive income (loss) were as follows:

	For the Years Ended September 30,
	2025	2024	2023
Net income	$51,110	$209,897	$77,617
Other comprehensive income (loss), net of taxes	(13,896)	11,986	12,728
Comprehensive income (loss)	$37,214	$221,883	$90,345

Amounts reclassified from accumulated other comprehensive income (loss) to income (loss) were as follows:

	For the Years Ended September 30,
Gain (Loss)	2025	2024	2023
Pension amortization	$(1,489)	$(464)	$(460)
Cash flow hedges	(974)	(1,936)	(2,313)
Total before tax	(2,463)	(2,400)	(2,773)
Tax	517	504	582
Net of tax	$(1,946)	$(1,896)	$(2,191)

NOTE 20 — LEASES

The Company recognizes right-of-use ("ROU") assets and lease liabilities on the balance sheet, with the exception of leases with a term of twelve months or less. The Company determines if an arrangement is a lease at inception. The ROU assets and short and long-term liabilities associated with our Operating leases are shown as separate line items on our Consolidated Balance Sheets. Finance leases are included in property, plant, and equipment, net, accrued liabilities, and other liabilities on our Consolidated Balance Sheets. The Company's finance leases are immaterial. ROU assets, along with any other related long-lived assets, are periodically evaluated for impairment.

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Lease payments primarily include rent and insurance costs (lease components). The Company's leases also include non-lease components such as real estate taxes and common-area maintenance costs. The Company elected the practical expedient to account for lease and non-lease components as a single component. In certain of the Company's leases, the non-lease components are variable and in accordance with the standard are therefore excluded from lease payments to determine the ROU asset. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. We use the implicit rate when readily determinable. Our determination of the lease term may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option.

For operating leases, fixed lease payments are recognized as operating lease cost on a straight-line basis over the lease term. For finance leases and impaired operating leases, the ROU asset is depreciated on a straight-line basis over the remaining lease term, along with recognition of interest expense associated with accretion of the lease liability. For leases with a lease term of 12 months or less (a "Short-term" lease), any fixed lease payments are recognized on a straight-line basis over such term, and are not recognized on the Consolidated Balance Sheets. Variable lease cost for both operating and finance leases, if any, is recognized as incurred. Components of operating lease costs are as follows:

	For the Year Ended September 30,
	2025	2024	2023
Fixed	$21,408	$19,960	$18,990
Variable (a), (b)	7,476	7,213	7,520
Short-term (b)	1,287	593	451
Total	$30,171	$27,766	$26,961
(a) Primarily related to common-area maintenance and property taxes.
(b) Not recorded on the balance sheet.

Supplemental cash flow information were as follows:

	For the Year Ended September 30,
	2025	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$18,412	$18,892	$16,835
Financing cash flows from finance leases	24	22	17
Total	$18,436	$18,914	$16,852

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

Supplemental Consolidated Balance Sheet information related to leases were as follows:

	As of September 30,
	2025	2024
Operating Leases:
Right of use assets:
Operating right-of-use assets	$53,041	$43,120

Lease Liabilities:
Current portion of operating lease liabilities	$15,473	$18,522
Long-term operating lease liabilities	40,453	27,291
Total operating lease liabilities	$55,926	$45,813

Finance Leases:
Right of use assets:
Property, plant and equipment, net(1)	$181	$466

Lease Liabilities:
Notes payable and current portion of long-term debt	$33	$80
Long-term debt, net	3	38
Total financing lease liabilities	$36	$118
(1) For the years ended September 30, 2025 and 2024, finance lease assets are recorded net of accumulated depreciation of $1,214 and $993, respectively.

The aggregate future maturities of lease payments for operating leases and finance leases as of September 30, 2025 are as follows (in thousands):

	Operating Leases	Finance Leases
2026	$18,616	$32
2027	17,311	5
2028	13,383	—
2029	10,035	—
2030	7,086	—
Thereafter	6,584	—
Total lease payments	73,015	37
Less: imputed interest	(17,089)	(1)
Present value of lease liabilities	$55,926	$36

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

Average lease terms and discount rates were as follows:

	As of September 30,
	2025	2024
Weighted-average remaining lease term (years)
Operating Leases	4.3	3.2
Finance Leases	1.2	2.2

Weighted-average discount rate
Operating Leases	6.15%	6.15%
Finance Leases	7.29%	7.29%

NOTE 21 - SUBSEQUENT EVENTS (UNAUDITED)
Discontinued Operations

As a result of the strategic actions announced on February 5, 2026, AMES’ U.S., Canada, Australia, and U.K. operations have been reported as discontinued operations in the Consolidated Statements of Operations for all periods presented. Except for certain U.K. assets and liabilities not held for sale, we classified the assets and liabilities associated with the AMES' U.S., Canada, Australia, and U.K. discontinued operations as held for sale in the Consolidated Balance Sheets. As of March 31, 2026, the Company ceased its AMES U.K. operations and is currently in the process of liquidating its remaining assets and settling its remaining liabilities. The U.K. assets classified as held for sale relate to inventory and property, plant and equipment that will be sold in liquidation. In accordance with accounting guidelines, depreciation and amortization and ROU asset amortization for AMES' North America and Australia operations ceased from the time they were classified as a discontinued operation in the second fiscal quarter of 2026 and depreciation and amortization for AMES UK ceased as of March 31, 2026 the date operations ended. See Note 7, Discontinued Operations for additional information.

On June 9, 2026, Griffon completed the closing of Veritage. As a result of the transaction, the Company recognized a loss of $26,603, including costs to sell. Griffon recorded $8,945 of legal, consulting and retention costs related to the sale of the AMES North America businesses to the joint venture.

On July 31, 2026, Griffon completed the closing of the Australasia joint venture. Based on the carrying value of AMES Australasia as of June 30, 2026, the estimated gain is approximately $123,000 ($112,000, net of tax). The Company will finalize and record the gain in its fourth quarter of 2026.

Veritage and the Australasia joint ventures are related parties of the Company.

As of March 31, 2026, the Company ceased business operations of the AMES Companies in the U.K. and recorded charges totaling $25,913 consisting of non-cash asset impairment charges of $19,867 and cash charges related to personnel-related costs and vendor agreement terminations of $6,046. Non-cash asset impairment charges of $19,867 related to intangible asset impairments of $6,609, and inventory and fixed asset write-down charges of $5,925 and $7,333, respectively, that have no recoverable value.

In connection with the completion of the formation of Veritage and termination of AMES U.K. operations, the Company recorded a total tax benefit of $4,092 for the nine months ended June 30, 2026.

Financial instruments

In connection with the sale of Griffon’s AMES North America business and the Company's equity method investment in Veritage, Griffon provided seller financing consisting of two second-lien PIK debt receivables with an aggregate principal amount of $161,100 at a fixed annual rate of 10% PIK interest, which capitalizes quarterly. The second lien debt matures on December 9, 2029.

In connection with the AMES Australasia transaction, Griffon entered into a foreign currency forward contract to mitigate the risk of depreciation in the Australian Dollar denominated proceeds. At June 30, 2026, Griffon had a $290,000 Australian Dollar forward contract at a rate of $0.70 which qualified for hedge accounting (Level 2 inputs). On July 31, 2026 Griffon completed the previously announced formation of a joint venture for it's AMES Australasia business. In connection with the completion,

GRIFFON CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(US dollars and non-US currencies in thousands, except per share data)

Griffon settled the aforementioned forward contract, and gains of $2,795 will be recognized in the Consolidated Statements of Operations during Griffon's fiscal 2026 fourth quarter. Furthermore, Griffon provided seller financing consisting of a PIK note receivable of AUD $69,300 (approximately USD $48,593), which accrues interest at an annual interest rate of 10% and matures 6 years from the issuance date (or if the term of Australasia joint venture senior debt facility is extended, then one year after the expiration of such senior debt facility, but in no event later than 10 years from the issuance date of the PIK note), at which time principal plus accrued interest is due.

Stockholders' equity and equity compensation

Subsequent to September 30, 2025, the Company paid three quarterly cash dividends of $0.22 per share. On August 4, 2026, the Board of Directors declared a quarterly cash dividend of $0.22 per share, payable on September 16, 2026 to shareholders of record as of the close of business on August 31, 2026.

During the second quarter of 2026, Griffon granted 13,400 shares of restricted stock to non-employee directors of Griffon with a vesting period of one year and a fair value of $1,200, or a weighted average fair value of $89.52 per share. During the third quarter of 2026, Griffon granted 5,401 shares of restricted stock to one non NEO executive with a vesting period of sixty months and a total fair value of $500, or a weighted average fair value of $92.58 per share. As of June 30, 2026, there were 1,314,412 shares available for grant.

Subsequent to September 30, 2026, share repurchases totaled 1,476,676 shares of common stock for $120,732 or an average of $81.80 per share as of July 31, 2026. This excludes excise taxes incurred for share repurchases of $1,207 for the ten months ended July 31, 2026. As of July 31, 2026, $177,281 remains available under Griffon's Board authorized repurchase program.

Long-term Debt

Subsequent to September 30, 2025, the Company made quarterly principal repayments of $2,000, totaling $6,000 and voluntarily prepaid the remaining outstanding balance of $443,000 under the Term Loan B. In connection with the prepayment, the Company wrote off the unamortized debt issuance costs and original issue discount of $3,268 and $361, respectively.

Legal Matters

Griffon recently received an information request from the EPA in connection with the Historic Potteries site in East Trenton, New Jersey, which was added to the EPA’s National Priorities List in July 2025. The request seeks information with respect to operations conducted by another Lightron business that engaged in industrial activities, such as the manufacture of lamps and shades, in Trenton, New Jersey in the 1960s and 1970s. Refer to Note 14, Commitments and Contingencies for additional information.

Lightron has not engaged in any operations in over three decades. Griffon does not acknowledge any responsibility to perform any investigation or remediation at the Trenton site.

*****

SCHEDULE II

GRIFFON CORPORATION

VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended September 30, 2025, 2024 and 2023
(in thousands)

Description	Balance at Beginning of Year	Additions	Reductions	Other	Balance at End of Year
FOR THE YEAR ENDED SEPTEMBER 30, 2025
Allowance for credit losses	$6,223	$(473)	$(888)	$779	$5,641

Inventory valuation	$9,280	$1,681	$(1,051)	$154	$10,064

Deferred tax valuation allowance	$26,989	$3,714	$—	$—	$30,703

FOR THE YEAR ENDED SEPTEMBER 30, 2024
Allowance for credit losses	$6,279	$188	$(525)	$281	$6,223

Inventory valuation	$9,648	$—	$(696)	$328	$9,280

Deferred tax valuation allowance	$17,992	$8,997	$—	$—	$26,989

FOR THE YEAR ENDED SEPTEMBER 30, 2023
Allowance for credit losses	$7,311	$625	$(1,522)	$(135)	$6,279

Inventory valuation	$7,493	$2,155	$—	$—	$9,648

Deferred tax valuation allowance	$13,490	$4,502	$—	$—	$17,992